Filed Pursuant to Rule 433

Registration Statement No. 333-235793

Issuer Free Writing Prospectus

Supplementing the Preliminary Prospectus Supplement

dated August 29, 2022

TELLURIAN INC.

Units, with Each Unit Consisting of

$1,000 Principal Amount of 11.25% Senior Secured Notes due 2027 and

75 Warrants, Each of which Entitles the Holder to Purchase One Share of Common Stock

Supplemental Disclosure Document

September 16, 2022

This supplemental disclosure document is qualified in its entirety by reference to the Preliminary Prospectus Supplement, dated August 29, 2022 (the “Preliminary Prospectus Supplement”). The information in this document supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Specifically, this document provides:

•	a summary of the principal proposed terms of the offering described in the Preliminary Prospectus Supplement, revised to reflect discussions with the beneficial owner of our 6.00% Senior Secured Convertible Notes due 2025 (the “Convertible Notes”) and discussions with certain prospective investors in the offering (the “Revised Offering”);

•	a capitalization table reflecting the terms of the Revised Offering;

•	the following documents:

o	a revised “Description of Notes” section marked to show changes from the version included in the Preliminary Prospectus Supplement (see Exhibit A hereto);

o	a form of third supplemental indenture (the “Third Supplemental Convertible Notes Indenture”) effecting changes to the terms of the Convertible Notes marked against a conformed version of the first and second supplemental indentures which currently govern those notes (see Exhibit B hereto); and

o	a form of transaction agreement (the “Transaction Agreement”) between us and the sole beneficial owner of the Convertible Notes, pursuant to which, effective simultaneously with the closing of the Revised Offering, we will effect a partial redemption of the Convertible Notes for a combination of cash and shares of our common stock and implement changes to the terms of the Convertible Notes by entering into the Third Supplemental Convertible Notes Indenture (see Exhibit C hereto).

Terms used and not defined herein have the meanings assigned thereto in the Preliminary Prospectus Supplement.

SUMMARY OF TERMS OF THE REVISED OFFERING

Issuer	Tellurian Inc.

The Units

Units	units, with each unit consisting of $1,000 principal amount of our 11.25% Senior Secured Notes due 2027 and 75 warrants, each of which entitles the holder thereof to purchase one share of our common stock, subject to adjustment as described in the Preliminary Prospectus Supplement.

Offering Price	$ per unit.

The Notes

Interest Rate	11.25% per annum.

Interest Payment Dates	and , commencing on , 2023.

Maturity Date	, 2027.

Security/Collateral

Our obligations under the notes will be secured by a pledge of the equity interests in our indirect wholly owned subsidiaries Tellurian Production Holdings LLC, which owns, directly or indirectly, all of our upstream oil and gas assets (“Tellurian Production Holdings”), and Driftwood LNG Holdings LLC, which owns, directly or indirectly, the assets relating to the Driftwood Project (“Driftwood Holdings”).

There will be a negative pledge on the assets of Tellurian Production Holdings and its subsidiaries as well as on the capital stock of Tellurian Production Holdings’ subsidiaries.

Ranking	The notes will be our senior secured obligations and will rank equally in right of payment with all of our other senior indebtedness and senior in right of payment to any of our indebtedness that is expressly subordinated to the notes; provided that the notes will be effectively senior to any of our other indebtedness to the extent of the value of the pledge of the equity interests in Tellurian Production Holdings and Driftwood Holdings. The notes will be effectively junior in right of payment to any indebtedness that is secured by assets other than the collateral for the notes to the extent of the value of the assets securing such indebtedness and structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, including any future debt or project financing for the Driftwood Project. As of the date of this document, our only outstanding senior unsecured indebtedness is our approximately $57.7 million of 8.25% Senior Notes due 2028 and our only outstanding senior secured indebtedness is our approximately $500 million of Convertible Notes, which are currently secured by a pledge of the equity interests in our subsidiary Tellurian Production Holdings. This pledge will be released at the closing of the Revised Offering pursuant to the terms of the Transaction Agreement and the Third Supplemental Convertible Notes Indenture.

Optional Redemption

At any time prior to                , 2025, we may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture with an amount of cash not greater than the net cash proceeds of certain equity offerings at a redemption price equal to 111.25% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if any, if at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately after such redemption and the redemption occurs within 180 days of the closing date of such equity offering.

At any time prior to                , 2025, we may, on any one or more occasions, redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of the notes redeemed, plus a “make-whole” premium and any accrued and unpaid interest to the date of redemption.

On and after                , 2025, we may redeem the notes, in whole or in part, at the redemption prices set forth under “Description of Notes—Optional Redemption” in Exhibit A.

The notes will not be redeemable at our option prior to their separation from the units.

Change of Control Triggering Events

If we experience certain kinds of change of control at the Tellurian Inc. level accompanied, in certain instances, by a rating decline, each holder of the notes may require us to repurchase all or a portion of its notes for cash at a price equal to 101% of the aggregate principal amount of such notes, plus any accrued and unpaid interest, if any, to the date of repurchase.

If there is a change of control at the Driftwood Project level (which does not need to be accompanied by any rating decline), each holder of the notes may require us to repurchase all or a portion of our notes for cash at a price equal to 101% of the aggregate principal amount of such notes, plus any accrued and unpaid interest, to the date of repurchase.

See “Description of Notes—Repurchase at the Option of Holders—Change of Control” in Exhibit A.

Interest Reserve	We will establish an interest reserve equal to one year (12 months) of interest payments on the notes. This interest reserve may be used to make the first two semi-annual interest payments on the notes.

Certain Covenants	The indenture governing the notes will contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

	•	incur additional indebtedness;

	•	incur liens;

	•	make certain investments;

	•	enter into transactions with affiliates;

	•	sell assets;

	•	make restricted payments;

	•	restrict dividends or other payments that can be made by our subsidiaries; and

	•	amalgamate, merge, consolidate or sell all or substantially all of our assets and the assets of our restricted subsidiaries on a consolidated basis.

These covenants are subject to important exceptions and qualifications. See “Description of Notes—Certain Covenants” and “Description of Notes—Repurchase at the Option of Holders—Asset Sales” in Exhibit A.

So long as any notes are outstanding, we will not issue any of our common stock, or securities convertible or exchangeable into our common stock, as part of a Qualified Driftwood Financing (as described below), provided that we may issue such securities in transactions separate from any Qualified Driftwood Financing.

Matching of Terms	If at any time any Qualified Driftwood Financing (generally defined as debt for borrowed money of Driftwood Holdings or any of its subsidiaries or disqualified stock of Driftwood Holdings or any of its subsidiaries with mandatory redemptions or similar features) is consummated with an all-in yield (or preferred return) that exceeds 12.50% per annum (the “Threshold Rate”), then we will pay additional cash interest on the notes in an amount equal to the difference of the all-in yield of such Qualified Driftwood Financing in excess of the Threshold Rate.

The Warrants	The warrants will have an exercise price of $ per share (which is equal to 120% of the trailing 30-day volume-weighted average price of our common stock as of the date of pricing of the Revised Offering), will be exercisable immediately upon detachment from the units and will expire five years from the date of issuance. The exercise price of the warrants will be subject to certain customary anti-dilution adjustments.

It is expected that certain changes will be made to the warrant agreement governing the warrants to facilitate their separation from the units.

Shares of Common Stock Issuable upon Exercise of the Warrants	An aggregate of shares of our common stock, subject to customary adjustments upon the split or combination of our common stock and certain similar and other events.

The Offering Generally

Absence of Established Market for the Units, Notes or Warrants	There is presently no public market for the units, notes or warrants. Neither the units nor the notes will be listed for trading on any national securities exchange. We have applied to list the warrants being offered in the Revised Offering on the NYSE American; however, the warrants may not be traded separately from the notes until approximately the 60th day following the date of this prospectus supplement. Accordingly, until such date, the securities sold in the Revised Offering may be traded only as units.

Use of Proceeds	We intend to use a portion of the net proceeds from the Revised Offering to establish the interest reserve reference above, with remaining proceeds to be contributed to the Driftwood Project entities to support the construction of the Driftwood Project.

Amendments to the Terms of the Convertible Notes

In connection with the Revised Offering, we expect to enter into the Transaction Agreement with the sole beneficial owner of our Convertible Notes pursuant to which we will amend the terms of the Convertible Notes as provided for in the Third Supplemental Convertible Notes Indenture. The principal changes to the terms of the Convertible Notes will be the following:

Release of Collateral	The Convertible Notes will no longer be secured by a pledge of the equity interests in Tellurian Production Holdings and will be senior unsecured obligations of the Company.

Partial Redemption	Concurrent with the closing of the Revised Offering, the Company will redeem 50% of the outstanding principal amount of the Convertible Notes, together with a 20% redemption premium, for an aggregate payment of $300.0 million, a portion of which will be paid in up to 25,000,000 shares of our common stock.

Adjustment of Conversion Price	The conversion price of the Convertible Notes will be adjusted to an amount to be determined based on a premium to the trading price of our common stock, not to exceed $5.00 per share.

Adjustment of Redemption Right	The right of the holder of the Convertible Notes to cause the Company to redeem the Convertible Notes on each of May 1, 2023 and May 1, 2024 will be adjusted such that the amount of the redemption on each such date will be changed from 33% of the original face value of the Convertible Notes to 50% of the outstanding principal amount after the partial redemption described above, and the redemption price of any such redemptions will be increased from the principal amount of the redeemed Convertible Notes to 120% of such amount.

No Forced Conversions	The provision of the indenture governing the Convertible Notes providing for an automatic conversion of the Convertible Notes if the trading price of our common stock closes above 200% of the conversion price of the Convertible Notes for 20 consecutive trading days and certain other conditions are satisfied will be removed.

Payment at Maturity	The payment to be made by us at the maturity of the Convertible Notes will be increased from the then-outstanding principal amount to 120% of such amount.

Fundamental Change Repurchase Events	In addition to the existing Fundamental Change Repurchase Right of the holders, a provision will be added whereby if there is a change of control at the Driftwood Project level, the holder of the Convertible Notes may require us to repurchase all or a portion of the Convertible Notes for cash at a price equal to 101% of the aggregate principal amount of the Convertible Notes, plus any accrued and unpaid interest, to the date of repurchase.

The foregoing summary of the terms of the Revised Offering (including the principal changes to the terms of the Convertible Notes) is not complete and is qualified in its entirety by reference to the full text of Exhibits A, B and C hereto.

CAPITALIZATION

The following table sets forth our capitalization and cash position as of June 30, 2022 on:

•	an actual basis;

•	an as-adjusted basis to give effect to the redemption by us of 50% of the outstanding principal amount of the Convertible Notes, together with a 20% redemption premium, for an aggregate payment of $300.0 million, a portion of which will be paid in shares of our common stock; and

•	a pro forma as-further-adjusted basis to give effect to the issuance and sale of the units in the Revised Offering, assuming the Revised Offering is fully subscribed and the net proceeds are initially held as cash and cash equivalents, pending their use as described in “Use of Proceeds” in Exhibit A.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and the accompanying notes, incorporated by reference into the Preliminary Prospectus Supplement and the accompanying prospectus and “Use of Proceeds” in Exhibit A.

	As of June 30, 2022
($ in thousands)	Actual	As Adjusted		Pro Forma As Further Adjusted
	(unaudited)	(unaudited)		(unaudited)
Cash, cash equivalents and restricted cash	$851,404	$		$

Debt:
8.25% Senior Notes due 2028 (1)	54,932		54,932	54,932
6.00% Senior Secured Convertible Notes due 2025 (1)	488,988		294,494
Notes offered hereby	—
Total debt	$543,920	$		$

Stockholders’ equity	653,734

Total capitalization	$1,197,654	$		$

(1)	Amounts as of June 30, 2022 presented are net of unamortized deferred financing costs of approximately $2.7 million for the 8.25% Senior Notes due 2028 and approximately $11.0 million for the Convertible Notes. Including unamortized deferred financing costs, approximately $166.7 million of the outstanding amount of the Convertible Notes is current as of that date and approximately $333.3 million of such amount is non-current.

* * * * *

This communication is intended for the sole use of the person to whom it is provided by the issuer.

The issuer has filed an automatic shelf registration statement (including a base prospectus dated April 28, 2020) and Preliminary Prospectus Supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request them from B. Riley Securities, Inc. by calling (703) 312-9580 or by emailing prospectuses@brileyfin.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

Exhibit A

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description of notes, “Company” refers solely to Tellurian Inc., and not any of its Affiliates or any of its Subsidiaries.

Capitalized terms used within this description that are not defined herein have the meaning given to them elsewhere in the prospectus supplement of which this description forms a part.

The Company will issue $      million aggregate principal amount of 11.25% senior secured notes due 2027 (the “notes”) under an indenture (the “base indenture”), dated as of June 3, 2022, by and between the Company and Wilmington Trust, National Association, as trustee (in such capacity, the “trustee”) and a ~~third~~fourth supplemental indenture (the “supplemental indenture” and, together with the base indenture, the “indenture”) to be entered into at the closing of this offering between the Company and Wilmington Trust, National Association, as trustee and collateral agent (in such capacity, the “Collateral Agent”). At the closing of this offering, Tellurian Investments LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (together with its successors and permitted assigns, the “Pledgor”), and the Collateral Agent will enter into a pledge agreement (or any new pledge agreement with the Collateral Agent substantially in the form of the Pledge Agreement, the “Pledge Agreement”) that will provide for first-priority Liens (subject to certain Permitted Liens) on all of the equity interests held by the Pledgor in (i) Driftwood LNG Holdings LLC, a Delaware limited liability company (“DriftwoodCo”), and (ii) Tellurian Production Holdings LLC, a Delaware limited liability company (“ProductionCo”), and all of the rights of the Pledgor arising out of or relating to such equity interests (such equity interests, the “Collateral”).

The following description is a summary of the material provisions of the indenture and the Pledge Agreement. It does not restate those agreements in their entirety. The indenture is governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. We urge you to read the indenture and the Pledge Agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the Pledge Agreement are available as set forth below under “— Additional Information.” Unless otherwise provided herein, certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

Brief Description of the Notes

The Notes

The notes will be general senior obligations of the Company secured by first-priority Liens on the Collateral and will rank:

•  equal in right of payment to all existing and future Indebtedness of the Company that is not Subordinated Indebtedness;

•  structurally junior to all existing and future Indebtedness and other liabilities and commitments of any existing and future Subsidiaries that do not guarantee the notes;

•  senior in right of payment to any future subordinated Indebtedness of the Company; and

•  effectively junior to our existing and future Indebtedness secured by Liens on assets that do not constitute a part of the Collateral, to the extent of the value of such assets.

On the Issue Date, the notes will not be guaranteed.

As of the Issue Date, all of the Company’s Subsidiaries will be “Restricted Subsidiaries.” In addition, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” The Company’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. In the event of a bankruptcy, liquidation or reorganization of any Unrestricted Subsidiary, such Unrestricted Subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to the Company.

Principal, Maturity and Interest

The Company will issue $      million in aggregate principal amount of the notes in this offering. The Company may not issue additional notes under the indenture after this offering.

The Company will issue notes in denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The notes will mature on           , 2027 (the “Maturity Date”). Interest on the notes will accrue at the rate of 11.25% per annum. Interest on the notes will be payable semiannually in arrears on           and           , commencing on           , 2023. The Company will make each interest payment to the holders of record on the immediately preceding           and           . If a payment date falls on a day that is not a Business Day, the payment to be made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue as a result of such delayed payment. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

In the event that any Qualified Driftwood Financing is consummated with an All-In Yield (as defined below) that exceeds 12.50% per annum (the “Threshold Rate”), then the interest rate of the notes will increase by an amount equal to the difference of the All-In Yield of such Qualified Driftwood Financing in excess of the Threshold Rate. Such increased interest rate will remain in effect until the Maturity Date. Interest will accrue at the increased rate from the date of consummation of the applicable Qualified Driftwood Financing. Upon the consummation of such Qualified Driftwood Financing, the Company shall provide written notice to the holders (with a copy to the Trustee), specifying the interest rate increase. The Trustee shall have no duty to monitor or inquire as to whether the interest rate has been increased.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar for the notes. The Company may change the paying agent or registrar for the notes without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar for the notes.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any note selected for redemption. Also, the Company will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or between a record date and the next succeeding interest payment date.

Security for the Notes

Collateral

On the Issue Date, the Pledgor and the Collateral Agent will enter into the Pledge Agreement, which will provide for first-priority Liens (subject to certain Permitted Liens) on all of the equity interests held by the Pledgor in DriftwoodCo and ProductionCo. We expect to take steps to perfect the Liens thereunder on the Issue Date or as promptly as practicable thereafter. The indenture will contain provisions that prohibit the Company from incurring additional Indebtedness in the future that could be secured by Liens sharing in all or part of the Collateral.

Pledge Agreement

So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions set forth in the Pledge Agreement, the Pledgor (i) will be entitled to exercise, directly or indirectly, any voting and/or other consensual rights and powers inuring to an owner of the Collateral and (ii) will be entitled to receive and retain any and all “Proceeds” (as defined in the Pledge Agreement) paid on or distributed in respect of the Collateral to the extent allowed by the indenture. Upon the occurrence and during the continuance of an Event of Default, and subject to certain terms and conditions set forth in the Pledge Agreement, and as further described in the following paragraph:

~~(~~1~~)~~.	all of the rights of the Pledgor to exercise the voting and consensual rights and powers described in clause (i) above shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; and

~~(~~2~~)~~.	subject to the mandatory requirements of applicable law and the terms and conditions set forth in the Pledge Agreement, the Collateral Agent may sell or otherwise dispose of all or any part of the Collateral.

During the continuance of an Event of Default, the Collateral Agent’s enforcement of the security interest on the Collateral granted to it pursuant to the Pledge Agreement should be made in accordance with applicable law and, to the extent permitted by applicable law, as determined by the Collateral Agent, in accordance with the terms and conditions set forth in the indenture and the Pledge Agreement and with applicable governmental requirements, including any required regulatory approvals. If applicable, the Collateral Agent should distribute the proceeds from any collection or sale of the Collateral to be applied to the payment of the notes in accordance with the terms of the indenture and the Pledge Agreement.

None of the Collateral has been appraised in connection with the offering of the notes. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay our obligations under the notes. Accordingly, there can be no assurance that proceeds from any sale of the Collateral pursuant to the indenture and the Pledge Agreement during the continuance of an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due under the notes.

If the proceeds of any sale of the Collateral are not sufficient to repay all amounts due on the notes and any other obligations secured by the Pledge Agreement, the holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Company. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation.

Issuances of Equity Interests of ProductionCo and Transfers of Equity Interests of DriftwoodCo and ProductionCo

ProductionCo shall not issue Equity Interests or any securities convertible or exchangeable into Equity Interests of ProductionCo, unless the same are pledged as Collateral pursuant to the Pledge Agreement.

Furthermore, the Pledgor shall not transfer all or any portion of (i) DriftwoodCo’s Equity Interests or securities convertible or exchangeable into Equity Interests of DriftwoodCo or (ii) ProductionCo’s Equity Interests or securities convertible or exchangeable into Equity Interests of ProductionCo to any Person, unless, in each case, such transferee Person is the Company or a Wholly Owned Subsidiary of the Company (other than a Driftwood Company) and such transferee Person becomes a party to or the successor or assign under the Pledge Agreement or such transferee enters into a new pledge agreement with the Collateral Agent substantially in the form of the Pledge Agreement with respect to the transferred Collateral, which shall constitute the Pledge Agreement.

Release of Collateral

The Company and the Pledgor will be entitled to releases of the assets included in the Collateral from the security interest granted pursuant to the Pledge Agreement under any one or more of the following circumstances:

~~(~~1~~)~~.	to enable the disposition of such assets to the Company or a ~~wholly-owned~~Wholly Owned ~~s~~Subsidiary of the Company, in each case, pursuant to a transaction permitted by the indenture;

~~(~~2~~)~~.	as described by the provisions of the indenture described under the caption “— Repurchase at the Option of Holders — Asset Sales” below; or

~~(~~3~~)~~.	as described under “— Amendment, Supplement and Waiver” below.

The notes will cease to have a security interest in the Collateral upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the notes and all other obligations under the indenture and the Pledge Agreement that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid or (ii) a legal defeasance or covenant defeasance under the indenture as described below under “— Legal Defeasance and Covenant Defeasance” or a discharge of the indenture as described under “— Satisfaction and Discharge.”

In the event that the Company and Pledgor are entitled to a release of Collateral as set forth above, and the Company requests, pursuant to an officer’s certificate and opinion of counsel confirming that all conditions precedent under the indenture and under the Pledge Agreement to the release of such Collateral have been met, that (i) the Collateral Agent furnish a written disclaimer, release or quit-claim of any interest in such property under the indenture and under the Pledge Agreement, or, (ii) to the extent applicable to such Collateral, the Collateral Agent take any action that is necessary or reasonably requested by the Company in writing (in each case at the expense of the Company) to release and reconvey, without recourse, such Collateral, the Collateral Agent shall execute, acknowledge (without any recourse, representation and warranty) and deliver to the Company or such Pledgor (in the form prepared by the Company at the Company’s sole expense) such an instrument (in form and substance reasonably satisfactory to the Collateral Agent) promptly or take such other action so requested after satisfaction of the conditions set forth herein for delivery of any such release.

Optional Redemption

At any time prior to           , 2025, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture, upon notice as provided in the indenture, at a redemption price equal to 111.25% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption (subject to the rights of holders of the notes on the relevant record date to receive interest on the relevant interest payment date), with an amount of cash not greater than the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued on the date of the indenture (excluding notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days after the date of the closing of such Equity Offering.

At any time prior to           , 2025, the Company may, on any one or more occasions, redeem all or a part of the notes, upon notice as provided in the indenture, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption, subject, in the case of a redemption occurring after a regular record date and before an interest payment date, to the rights of holders of the notes on the regular record date to receive interest due on the relevant interest payment date.

On or after           , 2025, the Company may on any one or more occasions redeem all or a part of the notes, upon notice as provided in the indenture, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed, to, but not including, the applicable date of redemption, if redeemed during the twelve-month period beginning on           of the years indicated below, subject, in the case of a redemption occurring after a regular record date and before an interest payment date, to the rights of holders of the notes on the regular record date to receive interest on the relevant interest payment date:

Percentage
2025	105.625%
2026 and thereafter	102.000%

Notwithstanding the foregoing, in connection with any tender offer for the notes that is a Change of Control Offer or Asset Sale Offer, if holders of not less than 90% in aggregate principal amount of the then-outstanding notes validly tender and do not validly withdraw such notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the notes validly tendered and not validly withdrawn by such holders, the Company or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other holder of notes (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

Notice of redemption will be provided as set forth under “— Selection and Notice” below.

Notice of any redemption of the notes may, at the Company’s discretion, be given prior to the completion of a transaction (including an Equity Offering, the incurrence of Indebtedness, a Change of Control or other transaction), and any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition and, if applicable, shall state that, at the Company’s discretion, the date of redemption may be delayed until such time as any or all such conditions shall be satisfied or waived (provided that in no event shall such date of redemption be delayed to a date later than 60 days after the date on which such initial notice was sent), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of redemption, or by the date of redemption as so delayed. The Company shall provide written notice of the delay of such date of redemption or the rescission of such notice of redemption to the trustee and holders no later than the date of redemption. Upon receipt of such notice of the delay of such date of redemption or the rescission of such notice of redemption, such date of redemption shall be automatically delayed or such notice of redemption shall be automatically rescinded, as applicable, and the redemption of the notes shall be automatically delayed or rescinded and canceled, as applicable, as provided in such notice. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

If the optional redemption date is on or after a record date and on or before the corresponding interest payment date, the accrued and unpaid interest to, but excluding, the redemption date will be paid on the redemption date to the holder in whose name the note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to holders whose notes will be subject to redemption by the Company.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date, subject to the satisfaction or waiver of any conditions to redemption specified in the related redemption notice.

Except pursuant to the preceding paragraphs and the final paragraph under “— Repurchase at the Option of Holders — Change of Control,” the notes will not be redeemable at the Company’s option prior to           , 2025. Furthermore, the notes will not be redeemable at the Company’s option prior to their separation from the units. The Company is not, however, prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the indenture.

No Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice

If fewer than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis or by lot (or, in the case of notes issued in global form as discussed under “— Book-Entry, Delivery and Form,” based on a method as DTC or its nominee or successor may require) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail (or sent electronically if DTC is the recipient) at least 10 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture with respect to the notes.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in a principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption without condition will become due on the date fixed for redemption. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs with respect to the notes, each holder of notes will have the right, except as provided below, to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer to make a cash payment (a “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase (the “Change of Control Purchase Date”), subject, in the case of a repurchase occurring after a regular record date and before an interest payment date, to the rights of the holders of the notes on the regular record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will send a notice to each holder (with a copy to the trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes properly tendered prior to the expiration date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

Promptly following the expiration of the Change of Control Offer with respect to the notes, the Company will, to the extent lawful, accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer. Promptly after such acceptance, the Company will, on the Change of Control Purchase Date:

(1)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(2)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. The Company will announce to the holders of the notes the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable, except as described in the following paragraph. Except as described above with respect to a Change of Control, the indenture will not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer with respect to the notes in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, (2) a notice of redemption of all outstanding notes has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price, or (3) in connection with or in contemplation of any Change of Control, the Company has made an offer to purchase (an “Alternate Offer”) any and all notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all notes properly tendered in accordance with the terms of the Alternate Offer. Notwithstanding anything to the contrary contained in the indenture, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer or Alternate Offer is made. The settlement date of any such Change of Control Offer or Alternate Offer made in advance of a Change of Control may be changed to conform to the actual closing date of such Change of Control; provided that such settlement date is not earlier than 30 days nor later than 60 days from the date the Change of Control Offer notice is sent as described in the first paragraph of this section.

The definition of Change of Control includes ~~a~~ phrases relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of (i) the Company and its Subsidiaries taken as a whole and (ii) DriftwoodCo and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of (i) the Company and its Subsidiaries taken as a whole or (ii) DriftwoodCo and its Subsidiaries taken as a whole to another Person or group may be uncertain.

In the event that holders of not less than 90% in aggregate principal amount of the then-outstanding notes accept a Change of Control Offer or Alternate Offer and the Company (or any third party making such Change of Control Offer or Alternate Offer in lieu of the Company as described above) purchases all of the notes held by such holders, the Company will have the right, upon not less than 30 nor more than 60 days prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer or Alternate Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the notes that remain outstanding, to the date of redemption (subject to the rights of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the aggregate consideration received in the Asset Sale by the Company or a Restricted Subsidiary and all other Asset Sales consummated since the Issue Date is in the form of cash or Cash Equivalents or any combination thereof.

For purposes of this clause (2), each of the following will be deemed to be cash:

(a) the amount (without duplication) of any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or such Restricted Subsidiary from or indemnifies the Company or such Restricted Subsidiary against further liability;

(b) with respect to any Asset Sale of oil and natural gas properties by the Company or any Restricted Subsidiary where the Company or such Restricted Subsidiary retains an interest in such property, the costs and expenses of the Company or such Restricted Subsidiary related to the exploration, development, completion or production of such properties and activities related thereto which the transferee (or an Affiliate thereof) agrees to pay;

(c) any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that is within 180 days of the Asset Sale, repaid, converted into or sold or otherwise disposed of by the Company or such Restricted Subsidiary for cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(d) any Capital Stock or assets of the kind referred to in clause (2) or (4) of the next paragraph; and

(e) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (e), not to exceed $25.0 million, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply such Net Proceeds at its option to any combination of the following:

(1) to repay, repurchase or redeem any Indebtedness of the Company or a Restricted Subsidiary of the Company, other than (i) Subordinated Indebtedness, (ii) Capital Stock or (iii) Indebtedness owed to an Affiliate of the Company;

(2) to acquire all or substantially all of the assets, or any Capital Stock, of one or more other Persons primarily engaged in the Oil and Gas Business if, after giving effect to any such acquisition of Capital Stock, such Person becomes a Restricted Subsidiary of the Company;

(3) to make capital expenditures in respect of the Company’s or any Restricted Subsidiaries’ Oil and Gas Business and any capital expenditures by any Driftwood Company in respect of any Driftwood Project; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in the Oil and Gas Business or, in the case of any Driftwood Company, that are used or useful for any Driftwood Project, provided that the assets acquired (including Equity Interests) with the Net Proceeds of an Asset Sale of Collateral are pledged as Collateral under the Pledge Agreement and in accordance with the indenture promptly following such acquisition.

The requirement of clause (2) or (4) of the immediately preceding paragraph shall be deemed to be satisfied if a bona fide binding contract committing to make the investment, acquisition or expenditure referred to therein is entered into by the Company or any of its Restricted Subsidiaries with a Person other than an Affiliate of the Company within the time period specified in the preceding paragraph, and such Net Proceeds are subsequently applied in accordance with such contract within 180 days following the date such agreement is entered into.

Pending the final application of any Net Proceeds, the Company (or any Restricted Subsidiary, as the case may be) may invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this section will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within five days thereof, the Company will make an offer (an “Asset Sale Offer”) to all holders of the notes and all holders of other Indebtedness of the Company that is not Subordinated Indebtedness (“pari passu Indebtedness”) containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem such pari passu Indebtedness with the proceeds of sales of assets to purchase, prepay or redeem on a pro rata basis (based on the principal amount of notes and pari passu Indebtedness (or, in the case of pari passu Indebtedness issued with significant original issue discount, based on the accreted value thereof) tendered), the maximum principal amount of notes and such other pari passu Indebtedness (plus all accrued interest on the pari passu Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the notes and other pari passu Indebtedness to be purchased (or the lesser amount required under the agreements governing such other pari passu Indebtedness), plus accrued and unpaid interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds allocated to the purchase of notes, the trustee will select the notes to be purchased on a pro rata basis (except that any notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the trustee, a method that most nearly approximates pro rata selection as the trustee deems fair and appropriate unless otherwise required by law), based on the amounts tendered (with such adjustments as may be deemed appropriate by the Company so that only notes in denominations of $1,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. The Company may satisfy the foregoing obligations with respect to Excess Proceeds by making an Asset Sale Offer prior to the expiration of the relevant 365 day period or with respect to Excess Proceeds of $25.0 million or less.

To the extent that any Net Proceeds are from a disposition of Collateral, such Net Proceeds will be deposited with the Collateral Agent and held as Collateral pending application pursuant to the second or fifth paragraphs of this section, and, in the case of the fifth paragraph, released to the Company or Tellurian Investments LLC if remaining after consummation of the Asset Sale Offer.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sales” provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Asset Sales” provisions of the indenture by virtue of such compliance.

The sale, lease, conveyance, or other disposition of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of this Asset Sales covenant.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, except for Permitted Restricted Payments:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2) repurchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

(3) make any payment on or with respect to, or repurchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries, other than ~~any~~to the extent owed by the Company or the Driftwood Companies to a Restricted Subsidiary that is not the Company, the Driftwood Companies, ProductionCo or a Wholly-Owned Subsidiary of ProductionCo), except ~~(i)~~ payment of interest or principal at or within one year of the Stated Maturity thereof~~, and (ii) in the case of the Existing Convertible Notes, any Optional Redemption (as defined in the Existing Convertible Notes Indenture)~~; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”).

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) or issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, (i) that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Leverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, is not greater than 3.50 to 1.00 as determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period and (ii) the Company and any Restricted Subsidiary (other than the Driftwood Companies) may incur Indebtedness secured by Liens (including Acquired Debt secured by Liens) (other than any Liens on the Collateral) if the Secured Leverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred is not greater than 1.50 to 1.00 as determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any Permitted Indebtedness.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant,

(1) in the event that an item of Indebtedness meets the criteria of more than one of the categories of the definition of Permitted Indebtedness described in clauses (1) through (22) therein, or is entitled to be incurred pursuant to the first paragraph of this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, the Company will be permitted, in its sole discretion, to divide, classify and reclassify such item of Indebtedness on the date of its incurrence, or later redivide or reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. In determining the amount of Indebtedness outstanding under the Leverage Ratio, the Secured Leverage Ratio or any one or more of the categories of Permitted Indebtedness, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once, and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation. The accrual of interest or Preferred Stock or Disqualified Stock dividends or distributions, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness not secured by a Lien in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock or Disqualified Stock as Indebtedness due to a change in accounting principles, and the payment of dividends or distributions on Preferred Stock or Disqualified Stock in the form of additional securities of the same class of Preferred Stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or issuance of Preferred Stock or Disqualified Stock for purposes of this covenant; provided that the amount thereof shall be included in Fixed Charges of the Company as accrued to the extent required by the definition of such term, and

(2) in the event that the Company or a Restricted Subsidiary enters into or increases commitments under a credit facility, the Leverage Ratio or the Secured Leverage Ratio, as applicable, for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) shall be determined on the date of such credit facility or such increase in commitments (assuming that the full amount thereof has been borrowed as of such date), and, if such Leverage Ratio or Secured Leverage Ratio, as applicable, test is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) shall be permitted under this covenant irrespective of the Leverage Ratio or Secured Leverage Ratio, as applicable, at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder).

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Issuance of Common Stock or Securities Convertible or Exchangeable into Common Stock in connection with Qualified Driftwood Financing

The Company will not issue any Common Stock or securities convertible or exchangeable into Common Stock as part of a Qualified Driftwood Financing.

Ownership of Oil or Natural Gas Production Assets

The Company shall, so long as the notes are outstanding, cause all material assets used in the exploration, drilling and extraction of oil or natural gas and related and resulting products by the Company or any of its Subsidiaries or Affiliates to be held by ProductionCo or one or more of its Wholly Owned Subsidiaries and shall make no Investment in any material assets used in the exploration, drilling and extraction of oil or natural gas and related and resulting products other than through ProductionCo or one or more of its Wholly Owned Subsidiaries.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or any related guarantee upon any of their property or assets, now owned or hereafter acquired. Notwithstanding anything to the contrary stated herein, the Company and its Subsidiaries will not be able to create, incur, assume or otherwise cause or suffer to exist or become effective any Liens on the Collateral (other than Liens described in clauses (1), (3), (4) and (5) of the definition of “Permitted Liens”).

For purposes of determining compliance with this “Liens” covenant, in the event that the Company or a Restricted Subsidiary enters into or increases commitments under a credit facility, the Secured Leverage Ratio applicable for securing such Indebtedness, including borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) shall be determined on the date of such credit facility or such increase in commitments (assuming that the full amount thereof has been borrowed as of such date), and, if such Secured Leverage Ratio test is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) shall be permitted under this covenant irrespective of the Secured Leverage Ratio at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder).

Negative Pledge

Notwithstanding anything to the contrary stated herein, the Company will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Liens described in clauses (3), (4) and (5) of the definition of “Permitted Liens”) securing Indebtedness (including Acquired Debt) (other than the notes) upon:

(1) the present or future properties or assets of the Production Companies, or

(2) the Equity Interests of ProductionCo’s Subsidiaries,

unless all of the outstanding notes are directly secured by such Lien equally and ratably with such Indebtedness for so long as such Indebtedness is so secured.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; provided that the priority that any series of Preferred Stock of a Restricted Subsidiary has in receiving dividends, distributions or liquidating distributions before dividends, distributions or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Capital Stock for purposes of this covenant;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any of its Restricted Subsidiaries to other Indebtedness incurred by the Company or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness as in effect on the date of the indenture;

(2) the indenture, the notes or the Pledge Agreement;

(3) agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances or restrictions contained therein are, in the reasonable good faith judgment of an officer of the Company, either (a) not materially more restrictive, taken as a whole, than those contained in the indenture, the notes and the Pledge Agreement or (b) not reasonably likely to have a material adverse effect on the ability of the Company to make required payments on the notes;

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings are, in the reasonable good faith judgment of an officer of the Company, no more restrictive, taken as a whole, than those in effect on the date of the acquisition; provided further, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6) customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses, easements or leases, in each case, entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Finance Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the reasonable good faith judgment of an officer of the Company, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens permitted to be incurred under the provisions of the covenant described above under the captions “— Certain Covenants — Liens” and “— Certain Covenants —Negative Pledge” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(12) encumbrances or restrictions applicable only to a Restricted Subsidiary that is not a Domestic Subsidiary;

(13) encumbrances or restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(14) customary encumbrances and restrictions contained in agreements of the types described in the definition of “Permitted Business Investments;”

(15) agreements governing Hedging Obligations incurred in the ordinary course of business;

(16) any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary;

(17) any transactions or agreements in existence on the Issue Date; and

(18) any Driftwood Financing.

In each case set forth above, notwithstanding any stated limitation on the assets or property that may be subject to such encumbrance or restriction, an encumbrance or restriction on a specified asset or property or group or type of assets or property may also apply to all improvements, additions, repairs, attachments or accessions thereto, assets and property affixed or appurtenant thereto, parts, replacements and substitutions therefor, and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the survivor) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its and its consolidated Subsidiaries’ properties or assets, taken as a whole, in one or more related transactions, to another Person, unless:

(1) either (a) the Company is the surviving Person or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the Company under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

(3) immediately after giving effect to such transaction, no Default or Event of Default exists;

(4) immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, either (a) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” or the Leverage Ratio referred to immediately above is equal to or less than the Leverage Ratio of the Company immediately prior to such transaction or (b) the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, is not less than 2.00 to 1.00 determined on a pro forma basis, or the Fixed Charge Coverage Ratio referred to immediately above is equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction; and

(5) the Company has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture, if any, comply with the indenture.

Notwithstanding the foregoing, compliance with this “Merger, Consolidation or Sale of Assets” covenant will not be required with respect to (1) any statutory conversion of the Company to another form of entity or (2) any sale, assignment, transfer, conveyance, lease or other disposition of properties or assets between or among (i) the Company and its Restricted Subsidiaries (except the Driftwood Companies~~) or~~ and Production Companies), (ii) the Driftwood Companies or (iii) the Production Companies. Clauses (3) and (4) of the first paragraph of this covenant will not apply to any merger or consolidation of the Company (1) with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reorganizing the Company in another jurisdiction (in each case, other than any Driftwood Companies and Production Companies).

Upon any consolidation or merger or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of the Company in accordance with the foregoing in which the Company is not the surviving entity, the surviving Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture with the same effect as if such surviving Person had been named as the Company in the indenture, and thereafter (except in the case of a lease of all or substantially all of the Company’s properties or assets), the Company will be relieved of all obligations and covenants under the indenture and the notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company involving aggregate consideration in any single transaction or series of related transactions in excess of $25.0 million (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the senior management of the Company, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2) the Company delivers to the trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration more than $25.0 million, an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant, and, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration more than $50.0 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company, if any.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any transactions permitted under the definition of “Permitted Restricted Payments;”

(2) any transactions permitted under the definition of “Permitted Investments;”

(3) any transactions between or among (i) the Company and any Restricted Subsidiary (other than any Driftwood Company~~);~~ and Production Company), (ii) the Driftwood Companies or (iii) the Production Companies;

(4) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted subsidiary, an Equity Interest in, or controls, such Person;

(5) transactions effected in accordance with the terms of the agreements of the Company or any Restricted Subsidiary described or otherwise included in the Company’s filings with the SEC that are in effect on the date of the indenture, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is not materially less advantageous to the Company, taken as a whole, than the agreement so amended or replaced, as determined in good faith by an officer of the Company;

(6) advances to or reimbursements of expenses incurred by employees for moving, entertainment and travel expenses and similar expenditures in the ordinary course of business;

(7) transactions between the Company or any of its Restricted Subsidiaries and any other Person, a director of which is also on the Board of Directors of the Company, and such common director is the sole cause for such other Person to be deemed an Affiliate of the Company or any of its Restricted Subsidiaries; provided, however, that such director abstains from voting as a member of the Board of Directors of the Company, as the case may be, on any transaction with such other Person;

(8) in the case of contracts for exploring for, producing, marketing, storing, gathering, transporting or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto, or other operational contracts, any such contracts entered into in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9) payments to Affiliates on or with respect to debt securities or other Indebtedness of the Company or any Subsidiary on a similar basis as payments are made or offered to holders of such debt securities or Indebtedness held by Persons other than Affiliates; and

(10) the entering into of a tax sharing agreement, or payments pursuant thereto, between Company and/or one or more Subsidiaries, on the one hand, and any other Person with which Company or such Subsidiaries are required or permitted to file a consolidated tax return or with which Company or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by Company and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis.

Designation of Restricted and Unrestricted Subsidiaries

The Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be either an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under ~~the covenant described above under the caption “— Certain Covenants —~~ clauses (2) or (14) of the definition of “Permitted Restricted Payments” or represent a Permitted Investment under ~~one or more~~ clause~~s~~ (21) of the definition of “Permitted Investments,” as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

In each case set forth above, notwithstanding any stated limitation on the assets or property that may be subject to such encumbrance or restriction, an encumbrance or restriction on a specified asset or property or group or type of assets or property may also apply to all improvements, additions, repairs, attachments or accessions thereto, assets and property affixed or appurtenant thereto, parts, replacements and substitutions therefor, and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described herein:

(1) “Investment” shall include the portion (proportionate to Company’s direct and indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; and

(2) any assets transferred to or from an Unrestricted Subsidiary shall be valued at their Fair Market Value at the time of such transfer.

Reports

So long as any notes are outstanding, the Company will furnish to the holders of the notes and the trustee:

(1) no later than 90 days after the end of each fiscal year, or such later period that the Annual Report on Form 10-K for the Company is required to be filed (including any applicable extensions of such filing requirement), (a) audited financial statements prepared in accordance with GAAP (with footnotes to such financial statements), including the audit report on such financial statements issued by the Company’s certified independent accountants and (b) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

(2) no later than 45 days after the end of each of the first three calendar quarters of each fiscal year, or such later period that the Quarterly Report on Form 10-Q for the Company is required to be filed (including any applicable extensions of such filing requirement), (a) unaudited quarterly financial statements prepared in accordance with GAAP (with condensed footnotes to such financial statements consistent with past practice) and (b) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and

(3) within ten Business Days after the occurrence of any of the following events, a current report that contains a brief summary of the material terms, facts and/or circumstances involved to the extent not otherwise publicly disclosed: (i) entry by the Company or a Restricted Subsidiary into an agreement outside the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole, any material amendment thereto or termination of any such agreement other than in accordance with its terms (excluding, for the avoidance of doubt, employee compensatory or benefit agreements or plans), (ii) completion of a merger of the Company with or into another Person or a material acquisition or disposition of assets by the Company or a Restricted Subsidiary outside the ordinary course of business, (iii) the institution of, or material development under, bankruptcy proceedings under the U.S. Bankruptcy Code or similar proceedings under state or federal law with respect to the Company or a Significant Subsidiary, (iv) the Company’s incurring Indebtedness outside the ordinary course of business that is material to the Company, or a triggering event that causes the increase or acceleration of any such obligation and, in any such case, the consequences thereof are material to the Company or any Restricted Subsidiary; provided, that this prong (3) shall not require the Company to furnish any information, disclosure or report for any of the items listed in (i) through (iv) unless such item would otherwise be required to be disclosed on a Current Report on Form 8-K.

Notwithstanding the foregoing, the above requirements may be satisfied by the filing with the SEC for public availability by any direct or indirect parent company of the Company, the Company or a Subsidiary of either of the foregoing of any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K, containing the required information with respect to the Company or parent company, as applicable, provided that, if applicable, any such financial information contains information reasonably sufficient to identify the material differences, if any, between the financial information of the parent company, on the one hand, and the Company and its Subsidiaries on a stand-alone basis, on the other hand.

For the avoidance of doubt, such information shall not be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any non-GAAP financial measures contained therein.

Any and all Defaults or Events of Default arising from a failure to furnish in a timely manner any information required by this covenant shall be deemed cured (and the Company shall be deemed to be in compliance with this covenant) upon furnishing such information as contemplated by this covenant (but without regard to the date on which such information or report is so furnished); provided that such cure shall not otherwise affect the rights of the holders under “— Events of Defaults and Remedies” if the principal of, premium, if any, on, and interest, if any, on, the notes have been accelerated in accordance with the terms of the indenture and such acceleration has not been rescinded or canceled prior to such cure.

The trustee shall have no duty to review or analyze reports delivered to it. Delivery of such reports, information and documents to the trustee pursuant to the indenture is for informational purposes only, and the trustee’s receipt thereof shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the indenture (as to which the trustee is entitled to certificates). The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with its covenants or with respect to any reports or other documents filed with the SEC or EDGAR.

Ratings

The Company will use commercially reasonable efforts to obtain a rating on the notes from either S&P or Moody’s (but not any particular rating level) by the earlier of the first anniversary of the Issue Date, or within 90 days after the consummation after the Issue Date of any Driftwood Financing in an aggregate principal amount in excess of $1.0 billion.

Interest Reserve Account

On the Issue Date, the Company will establish an account (the “Interest Reserve Account”) and will deposit the Interest Reserve Amount in such account, which shall be held by the Collateral Agent in accordance with the indenture. The Interest Reserve Amount may be used to make the first two semi-annual interest payments on the notes; and after the Company has made the first two semi-annual interest payments, if not from the Interest Reserve Amount in full, any remaining Interest Reserve Amount may be released from the Interest Reserve Account to the Company. Unless a Default or an Event of Default has occurred and is continuing, the Company will be permitted, at its option, to invest amounts on deposit in the Interest Reserve Account in Cash Equivalents in accordance with procedures that will be set forth in the indenture (such Cash Equivalents and cash in the Interest Reserve Account, the “Account Property”). All interest that accrues in the Interest Reserve Account, if any, shall remain in such account for purposes of making payments described above. The Company will not grant a security interest for the benefit of the holders of the notes in the Interest Reserve Account or the Account Property.

Events of Default and Remedies

Each of the following is an “Event of Default” with respect to the notes:

(1) default for 30 days in the payment when due of interest, if any, on the notes;

(2) default in the payment when due (at Stated Maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by the Company to comply with its obligations to offer to purchase or purchase notes as described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” or failure by the Company to comply with the provisions described under “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by the Company for 180 days after notice (1) to the Company by the trustee or (2) to the Company and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding to comply with the provisions described under “— Certain Covenants — Reports;”

(5) failure by the Company for 60 days after notice (1) to the Company by the trustee or (2) to the Company and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding to comply with any of its other agreements in the indenture or the Pledge Agreement;

(6) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, premium, if any, on, or interest, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “payment default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more; provided, however, that if, prior to any acceleration of the notes, (i) any such payment default is cured or waived, (ii) any such acceleration is rescinded, or (iii) such Indebtedness is repaid during the 30 Business Day period commencing upon the end of any applicable grace period for such payment default or the occurrence of such acceleration, as the case may be, any Default or Event of Default (but not any acceleration of the notes) caused by such payment default or acceleration shall be automatically rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law;

(7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed, for a period of 60 days;

(8) (a) the Lien created by the Pledge Agreement securing the notes shall at any time not constitute a valid and perfected Lien on any portion of the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by the indenture or the Pledge Agreement) other than in accordance with the terms of the Pledge Agreement and the indenture and other than the satisfaction in full of all obligations under the indenture or release or amendment of any such Lien in accordance with the terms of the indenture or the Pledge Agreement, or (b) except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the indenture and the Pledge Agreement, the Pledge Agreement shall for whatever reason be terminated or cease to be in full force and effect, if, in the case of (a) or (b), such default continues for 60 days after notice to the Company by the trustee or to the Company and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding, or (c) the enforceability of the Pledge Agreement shall be contested by the Company or Tellurian Investments LLC; and

(9) certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, the principal of, and accrued and unpaid interest, if any, on, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default with respect to the notes occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare the principal of, and accrued and unpaid interest, if any, on, all outstanding notes to be due and payable immediately.

Any notice of Default, a notice of acceleration or instruction to the trustee to provide a notice of Default, a notice of acceleration, or take any other action (a “Noteholder Direction”) provided by any one or more holders (each a “Directing Holder”) must be accompanied by a written representation from each such holder delivered to the Company and the trustee that such holder is not (or, in the case such holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default (a “Default Direction”) shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist, or the notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five Business Days of a request therefor (a “Verification Covenant”). In any case in which the holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the notes in lieu of DTC or its nominee, and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the trustee an officer’s certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted, and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the notes, the Company provides to the trustee an officer’s certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted, and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such holder’s participation in such Noteholder Direction being disregarded; and, if without the participation of such holder, the percentage of notes held by the remaining holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs.

For the avoidance of doubt, the trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with the indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any officer’s certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise, and the trustee shall have no liability for ceasing to take any action, staying any remedy or otherwise failing to act in accordance with a Noteholder Direction as set forth above. The trustee shall not have any liability to the Company, any holder or any other Person in acting in good faith on a Noteholder Direction or responsibility to determine whether or not any holder has delivered a Position Representation or that such Position Representation conforms with the indenture or any other agreement.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium, if any, on, and interest, if any, on, the notes.

The trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of the notes unless such holders have offered to the trustee indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee written notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

(3) such holder or holders offer and, if requested, provide to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

(4) the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60 day period, holders of a majority in aggregate principal amount of the then outstanding notes do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration and its consequences under the indenture if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium, if any, on, or interest, if any, on, the notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon any officer of the Company becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Managers, Officers, Employees and Members

No director, manager, officer, member, employee, incorporator or other owner of the Capital Stock of the Company, as such, will have any liability for any obligations of the Company, the indenture or the Pledge Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, on, or interest, if any, on, such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties, indemnities and immunities of the trustee under the indenture and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants (including the Company’s obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, all Events of Default described under “— Events of Default and Remedies” (except those relating to payments on the notes or bankruptcy or insolvency events) will no longer constitute an Event of Default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of an accounting, appraisal or investment banking firm of national standing, to pay the principal of, premium, if any, on, and interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date (provided that if such redemption requires the payment of an Applicable Premium, (w) the amount of cash in U.S. dollars, non-callable Government Securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, (x) the depositor must irrevocably deposit or cause to be deposited additional money (the “Deficit”) in trust on or prior to the redemption date as necessary to pay such Applicable Premium due on the stated date for payment thereof or on the applicable redemption date, (y) any Deficit will be set forth in an officer’s certificate delivered to the trustee on the second Business Day prior to the stated date for payment thereof or on the applicable redemption date that confirms that such Deficit will be applied toward such stated date for payment thereof or on the applicable redemption date and (z) the trustee shall have no liability whatsoever in the event that such Deficit is not in fact paid after any legal defeasance or covenant defeasance);

(2) in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that the beneficial owners of the notes for U.S. federal income tax purposes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the beneficial owners of the notes for U.S. federal income tax purposes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided below, the indenture, the notes or the Pledge Agreement may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the notes or the Pledge Agreement may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

In addition, without the consent of holders of at least 66⅔% in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), no amendment or supplement may modify the Pledge Agreement or the provisions in the indenture dealing with the Collateral or the Pledge Agreement to the extent that such amendment or supplement would have the effect of releasing all or substantially all of the Lien securing the notes (except as permitted by the terms of the indenture and the Pledge Agreement) or change or alter the priority of the security interest in the Collateral.

Without the consent of each holder of notes affected, an amendment, supplement, or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption or repurchase of the notes (except provisions relating to the minimum required notice of optional redemption or those provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, premium, if any, on, or interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of the notes to receive payments of principal of, premium, if any, on, or interest, if any, on, the notes (other than as permitted by clause (7) below);

(7) waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(8) make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Company, the trustee and, if applicable, the Collateral Agent may amend or supplement the indenture, the notes or the Pledge Agreement:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s obligations to holders of the notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s properties or assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any holder of notes;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the notes or the Pledge Agreement to any provision of this “Description of Notes;”

(7) to secure the notes pursuant to the requirements of the covenant described above under the subheading “— Certain Covenants —~~Liens~~ Negative Pledge;”

(8) to evidence the release of any Lien securing the notes when such release is permitted by the indenture and the Pledge Agreement; or

(9) to evidence or provide for the acceptance of appointment under the indenture of a successor trustee or under the Pledge Agreement of a successor collateral agent or a successor Pledgor.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the indenture requiring the approval of the holders becomes effective, the Company will mail to the holders a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.

In connection with any proposed amendment, supplement or waiver in respect of such matters, the trustee and, if applicable, the Collateral Agent will be entitled to receive, and rely conclusively on, an opinion of counsel and an officer’s certificate each stating that such amendment or supplement is authorized or permitted by the terms of the indenture, the notes and the Pledge Agreement, as applicable, and that all conditions precedent provided in the indenture, the notes and the Pledge Agreement, as applicable, relating to the execution and delivery of such amendment have been complied with and, with respect to such opinion of counsel, that the amendment, supplement or waiver is the legal, valid and binding obligation of the Company or Pledgor as applicable, enforceable against them in accordance with its terms. Notwithstanding the foregoing, neither the Collateral Agent nor the trustee shall have any obligation to enter into any amendment, waiver, supplement or other modification that affects its own rights, protections, duties, indemnities or immunities under the indenture, the Pledge Agreement or any other agreement.

Satisfaction and Discharge

The indenture will be satisfied and discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture) and the Lien on the Collateral securing the notes will be released without any further action by holders, when:

(1) either:

(a) all notes that have been authenticated except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the giving of a notice of redemption or otherwise and the Company has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal of, premium, if any, on, or interest, if any, on, the notes to the date of Stated Maturity or redemption (provided that if such redemption requires the payment of any Applicable Premium, (w) the amount of cash in U.S. dollars, non-callable Government Securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, (x) the depositor must irrevocably deposit or cause to be deposited additional money (the “Deficit”) in trust on or prior to the redemption date as necessary to pay such Applicable Premium due on the redemption date, (y) any Deficit will be set forth in an officer’s certificate delivered to the trustee on the second Business Day prior to the redemption date that confirms that such Deficit will be applied toward such redemption and (z) the trustee shall have no liability whatsoever in the event that such Deficit is not in fact paid after any satisfaction and discharge);

(2) the Company has paid or caused to be paid all other sums payable by the Company under the indenture; and

(3) the Company has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at Stated Maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

Wilmington Trust, National Association will be the trustee and Collateral Agent under the indenture and will act as collateral agent under the Pledge Agreement.

The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. In case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes unless such holder has offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the notes and the Pledge Agreement will be governed by and construed in accordance with the laws of the State of New York.

Additional Information

Any prospective investor in this offering who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to the Company, Tellurian Inc., 1201 Louisiana Street, Suite 3100, Houston, Texas 77002.

Book-Entry, Delivery and Form

The notes will be represented by one or more notes in registered global form without interest coupons attached. On the date of closing, these global notes (the “Global Notes”) will remain in the custody of the trustee and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.”

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of participants with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in the definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee, nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security, as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and DTC participants acting on behalf of Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of DTC participants acting on behalf of Euroclear or Clearstream, as the case may be; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to the DTC participant acting on its behalf to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the DTC participants acting on behalf of Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default, DTC reserves the right to exchange the Global Notes for notes in certificated form and to distribute such notes to its participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures and may discontinue such procedures at any time. Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form, or “Certificated Notes,” if:

(1)	DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary; or

(2)	there has occurred and is continuing a Default or Event of Default.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures), and the Certificated Notes shall bear appropriate legends indicating the transfer restrictions applicable thereto.

Same Day Settlement and Payment

The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes, holder holding an aggregate principal amount of notes of $1.0 million or more, or, if no such account is specified or in the case of a holder holding an aggregate principal amount of notes of less than $1.0 million, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted EBITDA” means, with respect to ProductionCo for any period, its Consolidated Net Income: plus

(1) increased (without duplication by the following in each case to the extent deducted (and not added back) in computing Consolidated Net Income:

(a) provision for taxes based on income or profits or capital gains, including, without limitation, foreign, federal, state, provincial, franchise, excise, value added and similar taxes and foreign withholding taxes of ProductionCo and its Restricted Subsidiaries paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations and any payments to any direct or indirect parent entity of ProductionCo in respect of such taxes; plus

(b) Fixed Charges of ProductionCo and its Restricted Subsidiaries for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with (A) amortization of original issue discount or premium resulting from the issuance of the notes and (B) any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP; plus

(c) depreciation and amortization expenses of ProductionCo and its Restricted Subsidiaries; plus

(d) any other non-cash charges, including any write offs, write downs, expenses, losses on extinguishment of debt, other losses or items for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(e) corporate general and administrative expense attributable to ProductionCo and its Restricted Subsidiaries.

“Affiliate” means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“All-In Yield” means, as to any Qualified Driftwood Financing, the yield thereof, as reasonably determined by a responsible officer of the Company, in good faith, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors, agreed-upon participation in revenues, profits or cash flows or otherwise, and regardless of how such consideration is paid, whether in cash, security or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate assuming a 5-year life to maturity (or, if less, the life of such Qualified Driftwood Financing); and provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring, ticking or similar fees and customary consent fees for an amendment paid generally to consenting lenders or other applicable participants.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at            , 2025 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the note through           , 2025 (in each case excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points discounted to the redemption date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months), over

(b) the principal amount of the note.

The Company will calculate the Applicable Premium and the trustee shall have no liability or responsibility to calculate or verify any such calculation.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of the Company’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sales covenant; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of the Company’s Restricted Subsidiaries of Equity Interests in any of the Company’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $25.0 million; provided that the Fair Market Value of all transactions excluded pursuant to this subclause (1) shall not exceed $40.0 million in the aggregate in any calendar year;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries (other than (i) any transfer of material assets from the Company to any Driftwood Company that is not in the ordinary course of business and (ii) any transfer of material assets from the Company to any Production Company that is not in the ordinary course of business); provided that, in the case of a transfer of Collateral permitted by the other provisions of the indenture, any transferee of the Collateral becomes a party to or the successor or assign under the Pledge Agreement or such transferee enters a new pledge agreement with the Collateral Agent substantially in the form of the Pledge Agreement with respect to the Collateral, which shall constitute the Pledge Agreement;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4) the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole);

(5) licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software or intellectual property, including seismic data and interpretations thereof, in the ordinary course of business;

(6) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7) the granting of Liens not prohibited by the covenant described above under the caption~~”~~“—Certain Covenants — Liens” and dispositions in connection with Permitted Liens;

(8) the sale or other disposition of cash, Cash Equivalents or other financial instruments;

(9) a Restricted Payment (or payment or transfer that would be a Restricted Payment but for an exception to the definition thereof) that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(10) sale or other disposition of Hydrocarbons or other mineral products in the ordinary course of business;

(11) an Asset Swap;

(12) dispositions of crude oil and natural gas properties; provided that at the time of any such disposition such properties do not have associated with them any proved reserves;

(13) any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, shall have been created, incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(14) the abandonment, farmout, lease or sublease of developed or undeveloped Oil and Gas Properties in the ordinary course of business or which are usual and customary in the Oil and Gas Business generally or in the geographic region in which such activities occur, including pursuant to any agreement or arrangement described in the definition of Permitted Business Investments;

(15) any sale or other disposition of Equity Interests in or Indebtedness of an Unrestricted Subsidiary, other than the Collateral;

(16) the early termination or unwinding of any Hedging Obligations;

(17) an issuance or sale of Equity Interests constituting any Driftwood Financing;

(18) the lease or sublease of any real or personal property in the ordinary course of business; or

(19) the sale at cost of equipment pursuant to a program in which participants agree to purchase or construct and maintain specific spare parts necessary to operate production facilities in the Oil and Gas Business.

“Asset Sale Offer” has the meaning assigned to that term in the indenture.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets or properties used or useful in the Oil and Gas Business between the Company or any of its Restricted Subsidiaries and another Person; provided that the Fair Market Value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any net cash received must be applied in accordance with the provisions described above under the caption “— Repurchase at the Option of Holders — Asset Sales” if then in effect.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until the consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the board of managers thereof, or if there is no such board, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York or the applicable place of payment is authorized or required by law or executive order to close or be closed; provided, however, for clarification, the Federal Reserve Bank of New York or in the applicable place of payment shall not be deemed to be authorized or required by law or executive order to close or be closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of the Federal Reserve Bank of New York or in the applicable place of payment are open for use by customers on such day.

“Capital Lease” means, with respect to any Person, any leasing or similar arrangement conveying the right to use any property, whether real or personal property, or a combination thereof, by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, capital stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership interests or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash” means all cash and liquid funds.

“Cash Equivalents” means as of any date of determination, any of the following:

(1)	marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date;

(2)	marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(3)	commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4)	certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any State thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $1.0 billion; and

(5)	shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (1) and (2) above, (ii) has net assets of not less than $1.0 billion, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)), other than a Parent Entity or a Restricted Subsidiary, and any “person” (as defined above) is or becomes the “beneficial owner” (as so defined) of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be; provided that so long as the Company is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Company unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity); provided further that if the notes have a rating from either S&P or Moody’s, such occurrence is followed by a Rating Decline with respect to the notes on any date from the date of the public notice of an arrangement that could result in a Change of Control pursuant to this clause (1) until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either S&P or Moody’s);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company; ~~or~~

(3) the consummation of any transaction (including any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), other than a Parent Entity, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, units or the like; provided that so long as the Company is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Company unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity); provided further that if the notes have a rating from either S&P or Moody’s, such occurrence is followed by a Rating Decline with respect to the notes on any date from the date of the public notice of an arrangement that could result in a Change of Control pursuant to this clause (3) until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either S&P or Moody’s)~~.~~;

(4)  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of DriftwoodCo and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)), other than a Parent Entity, the Company or a Restricted Subsidiary;

(5) the adoption of a plan relating to the liquidation or dissolution of DriftwoodCo; or

(6) the consummation of any transaction (including any merger or consolidation), the result of which is that the Company or a Parent Entity is no longer the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of any of the Driftwood Companies, measured by voting power rather than number of shares, units or the like.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iii) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Change of Control Offer” has the meaning assigned to that term in the indenture.

“Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(4) restructuring costs, charges and reserves to the extent that such costs, charges or reserves were deducted in computing such Consolidated Net Income; plus

(5) transaction fees and expenses (including transaction fees or breakup fees paid in connection therewith) incurred in connection with any acquisitions or underwritten public Equity Offering to the extent that such fees and expenses were deducted in computing such Consolidated Net Income; plus

(6) if such Person accounts for its oil and natural gas operations using successful efforts or a similar method of accounting, consolidated exploration and abandonment expense of such Person and its Restricted Subsidiaries, to the extent such expenses were deducted in computing such Consolidated Net Income; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; and minus

(8) to the extent increasing such Consolidated Net Income for such period, the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis determined in accordance with GAAP and without any reduction in respect of preferred stock dividends or distributions; provided that:

(1) all extraordinary gains or losses and all gains or losses realized in connection with the disposition of securities or the early extinguishment of Indebtedness and all gains or losses realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated subsidiaries which is not sold or otherwise disposed of in the ordinary course of business or any gain or loss upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(2) the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3) the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(4) the cumulative effect of a change in accounting principles will be excluded;

(5) unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including those resulting from the application of FASB ASC 815 will be excluded;

(6) any asset impairment or write-downs on Oil and Gas Properties or other assets under GAAP or SEC guidelines will be excluded; and

(7) any non-cash compensation charge or gain arising from any grant of stock, stock options or other equity based awards will be excluded.

“Consolidated Total Debt” shall mean, at any date, the aggregate principal amount of all Indebtedness of the Company and its Restricted Subsidiaries (other than the Driftwood Companies) at such date (other than obligations in respect of Hedging Obligations).

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to, without duplication: (A) any Guarantee and (B) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices, in each case, for any speculative purpose; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation is an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not, in any event, exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means any event that is (or, after notice, the passage of time or both, would be) an Event of Default.

“Derivative Instrument” with respect to a Person means any contract, instrument or other rights to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the notes and/or the creditworthiness of the Company (the “Performance References”).

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation and executed by the chief financial officer and one other officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Equity Interests convertible or exchangeable solely at the option of the Company or a Subsidiary; provided that any such conversion or exchange will be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), at any point prior to the ninety-first (91st) day after the Maturity Date (except, in each case, for customary mandatory prepayments or offers to prepay with proceeds of asset sales or casualty events or indebtedness not permitted thereunder or upon the occurrence of a change of control).

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Driftwood Companies” means Driftwood LNG Holdings LLC and its Subsidiaries.

“Driftwood Financing” means (i) all Indebtedness of any Driftwood Company and any of their Subsidiaries that is not issued, guaranteed or secured by the Company or any of the Company’s Subsidiaries or any of their respective assets (other than the Driftwood Companies, including the Equity Interests of any such Subsidiary (other than the ~~Collateral~~Equity Interests of the Driftwood Companies)), ~~and~~ (ii) any Equity Interests of any Driftwood Company (other than DriftwoodCo) , and (iii) any Disqualified Stock or Preferred Stock of any Driftwood Company.

“Driftwood Project” means the design, construction, financing, maintenance and operation of an LNG terminal facility and associated pipelines referred to as the Driftwood terminal, the Driftwood pipeline and other related pipelines in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2022.

“DTC” means The Depository Trust Company, a New York corporation.

“Equipment” means all “equipment” as defined in the UCC with such additions to such term as may hereafter be made and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, including membership interests and/or limited liability company interests (however designated, whether voting or non-voting) of the equity of such Person, including, if such person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests and/or limited liability company interests, and, if such Person is a trust, all beneficial interests therein, and shall also include any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such corporation, partnership, limited liability company or trust, whether outstanding on the date hereof or issued on or after the date hereof, excluding, in each case, any debt securities convertible into such equity.

“Equity Offering” means a sale by the Company of Equity Interests of the Company (other than Disqualified Stock and other than to a Subsidiary of the Company) made for cash or any cash contribution to the equity capital of the Company.

“Existing Convertible Notes” means the Company’s 6.00% Senior ~~Secured~~ Convertible Notes due 2025, issued by the Company pursuant to the Base Indenture, dated as of June 3, 2022, between the Company and Wilmington Trust, National Association, as trustee, ~~and Tech Opportunities LLC, as collateral agent,~~ as amended by (i) the First Supplemental Indenture, dated as of June 3, 2022, between the Company and Wilmington Trust, National Association, as trustee, and Tech Opportunities LLC, as collateral agent ~~(collectively, the “Existing Convertible Notes Indenture”).~~, (ii) the Second Supplemental Indenture, dated as of July 18, 2022, between the Company and Wilmington Trust, National Association, as trustee, and (iii) the Third Supplemental Indenture, dated as of        , 2022, between the Company and Wilmington Trust, National Association, as trustee.

“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries in existence on the date of the indenture or the Issue Date.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company or by an officer of the Company.

“FASB ASC 815” means Financial Accounting Standards Board Accounting Standards Codification Topic No. 815, Derivatives and Hedging.

“Finance Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a finance lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease (whether entered into before or after the date of the indenture) that would have been classified as an operating lease pursuant to GAAP as in effect on the date of the indenture will be deemed not to represent a Finance Lease Obligation.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings under a revolving credit facility) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined either (i) in accordance with Regulation S-X under the Securities Act or (ii) in good faith by the chief financial or accounting officer of such Person; provided that such officer may in his or her discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated Cash Flow, including any pro forma expenses and cost reductions, that have occurred or in the judgment of such officer are reasonably expected to occur within 12 months of the date of the applicable transaction (regardless of whether such expense or cost reduction or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC) and that are set forth in an officers’ certificate signed by the chief financial or accounting officer of such Person that states (a) the amount of each such adjustment, (b) that such adjustments are based on the reasonable good faith belief of the officers executing such officers’ certificate at the time of such execution and (c) the factual basis on which such good faith belief is based.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such four-quarter reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary of the specified Person immediately following the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter reference period;

(5) any Person that is not to be a Restricted Subsidiary of the specified Person following the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter reference period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding (i) any interest attributable to Dollar-Denominated Production Payments, (ii) the write-off of deferred financing costs and (iii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness, but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of all payments associated with Finance Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) all dividends or distributions, whether paid or accrued and regardless of whether in cash, on any series of Disqualified Stock of such Person or any series of Preferred Stock of its Restricted Subsidiaries, other than dividends or distributions on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, in each case, on a consolidated basis and determined in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided the definitions or any note and any financial calculations required thereby shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the date hereof.

“Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America are pledged and which are not callable or redeemable at the issuer’s option.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise). When used as a verb, “Guarantee” has a correlative meaning.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any (a) Interest Rate Agreement and (b) Oil and Gas Hedging Contracts.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any Person, indebtedness of any kind, including, without duplication (1) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within 180 days) to the extent it would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, including reimbursement and other obligations with respect to surety bonds and letters of credit, (2) all obligations evidenced by notes, bonds, debentures or similar instruments, (3) all Capital Lease Obligations and (4) all Contingent Obligations. For the avoidance of doubt, “Indebtedness” of any Person shall not include: (a) current trade payables incurred in the ordinary course of business and payable in accordance with customary practices; (b) deferred tax obligations; (c) minority interests; (d) uncapitalized interest; (e) non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business; and (f) obligations of Company or any Subsidiary pursuant to contracts for, or options, puts or similar arrangements relating to, the purchase of raw materials or the sale of inventory at a time in the future entered into in the ordinary course of business.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “Joint Venture General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person;

and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the Joint Venture General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Fixed Charges to the extent actually paid by such Person or its Restricted Subsidiaries.

“Intellectual Property” means all Copyrights, Trademarks, Patents, Licenses, trade secrets and inventions, mask works, applications therefor and reissues, extensions, or renewals thereof, together with all rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Rate Agreement” means any interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries against or manage exposure to fluctuations in interest rates and is not for speculative purposes.

“Interest Reserve Amount” shall mean, an amount equal to the aggregate amount of interest that would accrue on the notes during the 12-month-period following the Issue Date, assuming the principal amount of the notes does not change from the amount of notes issued Issue Date and the interest rate applicable to the notes does not increase during such 12-month-period.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and excluding trade payables), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities (excluding any interest in an oil or natural gas leasehold to the extent constituting a security under applicable law), together with all items that are or would be classified as investments in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Person that were not sold or disposed of in an amount determined as provided in the final paragraph of the definition of “Permitted Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the definition of “Permitted Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

For the avoidance of doubt, “Investments” excludes (a) any payment to purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate of the Company (other than any Restricted Subsidiary); and (b) any purchase or acquisition of Indebtedness of the Company or any of its Subsidiaries.

The amount of any Investments outstanding for purposes of any basket shall be equal to the aggregate amount of Investments made pursuant to such basket reduced (but not below zero) by the following without duplication:

(1) the aggregate net proceeds (including the Fair Market Value of assets other than cash) received by the Company or any Restricted Subsidiary upon the sale or other disposition of any Investment made pursuant to such clause;

(2) the net reduction in Investments made pursuant to such clause resulting from dividends, repayments of loans or advances or other transfers of assets to Company or any Restricted Subsidiary;

(3) to the extent that the amount available for Investments of any basket was reduced as the result of the designation of an Unrestricted Subsidiary, the portion (proportionate to Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated, or liquidated or merged into, a Restricted Subsidiary; and

(4) the net reduction in Investments made pursuant to such clause resulting from the repayment of letters of credit or the expiration of letters of credit undrawn.

“Issue Date” means           , 2022.

“Joint Venture” means any partnership or joint venture that is not a Subsidiary.

“Leverage Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Debt to (2) ProductionCo’s Adjusted EBITDA for the most recently ended four full fiscal quarters immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Debt and Adjusted EBITDA as are appropriate, as determined in good faith by an officer of the Company.

In making the foregoing calculation,

(1) pro forma effect will be given to any Indebtedness, Disqualified Stock or Preferred Stock incurred during or after the reference period to the extent the Indebtedness, Disqualified Stock or Preferred Stock is outstanding or is to be incurred on the transaction date as if the Indebtedness, Disqualified Stock or Preferred Stock had been incurred on the first day of the reference period;

(2) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the transaction date had been the applicable rate for the entire reference period;

(3) Fixed Charges related to any Indebtedness, Disqualified Stock or Preferred Stock no longer outstanding or to be repaid or redeemed on the transaction date, except for consolidated interest expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the transaction date, will be excluded;

(4) pro forma effect will be given to:

(A) the creation, designation or redesignation of Subsidiaries,

(B) the acquisition or disposition of companies, divisions or lines of businesses by the Company and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the reference period, and

(C) the discontinuation of any discontinued operations but, in the case of Fixed Charges, only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of the Company or any Subsidiary following the transaction date that has occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, at the beginning of the reference period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“License” means any Copyright License, Patent License, Trademark License or other written license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest; provided that licenses, strain escrows and similar provisions in collaboration agreements, research and development agreements that do not create or purport to create a security interest, encumbrance, levy, lien or charge of any kind shall not be deemed to be Liens for purposes of the notes.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to the ratings business thereof.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale but excluding any non-cash consideration deemed to be cash for purposes of the “Asset Sales” provisions of the indenture), net of the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, commissions, and sales , distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures as a result of such Asset Sale and any relocation expenses and severance and associated costs, expenses and charges of personnel relating to the assets subject to or incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment or indemnification obligations (fixed or contingent) in respect of the sale price of such asset or assets established in accordance with GAAP.

“Net Short” means, with respect to a holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Company immediately prior to such date of determination.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provide credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, except for Customary Recourse Exceptions or Liens on the Equity Interests of Unrestricted Subsidiaries; and

(2) as to which the lenders will not have any contractual recourse to the Capital Stock or assets of the Company or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary), except for Customary Recourse Exceptions or Liens on the Equity Interests of Unrestricted Subsidiaries.

“Oil and Gas Business” means (i) the acquisition, exploration, development, production, operation and disposition of interests in oil, gas and other Hydrocarbon properties, (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, (iii) any business relating to exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith and (iv) any activity that is ancillary to or necessary or appropriate for the activities described in clauses (i) through (iii) of this definition.

“Oil and Gas Hedging Contracts” means any puts, cap transactions, floor transactions, collar transactions, forward contracts, commodity swap agreements, commodity option agreements, or other similar agreements or arrangements in respect of Hydrocarbons to be used, produced, processed or sold by the Company or any of its Restricted Subsidiaries that is customary in the Oil and Gas Business and designed to protect such Person against fluctuation in or manage exposure to Hydrocarbon prices and not for speculative purposes.

“Oil and Gas Properties” means all properties, including equity or other ownership interest therein, owned by such Person or any of its Restricted Subsidiaries which contain or are believed to contain “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

“Parent Entity” means any direct or indirect parent of the Company.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement the Company or a Restricted Subsidiary of the Company now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Payment Default” means a Default relating to a failure by the Company to make any payment when due on the notes.

“Permitted Business Investments” means (a) Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including (i) ownership interests in oil, natural gas, other Hydrocarbon properties or any interest therein or gathering, transportation, processing, storage or related systems or ancillary real property interests, (ii) Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral interests, processing agreements, farm in agreements, farm-out agreements, developments agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, limited liability company agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties, (iii) direct or indirect ownership interests or Investments in drilling rigs, fracturing units and other equipment used in the Oil and Gas Business or in persons that own or provide such equipment and (iv) Investments in (including in equity or other ownership interests in entities engaged in) the development of technology or infrastructure relating to renewable energy generation, energy storage, mobility, advanced fuels, carbon mitigation, hydrogen technologies, fuel cells or electric vehicles and (b) Investments in the marketing, transportation or development of liquefied natural gas and any infrastructure, including the construction of any terminal facilities, appurtenant thereto or agreements, transactions, interests or arrangements which permit the same.

“Permitted Indebtedness” means:

(1) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(2) the incurrence by the Company of Indebtedness represented by the notes to be issued on the date of the indenture;

(3) Indebtedness, Disqualified Stock or Preferred Stock constituting any Driftwood Financing;

(4) Indebtedness to trade creditors incurred by the Company or any Restricted Subsidiary in the ordinary course of business, including, but not limited to, Indebtedness incurred in the ordinary course of business with corporate credit cards;

(5) Indebtedness among the Company and its Restricted Subsidiaries (other than Indebtedness owed by (a) (i) ProductionCo or one of its Subsidiaries to (ii) the Company or any of its other Restricted Subsidiaries, and (b) (i) the Company or any of its Restricted Subsidiaries to (ii) any Driftwood Company); provided that any such Indebtedness owed by the Company or the Driftwood Companies to a Restricted Subsidiary that is not the Company, the Driftwood Companies, ProductionCo or a Wholly-Owned Subsidiary of ProductionCo will be subordinated to the Indebtedness in respect of the notes;

(6) industrial revenue bonds or similar tax-exempt Indebtedness, purchase money Indebtedness and Capital Lease Obligations in an aggregate principal $10.0 million at any time outstanding;

(7) Indebtedness in respect of the financing of insurance premiums payable within one year incurred in the ordinary course of business;

(8) to the extent constituting Indebtedness, indemnification, adjustment of purchase price, earnout, escrow or similar obligations, in each case, incurred or assumed in connection with any acquisition or disposition not prohibited hereunder;

(9) to the extent constituting Indebtedness, obligations (including letters of credit) associated with worker’s compensation claims, including title insurance, payment obligations in connection with self-insurance, or similar requirements, or performance, bid, surety or similar bonds or surety obligations required by applicable law or by third parties in the ordinary course of the business of ProductionCo and its Subsidiaries in connection with the operation of, or provision for the abandonment and remediation of, their properties;

(10) Indebtedness due to a draft or similar instrument inadvertently drawn against insufficient funds; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(11) obligations in respect of minimum volume commitments or to make take-or-pay or similar payments (regardless of nonperformance);

(12) Indebtedness of any Person outstanding on the date that such Person becomes a Subsidiary of the Company (whether by acquisition, merger, consolidation or otherwise) and not incurred in contemplation thereof; provided that immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio or the Secured Leverage Ratio tests, as applicable, set forth in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(13) extensions, refinancings, replacements and/or renewals of any items of Permitted Indebtedness described in clauses (1) through (12) and (22) of this definition of Permitted Indebtedness as well as any Indebtedness incurred pursuant to the first paragraph of the covenant described under “— Certain Covenants — Issuance of Indebtedness and Issuance of Preferred Stock”, provided that, other than with respect to any Driftwood Financing, (1) the principal amount is not increased above the then-outstanding principal (or accreted value, in the case of Indebtedness issued with original issue discount) thereof (including undrawn or available committed amounts), plus an amount necessary to pay all accrued (including, for purposes of defeasance, future accrued) and unpaid interest of the refinanced Indebtedness and any fees, premiums and expenses related to such exchange or refinancing or (2) the terms are not modified to impose materially more burdensome terms, taken as a whole, upon the Company or its Subsidiaries, as the case may be, and provided further, other than with respect to any Driftwood Financing, that if the lender of any such proposed extension, refinancing or renewal of Permitted Indebtedness incurred hereunder is different from the lender of the Permitted Indebtedness to be so extended, refinanced or renewed then, in addition to the foregoing proviso, such Permitted Indebtedness shall also not have a final maturity date, amortization payment, sinking fund, put right, mandatory redemption or other repurchase obligation at the option of the lender or holder of such Indebtedness, or be prepayable at the option of the Company or its Subsidiaries (as applicable), in any case earlier than 91 days following the Maturity Date (except, in each case, for (A) customary mandatory prepayments or offers to prepay with proceeds of asset sales or casualty events or indebtedness not permitted thereunder or upon the occurrence of a change of control and (B) scheduled amortization no greater than 5% of the original principal amount of such Indebtedness per year) and any mandatory prepayments under any Driftwood Financing (any extensions, refinancings, replacements and/or renewals described in this clause (13), “Permitted Refinancing Indebtedness”);

(14) in the event the Existing Convertible Notes are repaid in full or in part or otherwise converted into Equity Interests in full or in part, Indebtedness in an aggregate amount equal to the amount by which the aggregate principal amount outstanding of the Existing Convertible Notes has decreased, from their issue date, which, for the avoidance of doubt, may not exceed $~~5~~300.0 million; provided that the terms are not modified to impose materially more burdensome terms, taken as a whole, upon the Company or its Subsidiaries, as the case may be, as determined in good faith by an officer of the Company;

(15) (i) undrawn obligations in respect of letters of credit or similar instruments in the ordinary course of business and (ii) reimbursement obligations in connection with letters of credit or similar instruments that are secured by Cash or Cash Equivalents;

(16) Indebtedness that also constitutes a Permitted Investment; provided that immediately after giving effect to the ~~I~~incurrence of such Indebtedness on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, such entity would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio and the Secured Leverage Ratio tests set forth in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(17) Hedging Obligations entered into in the ordinary course of business and not for speculative purpose;

(18) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(19) Indebtedness evidenced by promissory notes subordinated to the notes issued to current or former employees or directors of Company or any Restricted Subsidiary (or their respective spouses or estates) in lieu of cash payments for Capital Stock being repurchased from such Persons;

(20) Guarantees of other Permitted Indebtedness (other than clause (3)) or Indebtedness permitted under the first paragraph of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” above; provided that immediately after giving effect to the Incurrence of such Indebtedness on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, such entity would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio and the Secured Leverage Ratio tests set forth in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;” and provided, further, that in no event may the Company Guarantee Indebtedness of any Driftwood Company or Production Company;

(21) Indebtedness under trade finance credit lines in an aggregate principal amount not to exceed $300.0 million at any time outstanding for the purpose of financing the purchase of liquefied natural gas cargos for resale in the normal course of business; and

(22) other Indebtedness in an aggregate principal amount not to exceed $25.0 million at any time outstanding.

“Permitted Intellectual Property Licenses” means agreements relating to Intellectual Property (A) license rights or other rights to use in existence at the Issue Date and (B) non-exclusive license rights granted or other rights to use in the ordinary course of business which may include licenses with unlimited renewal options solely to the extent such options require mutual consent for renewal or are subject to financial or other conditions as to the ability of licensee to perform under the license.

“Permitted Investments” means:

(1) any Investments, (i) so long as any such Investments made in connection with ProductionCo Operations must be made by ProductionCo or the Subsidiaries of ProductionCo and (ii) to the extent not otherwise included within the definition of ProductionCo Operations, Permitted Business Investments;

(2) any Investment in the Company or in a Restricted Subsidiary;

(3) any Investment in Cash or Cash Equivalents;

(4) any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale (or a disposition excluded from the definitions thereof) that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales,” including pursuant to an Asset Swap;

(6) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(7) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(8) Investments represented by Hedging Obligations;

(9) loans or advances to officers, directors or employees made in the ordinary course of business of the Company or any Restricted Subsidiary;

(10) repurchases of the notes;

(11) any Guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” other than a Guarantee of Indebtedness of an Affiliate of the Company that is not a Restricted Subsidiary of the Company;

(12) any Investment existing on, or made pursuant to binding commitments existing on, the date of the indenture and any Investment consisting of an amendment, restatement, supplement, extension, refunding, replacement, modification or renewal, in whole or in part, of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the indenture or (b) as otherwise permitted under the indenture;

(13) Investments acquired after the Issue Date as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(14) Investments received as a result of a foreclosure by, or other transfer of title to, the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(15) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(16) endorsements of negotiable instruments and documents in the ordinary course of business;

(17) such Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(18) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business (other than any such guarantees of performance or other obligations made by the Company in favor of any Driftwood Company or Production Company);

(19) advances and prepayments for asset purchases in the ordinary course of business in the Oil and Gas Business of the Company or any Restricted Subsidiary;

(20) any Investments in existence on the Issue Date; and

(21) other Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (21) that are at the time outstanding, determined at the time such Investment is made, that do not exceed $25.0 million; provided, however, that if any Investment pursuant to this clause (21) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (21) for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Liens” means:

(1) Liens created for the benefit of (or to secure) the notes;

(2) Liens existing on the Issue Date;

(3) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and that are appropriately reserved for in accordance with GAAP if required by GAAP;

(4) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords, operators’, royalty, surface damages and other like Persons arising in the ordinary course of business, including Liens under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the disposition, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, gathering agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements; provided that the payment thereof is not more than 90 days past due or which are being contested in good faith by appropriate proceedings;

(5) Liens arising from judgments, decrees or attachments in circumstances which do not constitute a Default or an Event of Default hereunder;

(6) the following pledges or deposits, to the extent made in the ordinary course of business: deposits under workers’ compensation, unemployment insurance, social security and other similar laws or legislation, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(7) Liens on Equipment or software or other intellectual property or fixed or capital assets constituting purchase money Liens and Liens in connection with Capital Leases, industrial revenue bonds or similar tax-exempt Indebtedness securing Indebtedness permitted under clause (6) of the ~~the~~ definition of “Permitted Indebtedness;”

(8) leasehold interests in leases or subleases and licenses granted in the ordinary course of the Company’s business and Permitted Intellectual Property Licenses;

(9) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties that are promptly paid on or before the date they become due;

(10) Liens as security for insurance related obligations (including, but not limited to, in respect of deductibles, financed insurance premiums, self-insured retention amounts and premiums and adjustments thereto) (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(11) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms;

(12) easements, zoning restrictions, rights-of-way, restrictions on the use of real property, and other similar encumbrances on real property imposed by law or arising in the ordinary course of business and minor irregularities of title to real property so long as they do not individually or in the aggregate materially impair the value or marketability of the related property;

(13) Liens on Cash or Cash Equivalents securing obligations permitted under clauses (4), (8) and (15) of the definition of “Permitted Indebtedness;”

(14) Liens securing Indebtedness permitted under clause (3) of the definition of “Permitted Indebtedness,” provided that the assets securing such Liens are solely in respect of assets or Equity Interests of a Driftwood Company, other than the ~~Collateral~~Equity Interests of DriftwoodCo;

(15)       ~~Liens on the assets or Equity Interests of ProductionCo or its Subsidiaries securing Indebtedness incurred under clause (14) of the definition of “Permitted Indebtedness;”~~        [RESERVED];

(16) Liens on the assets of any Person in existence on the date that such Person becomes a Subsidiary of the Company (whether by acquisition, merger, consolidation or otherwise) and not created in contemplation thereof; provided that immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Secured Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(17) Liens incurred in connection with the extension, renewal, replacement or refinancing of the Indebtedness secured by Liens of the type described in clauses (1) through (16) above (other than any Indebtedness repaid with the proceeds of the notes); provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien (plus improvements, proceeds and products thereof);

(18) Liens securing Indebtedness permitted under clause (20) of the definition of “Permitted Indebtedness,” provided that immediately after giving effect to Indebtedness on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, such entity would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Secured Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” and provided, further, that no such Liens may by incurred by the Company in favor of any Driftwood Company or Production Company;

(19) Liens on assets or Equity Interests of the Company and its Restricted Subsidiaries (other than the Driftwood Companies) incurred to secure Indebtedness permitted to be incurred pursuant to the first paragraph of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that, at the time of incurrence and after giving pro forma effect to the incurrence thereof, the Secured Leverage Ratio would be no greater than 1.5 to 1.0;

(20) Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries;

(21) Liens on Equity Interests of any Unrestricted Subsidiary;

(22) any obligations or duties affecting any property of the Company or any Restricted Subsidiary to any municipality or public authority with respect to any franchise, grant, license or permit that does not materially impair the use of such property for the purposes for which it is held;

(23) Liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, not yet due and payable;

(24) Liens (other than any Lien incurred by the Company in favor of any Driftwood Company or Production Company) encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements; and

(25) Liens in favor of the Company or any Restricted Subsidiary (other than any Lien incurred by the Company in favor of any Driftwood Company or Production Company).

“Permitted Refinancing Indebtedness” has the meaning set forth in clause (13) of the definition of Permitted Indebtedness.

“Permitted Restricted Payments” means, with respect to any Person, any of the following:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the other provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of the indenture;

(3) the repurchase, redemption, defeasance, satisfaction and discharge or other acquisition or retirement for value of Subordinated Indebtedness with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) repurchases of Subordinated Indebtedness at a purchase price not greater than (i) 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control or (ii) 100% of the principal amount of such Subordinated Indebtedness in the event of an Asset Sale, in each case plus accrued and unpaid interest thereon, to the extent required by the terms of such Indebtedness, but only if, with respect to each series:

(a) in the case of a Change of Control with respect to the notes, the Company has first complied with and fully satisfied its obligations under the provisions described under “— Repurchase at the Option of Holders — Change of Control;” or

(b) in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations in accordance with the covenant under the heading “— Repurchase at the Option of Holders — Asset Sales;”

(5) the repurchase of Equity Interests deemed to occur upon the exercise of stock or other equity options to the extent such Equity Interests represent a portion of the exercise price of those stock or other equity options and any repurchase or other acquisition of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants, incentives or other rights to acquire Equity Interests;

(6) payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person; and

(7) repurchases, redemptions, dividends or distributions made in the form of the Equity Interests of such Person (other than (i) repurchases, redemptions, dividends or distributions by DriftwoodCo while ~~the Collateral~~DriftwoodCo’s Equity Interests remain subject to the Liens created by the Pledge Agreement and (ii) repurchases, redemptions, dividends or distributions by ProductionCo while ProductionCo’s Equity Interests remain~~s~~ subject to the Liens created by the Pledge Agreement);

(8) payment in lieu of fractional shares of the Equity Interests of such Person in connection with any dividend, split, or combination thereof or upon exercise of any warrants or derivative securities;

(9) to the extent constituting a Restricted Payment, payments made in any form in connection with the exercise of warrants issued by the Company outstanding on the Issue Date;

(10) payments made or expected to be made in respect of withholding or similar taxes payable upon exercise of the Equity Interests of such Person by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or permitted transferees), and any repurchases of such Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represents a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(11) repurchases, redemptions, dividends or distributions in accordance with incentive compensation plans approved by such Person’s Board of Directors (or equivalent governing body);

(12) dividends or distributions by any Restricted Subsidiary to the Company or any other Restricted Subsidiary (provided that with respect to any non-Wholly Owned Subsidiary, such Restricted Payment shall be on a pro rata or better than pro rata basis to the Company or Restricted Subsidiaries of the Company);

(13) repurchases or redemptions of any class of Equity Interests pursuant to employee, director or consultant repurchase plans or other similar agreements approved by the Company’s Board of Directors;

(14) other repurchases, redemptions, dividends or distributions effected by the Company or its Subsidiaries in an aggregate principal amount not to exceed $25.0 million;

(15) to the extent constituting a Restricted Payment, repayments or conversions of the Existing Convertible Notes or any Indebtedness incurred in accordance with clause (14) of the definition of “Permitted Indebtedness;” and

(16) to the extent constituting a repurchase, redemption or distribution, conversion (at the conversion price in effect as of the date hereof) of the series C preferred shares of the Company held by Bechtel Oil, Gas and Chemicals, Inc. into shares of Common Stock, provided that, notwithstanding the foregoing, none of the foregoing transactions shall qualify as a Permitted Restricted Payment if such transaction would effect a transfer of Collateral to any Person other than to the Pledgor in respect of the Pledge Agreement at the applicable time.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment (or, in the case of a dividend or distribution, on the date of declaration) of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with the foregoing covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (16) of this definition of “Permitted Restricted Payment,” the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or other such transaction (or portion thereof) on the date made or later reclassify such Restricted Payment or other such transaction (or portion thereof) in any manner that complies with this definition.

“Person” or “person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other similar Equity Interests (however designated) of such Person, whether outstanding or issued after the date of the indenture.

“Production Companies” means ProductionCo and its Subsidiaries.

“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or any of its Restricted Subsidiaries to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or any of its Restricted Subsidiaries.

“ProductionCo” means Tellurian Production Holdings LLC, a Delaware limited liability company.

“ProductionCo Operations” means the exploration, drilling and extraction of natural gas and related and resulting products by ProductionCo and its Wholly-Owned Subsidiaries.

“Qualified Driftwood Financing” means any Driftwood Financing that constitutes (i) debt for borrowed money of any Driftwood Company and any of their Subsidiaries or (ii) Disqualified Stock of any Driftwood Company provided that for the purposes of this definition only, “Disqualified Stock” shall mean, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Equity Interests convertible or exchangeable solely at the option of the Company or a Subsidiary; provided that any such conversion or exchange will be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3) is redeemable at the option of the holder thereof, in whole or in part.

“Rating Category” means:

(1) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Decline” means a decrease in the rating of the notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories) from the rating of the notes on the date of the applicable occurrence referred to in clauses (1) or (3) of the definition of “Change of Control” under the indenture. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories, namely + or - for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary. Except where expressly stated otherwise, all references to Restricted Subsidiaries refer to Restricted Subsidiaries of the Company.

“S&P” means S&P Global Ratings, and any successor to the ratings business thereof.

“Screened Affiliate” means any Affiliate of a holder (i) that makes investment decisions independently from such holder and any other Affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other Affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the notes, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other Affiliate of such holder that is acting in concert with such holders in connection with its investment in the notes.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Debt (~~other than~~including the notes) of the Company and its Restricted Subsidiaries that is secured by any Lien to (2) ProductionCo’s Adjusted EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Debt and ProductionCo’s Adjusted EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Leverage Ratio.

“Securities Act” means the Securities Act of 1933, as amended.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of such Person, provided that, notwithstanding the foregoing, ProductionCo or any Wholly-Owned Subsidiary of ProductionCo shall be deemed a Significant Subsidiary at all times for the purposes hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Company or a Restricted Subsidiary that is contractually subordinated in right of payment to the notes or with respect to the Collateral.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and

(2) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by the Company or a Restricted Subsidiary of the Company or in which the Company or a Restricted Subsidiary of the Company now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“Treasury Rate” means, in respect of any redemption date for the notes, the yield to maturity as of the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available on the second Business Day prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to            , 2025; provided, however, that if the period from the redemption date to           , 2025 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will (1) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (2) prior to such redemption date file with the trustee an officers’ certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended.

“Unrestricted Subsidiary” means any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) that is designated (or deemed designated) by the Company as an Unrestricted Subsidiary pursuant to an officers’ certificate delivered to the trustee, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt (other than, in the case of any such designation (or deemed designation), any guarantee of the notes or Guarantees or any Indebtedness that would be released upon such designation);

(2) except as permitted by the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, except to the extent the foregoing would be treated as an Investment permitted under the indenture.

Any Subsidiary of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of Capital Stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have a Board of Directors, Voting Stock means the Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly-Owned Subsidiaries of such Person.

Exhibit B

Form of Third Supplemental Convertible Notes Indenture

[See attached]

~~CONFORMED THROUGH THE SECOND SUPPLEMENTAL INDENTURE, DATED AS OF~~
~~JULY 18, 2022~~

TELLURIAN INC.

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

~~and~~

~~TECH OPPORTUNITIES LLC~~

~~as Collateral Agent~~

~~FIRST~~THIRD SUPPLEMENTAL
INDENTURE

Dated as of ~~June 3~~[__ ], 2022

6.00% Senior ~~Secured~~ Convertible Notes due 2025

TABLE OF CONTENTS

- i -

- ii -

- iii -

Exhibits
Exhibit A: Form of Note	A-1
Exhibit B: [Reserved]	B-1
Exhibit C: Form of Fundamental Change Repurchase Notice	C-1
Exhibit D: [~~Intentionally Omitted~~Reserved]	D-1
Exhibit E: ~~Form of Company Conversion Notice~~[Reserved]	E-1
Exhibit F: Form of Holder Conversion Notice	F-1
Exhibit G: Notice of Acceptance of Optional Redemption	G-1

- iv -

~~FIRST~~THIRD SUPPLEMENTAL INDENTURE, dated as of ~~June 3~~[         ], 2022, among Tellurian Inc., a Delaware corporation, as issuer (the “Company”), and Wilmington Trust, National Association, as trustee (the “Trustee”)~~and Tech Opportunities LLC as collateral agent (the “Collateral Agent”)~~.

This Supplemental Indenture (as defined below) is being executed and delivered pursuant to Section~~s 2.2 and 9.1(h)~~8.02 of the ~~Base~~First Supplemental Indenture (as defined below) ~~to~~that established the terms, and provided for the issuance, of ~~a new series of Securities (as defined in the Base Indenture) constituting~~ the Company’s 6.00% Senior ~~Secured~~ Convertible Notes due 2025 (as amended hereby, the “Notes”) and amends and restates the First Supplemental Indenture and Second Supplemental Indenture (as defined below) in their entirety.

Each party to this Supplemental Indenture agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders (as defined below) of the Notes.

Article 1.     DEFINITIONS; RULES OF CONSTRUCTION;
SCOPE AND INTERPRETATION OF BASE INDENTURE

SECTION 1.01.     Definitions.

Subject to the last paragraph of Section 1.03 and the second sentence of Section 1.04(A), capitalized terms used in this Supplemental Indenture without definition have the respective meanings ascribed to them in the Base Indenture. For purposes of the Notes, the following additional definitions will apply and supersede any conflicting definitions in the Base Indenture.

“11.25% Senior Secured Notes” means the Company’s 11.25% senior secured notes issued on or about the effective date of this Supplemental Indenture, on the terms and conditions disclosed in the Company’s preliminary prospectus supplement dated August 29, 2022 (the “Preliminary Prospectus”), as supplemented and amended by the free writing prospectus filed by the Company on September [ • ], 2022 (the “FWP”) without giving effect to any subsequent amendment to the terms thereof.

“Acceleration Amount” means a cash amount equal to the greater of (A) one hundred ~~fifteen~~twenty percent (1~~15~~20%) of the then outstanding principal amount of the applicable Note plus accrued and unpaid interest; and (B) one hundred ~~fifteen~~twenty percent (1~~15~~20%) of the product of (i) the Conversion Rate in effect as of the Trading Day immediately preceding the date that the Event of Default occurred; (ii) the total then outstanding principal amount (expressed in thousands) of the applicable Note plus accrued and unpaid interest; and (iii) the average Daily VWAP per share of Common Stock occurring during the ten (10) Trading Days immediately before the date the applicable Event of Default occurred.

“Affiliate” means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agent” means any Conversion Agent, Registrar, Paying Agent or Notice Agent.

“Attribution Parties” means with respect to any Holder, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issue Date, directly or indirectly managed or advised by such Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of such Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) together with such Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Common Stock would or could be aggregated with such Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively such Holder and all other Attribution Parties to the Maximum Percentage.

“Authorized Denomination” means, with respect to the Notes, a principal amount thereof equal to one thousand dollars ($1,000) or any integral multiple of one thousand dollars ($1,000) in excess thereof, or, if such principal amount then-outstanding is less than $1,000, then such outstanding principal amount.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal or state or non-U.S. law for the relief of debtors.

“Base Indenture” means that certain Indenture, dated as of June 3, 2022, between the Company and the Trustee.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York or the applicable place of payment is authorized or required by law or executive order to close or be closed; provided, however, for clarification, the Federal Reserve Bank of New York or in the applicable place of payment shall not be deemed to be authorized or required by law or executive order to close or be closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of the Federal Reserve Bank of New York or in the applicable place of payment are open for use by customers on such day.

“Capital Lease” means, with respect to any Person, any leasing or similar arrangement conveying the right to use any property, whether real or personal property, or a combination thereof, by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash” means all cash and liquid funds.

“Cash Equivalents” means, as of any date of determination, any of the following: (A) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (B) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (C) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (D) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any State thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than one billion dollars ($1,000,000,000); and (E) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (A) and (B) above, (ii) has net assets of not less than one billion dollars ($1,000,000,000), and (iii) has the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service.

“Close of Business” means 5:00 p.m., New York City time.

~~“Collateral Agent” means the Person named as such in the first paragraph of this Supplemental Indenture, in its capacity as such, until a successor replaces it in accordance with the terms hereof and, thereafter, means such successor.~~

“Common Stock” means the common stock, $0.01 par value per share, of the Company, subject to Section 5.08.

“Company” means the Person named as such in the first paragraph of this Supplemental Indenture and, subject to Article 6, its successors and assigns.

“Company Order” means a written request or order signed on behalf of the Company by one (1) of its Officers and delivered to the Trustee.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to, without duplication: (A) any Indebtedness or other obligations of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable and (B) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices, in each case, for any speculative purpose; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Conversion Date” means, with respect to conversion of a Note ~~(other than a Forced Conversion)~~, the first Business Day on which the requirements set forth in Section 5.03(A) to convert such Note are satisfied ~~and with respect to a Forced Conversion of a Note, the Forced Conversion Date~~.

“Conversion Price” means, as of any time, an amount equal to (A) one thousand dollars ($1,000) divided by (B) the Conversion Rate in effect at such time.

“Conversion Rate” initially means ~~174.7030~~[ • ] shares of Common Stock per one thousand dollars ($1,000) principal amount of Notes; provided, however, that the Conversion Rate is subject to adjustment pursuant to Article 5; provided, further, that whenever the Indenture refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate immediately after the Close of Business on such date.

“Conversion Share” means any share of Common Stock issued or issuable upon conversion of any Note.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Daily VWAP” means, for any Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “TELL <EQUITY> VAP” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Default” means any event that is (or, after notice, passage of time or both, would be) an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Equity Interests that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(A) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(B) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Equity Interests convertible or exchangeable solely at the option of the issuer or a Subsidiary; provided that any such conversion or exchange will be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable); or

(C) is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (A), (B) and (C), at any point prior to the ninety-first (91st) day after the Maturity Date.

“Driftwood Change of Control” means any of the following events:

(A)  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Driftwood LNG Holdings LLC and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)), other than a Parent Entity, the Company or a Subsidiary;

(B) the adoption of a plan relating to the liquidation or dissolution of Driftwood LNG Holdings LLC; or

(C) the consummation of any transaction (including any merger or consolidation), the result of which is that the Company or a Parent Entity is no longer the “beneficial owner” (as defined in the definition of “Fundamental Change”), directly or indirectly, of more than 50% of the Voting Stock of any of the Driftwood Companies, measured by voting power rather than number of shares, units or the like.

“Driftwood Companies” means Driftwood LNG Holdings LLC and its Subsidiaries.

“Driftwood Financing” means (i) all Indebtedness of any Driftwood Company and any of their Subsidiaries that is not guaranteed or secured by the Company or any of the Company’s Subsidiaries (other than the Driftwood Companies and their Subsidiaries) and (ii) all unsecured Indebtedness of the Company or any its Subsidiaries ~~(other than ProductionCo or its Subsidiaries)~~ and all unsecured debt (including term loan, delayed draw, revolving credit, or letter of credit facilities, hedging arrangements, mezzanine and holdco financings), equity (including equity-linked) and mezzanine financing(s) of any kind entered into by the Company or any of its Subsidiaries ~~(other than ProductionCo or its Subsidiaries)~~ to the extent in the case of clause (ii) that ~~(x)~~ the proceeds of any such financing will be used for the payment of any amounts (or reimbursement thereof) for the development, construction, financing, ownership, operation or maintenance of the Driftwood Project, and any extensions, refinancings, replacements and/or renewals thereof, provided that, in each case any such Indebtedness or debt shall not have a final maturity date, amortization payment, sinking fund, put right, mandatory redemption or other repurchase obligation at the option of the lender or holder of such Indebtedness or debt, in any case earlier than one hundred eighty-one (181) days following the Maturity Date ~~and (y) neither ProductionCo nor ProductionCo’s Subsidiaries may participate in or guarantee such financings~~(except, in each case, for customary mandatory prepayments or offers to prepay with proceeds of asset sales or casualty events or indebtedness not permitted thereunder or upon the occurrence of a change of control, so long as any such provisions contained in a Driftwood Financing of the type described in clause (ii) above provide that such prepayments or offers are subject to a prepayment or offer to redeem the Notes in full); provided that, notwithstanding anything to the contrary in this definition, any Driftwood Financing may be secured by a pledge of the Equity Interests of Driftwood LNG Holdings LLC and the Contingent Obligations of any pledgor thereof ~~(other than ProductionCo or ProductionCo’s Subsidiaries)~~ arising from such pledge in respect of the Equity Interests pledged therein shall be permitted. Notwithstanding anything to the contrary, the 11.25% Senior Secured Notes do not constitute a Driftwood Financing.

“Driftwood Project” means the design, construction, financing, maintenance and operation of an LNG terminal facility and associated pipelines referred to as the Driftwood terminal, the Driftwood pipeline and other related pipelines in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2022.

“Eligible Exchange” means any of The New York Stock Exchange, NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors).

“Equipment” means all “equipment” as defined in the UCC with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Conditions” will be deemed to be satisfied as of any date if all of the following conditions are satisfied as of such date: (A) the shares issuable upon conversion of the Notes are Freely Tradable; (B) the Holder is not in possession of any material non-public information provided by or on behalf of the Company; (C) the Company is in compliance with Section 5.05 and such shares will satisfy Section 5.05; (D) no public announcement of a pending, proposed or intended Fundamental Change has occurred that has not been abandoned, terminated or consummated; (E) the daily dollar trading volume (as reported on Bloomberg) of the Common Stock on an Eligible Exchange is not less than ten million dollars ($10,000,000) and (F) no Event of Default will have occurred and be continuing.

“Equity Interests” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, including membership interests and/or limited liability company interests (however designated, whether voting or non-voting) of the equity of such Person, including, if such person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests and/or limited liability company interests, and, if such Person is a trust, all beneficial interests therein, and shall also include any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such corporation, partnership, limited liability company or trust, whether outstanding on the date hereof or issued on or after the date hereof, excluding, in each case, any debt securities convertible into such equity.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

~~“Forced Conversion Trigger” means (A) the Last Reported Sale Price exceeds two hundred percent (200%) of the Conversion Price on each of twenty (20) consecutive Trading Days beginning after the Issue Date, (B) the Equity Conditions are satisfied on each of such twenty (20) consecutive Trading Days, provided that, solely for the purposes of this definition, the condition set forth in Clause (F) of the definition of “Equity Conditions” shall only apply to the Events of Default set forth in Sections 7.01(A)(i)-(iii).~~

“First Supplemental Indenture” means that certain First Supplemental Indenture, dated as of June 3, 2022, between the Company, the Trustee and Tech Opportunities LLC, as collateral agent.

“Freely Tradable” means, with respect to any shares of Common Stock issued or issuable upon conversion of a Note, that (A) such shares would be eligible to be offered, sold or otherwise transferred by the Holder pursuant to Rule 144, without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice under the Securities Act and without any requirement for registration under any state securities or “blue sky” laws; or (B) such shares are (or, when issued, will be) (i) represented by book-entries at DTC and identified therein by an “unrestricted” CUSIP number; (ii) not represented by any certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (iii) listed and admitted for trading, without suspension on trading, on an Eligible Exchange; and (C) no delisting or suspension by such Eligible Exchange has been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or is reasonably likely to occur or pending as evidenced by a writing by such Eligible Exchange.

“Fundamental Change” means any of the following events:

(A)       a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company or its Wholly Owned Subsidiaries, or the employee benefit plans of the Company or its Wholly Owned Subsidiaries, files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity;

(B)       the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person (other than solely to one or more of the Company’s Wholly Owned Subsidiaries) (excluding, for the avoidance of doubt, any Driftwood Financing); or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property (other than a subdivision or combination, or solely a change in par value, of the Common Stock); provided, however, that any merger, consolidation, share exchange, combination or acquisition of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s voting common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of voting common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (B);

(C)       the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; ~~or~~

(D)       the Common Stock ceases to be listed on any Eligible Exchange;

(E)       a Driftwood Change of Control occurs; or

(F)       the 11.25% Senior Secured Notes are prepaid in advance of their maturity date at the time of their issuance.

For the purposes of this definition, (x) any transaction or event described in both clause (A) and in clause (B)(i) or (ii) above (without regard to the proviso in clause (B)) will be deemed to occur solely pursuant to clause (B) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Fundamental Change Base Repurchase Price” means, with respect to the Notes (or any portion of any Note) to be repurchased upon a Repurchase Upon Fundamental Change, (x) other than in respect of any Driftwood Change of Control, a cash amount equal to the greater of (A) one hundred ~~fifteen~~twenty percent (1~~15~~20%) of the then outstanding principal amount of the applicable Note; and (B) one hundred ~~fifteen~~twenty percent (1~~15~~20%) of the product of (i) the Conversion Rate in effect as of the Trading Day immediately preceding the date the Fundamental Change Repurchase Notice is delivered; (ii) the total then outstanding principal amount (expressed in thousands) of the applicable Note; and (iii) the average Daily VWAP per share of Common Stock occurring during the ten (10) Trading Days immediately before the date of such Fundamental Change or (y) with respect to any Driftwood Change of Control, a cash amount equal to one hundred twenty percent (120%) of the then outstanding principal amount of the applicable Note.

“Fundamental Change Repurchase Date” means the date as of which any Note must be repurchased for cash in connection with a Fundamental Change, as provided in Section 4.02.

“Fundamental Change Repurchase Notice” means a notice (including a notice substantially in the form of the “Fundamental Change Repurchase Notice” set forth in Exhibit C) containing the information, or otherwise complying with the requirements, set forth in Section 4.02(F)(i) and Section 4.02(F)(ii).

“Fundamental Change Repurchase Price” means the cash price payable by the Company to repurchase any Note (or any portion of such Note) upon a Repurchase Upon Fundamental Change, calculated pursuant to Section 4.02(D).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided the definitions set forth in the Indenture or any Note and any financial calculations required thereby shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the date hereof.

“Holder” means a person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means indebtedness of any kind, including, without duplication (A) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within one hundred eighty (180) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (B) all obligations evidenced by notes, bonds, debentures or similar instruments, (C) all Capital Lease Obligations, (D) all Contingent Obligations, and (E) Disqualified Stock.

“Indenture” means the Base Indenture, as amended by the First Supplemental Indenture, the Second Supplemental Indenture, this Supplemental Indenture, and as the same may be further amended or supplemented from time to time

“Intellectual Property” means all Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; applications therefor and reissues, extensions, or renewals thereof; together with all rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Payment Date” means, with respect to a Note, each February 1, May 1, August 1 and November 1 of each year, commencing on August 1, 2022 (or commencing on such other date specified in the certificate representing such Note). For the avoidance of doubt, the Maturity Date is an Interest Payment Date.

~~“Intellectual Property” means all Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; applications therefor and reissues, extensions, or renewals thereof; together with all rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.~~

“Investment” means with respect to any Person, any beneficial ownership (including stock, partnership or limited liability company interests) of or in any other Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Issue Date” means June 3, 2022.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm selected by the Company.

“License” means any Copyright License, Patent License, Trademark License or other written license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest; provided, that licenses, strain escrows and similar provisions in collaboration agreements, research and development agreements that do not create or purport to create a security interest, encumbrance, levy, lien or charge of any kind shall not be deemed to be Liens for purposes of the Notes and the Indenture.

“Mandatory Redemption” means any Redemption pursuant to Section 4.03(B)(i).

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts traded on such exchange or market relating to the Common Stock.

“Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (ii)  the business, properties, assets, liabilities, operations (including results thereof), or condition (financial or otherwise) of ProductionCo and its Subsidiaries, taken as a whole, (iii) the transactions contemplated hereby or in any of the other Transaction Documents or any other agreements or instruments to be entered into in connection herewith or therewith, taken as a whole, or (iv) the authority or ability of the Company or any of its Subsidiaries to perform any of their respective obligations under any of the Transaction Documents.

“Maturity Date” means May 1, 2025.

“Note Agent” means any Registrar, Paying Agent or Conversion Agent.

“Note Security” means any Note or Conversion Share.

“Notes” means the 6.00% Senior ~~Secured~~ Convertible Notes due 2025 issued by the Company pursuant to the Base Indenture, as amended by the First Supplemental Indenture, the Second Supplemental Indenture and this Supplemental Indenture.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Assistant Treasurer, the Secretary or any Assistant Secretary, or any Vice-President of the Company, whether or not designated by a number or numbers or a word or words added before or after the title “Vice President”.

“Officer’s Certificate” means a certificate that is signed on behalf of the Company by one (1) of its Officers and that meets the requirements of Section 13.03.

“Open of Business” means 9:00 a.m., New York City time.

~~“Optional Redemption Price” means one hundred twenty percent (120%) of the principal amount being redeemed plus any accrued but unpaid interest.~~

“Opinion of Counsel” means an opinion, from legal counsel (including an employee of, or counsel to, the Company or any of its Subsidiaries) reasonably acceptable to the Trustee, that meets the requirements of Section 13.03, subject to customary qualifications and exclusions.

“Optional Redemption Price” means one hundred twenty percent (120%) of the principal amount being redeemed plus any accrued but unpaid interest on the stated outstanding amount of such Note.

“Parent Entity” means any direct or indirect parent of the Company.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement the Company now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Company Expenditures” means dispositions, transfers and payments by the Company to satisfy payment obligations pursuant to Permitted Indebtedness incurred by the Company and general and operating expenses of the Company or Tellurian Investments LLC or its Subsidiaries.

“Permitted Indebtedness” means (A) Indebtedness evidenced by any Note; (B) (i) Indebtedness disclosed pursuant to the Securities Purchase Agreement, as in effect as of the Issue Date~~;~~ and (ii) Indebtedness in respect of the 11.25% Senior Secured Notes in an aggregate principal amount not to exceed $[ • ] million; (C) any Indebtedness constituting any Driftwood Financing; (D) Indebtedness to trade creditors incurred by the Company or any Subsidiary in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (E) Indebtedness that also constitutes a Permitted Investment; (F) (i) undrawn obligations in respect of letters of credit or similar instruments in the ordinary course of business and (ii) reimbursement obligations in connection with letters of credit or similar instruments that are secured by Cash or Cash Equivalents and issued on behalf of the Company or any Subsidiary so long as any such Cash or Cash Equivalents are reflected as restricted on the consolidated balance sheet of the Company, prepared in accordance with GAAP; (G) Indebtedness amongst the Company and its Subsidiaries ~~(other than Indebtedness owed by (i) ProductionCo or one of its Subsidiaries to (ii) the Company or any of its other Subsidiaries); provided that any such Indebtedness owing by the Company or the Driftwood Companies to a Subsidiary that is not the Company, the Driftwood Companies, ProductionCo or a Wholly Owned Subsidiary of ProductionCo will be subordinated to the Indebtedness in respect of the Notes;~~; (H) purchase money and Capital Lease Obligations in an aggregate principal amount not to exceed ten million dollars ($10,000,000) at any time outstanding; (I) Indebtedness in respect of the financing of insurance premiums payable within one year incurred in the ordinary course of business; (J) to the extent constituting Indebtedness, indemnification, adjustment of purchase price, earnout, escrow or similar obligations, in each case, incurred or assumed in connection with any acquisition or disposition not prohibited hereunder; (K) to the extent constituting Indebtedness, obligations associated with worker’s compensation claims, performance, bid, surety or similar bonds or surety obligations required by applicable law or by third parties in the ordinary course of the business of ProductionCo and its Subsidiaries in connection with the operation of, or provision for the abandonment and remediation of, their properties; (L) Contingent Obligations that are guarantees of Indebtedness described in clauses (A) through (K); (M) Indebtedness due to a draft or similar instrument inadvertently drawn against insufficient funds; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence; (N) obligations in respect of minimum volume commitments or to make take-or-pay or similar payments (regardless of nonperformance); (O) Indebtedness of any Person outstanding on the date that such Person becomes a Subsidiary of the Company (whether by acquisition, merger, consolidation or otherwise) and not incurred in contemplation thereof; (P) other Indebtedness in an aggregate principal amount not to exceed twenty-five million dollars ($25,000,000) at any time~~, provided that such Indebtedness is not incurred or guaranteed by, or otherwise recourse to, ProductionCo or its Subsidiaries~~; and (Q) extensions, refinancings, replacements and/or renewals of any items of Permitted Indebtedness (other than any Indebtedness repaid with the proceeds of the Notes), provided that, other than with respect to any Driftwood Financing, (1) the principal amount is not increased above the then-outstanding principal (or accreted value, in the case of Indebtedness issued with original issue discount) thereof (including undrawn or available committed amounts), plus an amount necessary to pay all accrued (including, for purposes of defeasance, future accrued) and unpaid interest of the refinanced Indebtedness and any fees, premiums and expenses related to such exchange or refinancing or (2) the terms are not modified to impose materially more burdensome terms, taken as a whole, upon the Company or its Subsidiaries, as the case may be, and provided further, other than with respect to any Driftwood Financing, that ~~if the lender of any such proposed extension, refinancing or renewal of Permitted Indebtedness incurred hereunder is different from the lender of the Permitted Indebtedness to be so extended, refinanced or renewed then,~~, in addition to the foregoing proviso, such Permitted Indebtedness shall also not have a final maturity date, amortization payment, sinking fund, put right, mandatory redemption or other repurchase obligation at the option of the lender or holder of such Indebtedness, or be prepayable at the option of the Company or its Subsidiaries (as applicable), in any case earlier than ninety-one (91) days following the Maturity Date (except, in each case, for (A) customary mandatory prepayments or offers to prepay with proceeds of asset sales or casualty events or indebtedness not permitted thereunder or upon the occurrence of a change of control and (B) scheduled amortization no greater than 5% of the original principal amount of such Indebtedness per year) and any mandatory prepayments under any Driftwood Financing (any extensions, refinancings, replacements and/or renewals described in this clause (Q), “Permitted Refinancing Indebtedness”).

“Permitted Intellectual Property Licenses” means agreements relating to Intellectual Property (A) licenses rights or other rights to use in existence at the Issue Date and (B) non-exclusive license rights granted or other rights to use in the ordinary course of business which may include licenses with unlimited renewal options solely to the extent such options require mutual consent for renewal or are subject to financial or other conditions as to the ability of licensee to perform under the license.

“Permitted Investment” means any Investments, (i) so long as any such Investments made in connection with ProductionCo Operations must be made by ProductionCo or the Subsidiaries of ProductionCo and (ii) to the extent not otherwise included within the definition of ProductionCo Operations, any direct or indirect Investments in additional oil and gas and related upstream properties or interests, other hydrogen and mineral interests and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America must be made by ProductionCo or its Subsidiaries.

“Permitted Liens” means, any and all of the following: (A) Liens in favor of the Holders~~,~~ or the Trustee ~~or the Collateral Agent~~; (B) Liens (i) disclosed pursuant to the Securities Purchase Agreement, as in effect as of the Issue Date and (ii) securing obligations in respect of the 11.25% Senior Secured Notes on the Equity Interests of Driftwood LNG Holdings LLC and ProductionCo; (C) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that the Company maintains adequate reserves therefor in accordance with GAAP; (D) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords, operators’, royalty, surface damages and other like Persons arising in the ordinary course of business, including Liens under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the disposition, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, gathering agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements; provided, that the payment thereof is not more than 90 days past due or which are being contested in good faith by appropriate proceedings; (E) Liens arising from judgments, decrees or attachments in circumstances which do not constitute a Default or an Event of Default hereunder; (F) the following deposits, to the extent made in the ordinary course of business: deposits under workers’ compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (G) Liens on Equipment or software or other intellectual property or fixed or capital assets constituting purchase money Liens and Liens in connection with Capital Leases securing Indebtedness permitted in clause (H) of “Permitted Indebtedness”; (H) leasehold interests in leases or subleases and licenses granted in the ordinary course of the Company’s business and Permitted Intellectual Property Licenses; (I) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (J) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (K) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (L) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (M) Liens on Cash or Cash Equivalents securing obligations permitted under clauses (D), (F) and (J) of the definition of “Permitted Indebtedness”; (N) a Lien securing Indebtedness permitted under clause (C) of the definition of “Permitted Indebtedness”, provided that the assets securing such Liens are assets or equity of a Driftwood Company; (O) other Liens securing obligations owed by, or on assets owned by, the Company or its Subsidiaries ~~other than ProductionCo or its Subsidiaries~~ in an aggregate principal amount not to exceed twenty-five million dollars ($25,000,000) at any time; ~~provided that no such Liens shall be on the assets of ProductionCo or its Subsidiaries;~~ (P) Liens on the assets of any Person in existence on the date that such Person becomes a Subsidiary of the Company (whether by acquisition, merger, consolidation or otherwise) and not created in contemplation thereof; and (Q) Liens incurred in connection with the extension, renewal, replacement or refinancing of the Indebtedness secured by Liens of the type described in clauses (A) through (N) above (other than any Indebtedness repaid with the proceeds of the Notes); provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien (plus improvements, proceeds and products thereof)~~, provided, however, that other than Liens specified in clauses (A) and (B), no Lien shall qualify as a Permitted Lien if any Collateral secures such Lien and such Lien is not in favor of the Holders.~~.

“Permitted Restricted Payments” means, with respect to any Person, any of the following: (A) repurchases, redemptions, dividends or distributions ~~(other than repurchases or redemptions by ProductionCo while the Pledged Collateral remains subject to the Liens created by the Pledge Agreement)~~ made in the form of the Equity Interests of such Person; (B) payment in lieu of fractional shares of the Equity Interests of such Person in connection with any dividend, split, or combination thereof or any Fundamental Change not prohibited hereby; (C) payments made or expected to be made in respect of withholding or similar taxes payable upon exercise of the Equity Interests of such Person by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or permitted transferees), and any repurchases of such Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represents a portion of the exercise price of such options or warrants or required withholding or similar taxes; (D) repurchases, redemptions, dividends or distributions in accordance with incentive compensation plans approved by such Person’s Board of Directors (or equivalent governing body); (E) dividends or distributions by ~~(x)~~ a ~~Wholly Owned~~ Subsidiary of ~~ProductionCo to ProductionCo or one its other Wholly Owned Subsidiaries, (y) ProductionCo, directly or indirectly, to the Company to fund Permitted Company Expenditures and Permitted Investments, and (z) among the Company and its Subsidiaries (other than ProductionCo and its Wholly Owned Subsidiaries)~~the Company to the Company or any of its other Subsidiaries; (F) repurchases or redemptions of any class of Equity Interests pursuant to employee, director or consultant repurchase plans or other similar agreements approved by the Board of Directors; (G) other repurchases, redemptions, dividends or distributions effected by the Company or its Subsidiaries other than ProductionCo or its Subsidiaries in an aggregate principal amount not to exceed twenty-five million dollars ($25,000,000); and (H) ~~dividends or distributions by any Driftwood Company to any other Driftwood Company and (I)~~ to the extent constituting a repurchase, redemption or distribution, conversion (at the conversion price in effect as of the Issue ~~d~~Date ~~hereof~~) of the series C preferred shares of the Company held by Bechtel Oil, Gas and Chemicals, Inc. into shares of Common Stock~~, provided that, notwithstanding the foregoing, none of the foregoing transactions shall qualify as a Permitted Restricted Payment if such transaction would effect a transfer of Collateral to any Person other than to the Pledgor in respect of the Pledge Agreement at the applicable time.~~.

“Permitted Transfers” means (A) dispositions of inventory sold, and Permitted Intellectual Property Licenses entered into, in each case, in the ordinary course of business, (B) dispositions of damaged, worn-out, obsolete or surplus property in the ordinary course of business; (C) dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; (D) transfers consisting of Permitted Indebtedness under clause (G) of the definition of “Permitted Indebtedness”; (E) other dispositions or transfers of assets to any Person which have an aggregate fair market value of not more than two million five hundred thousand dollars ($2,500,000) in the aggregate in any fiscal year; (F) dispositions or other transfers ~~(w) among ProductionCo and Wholly Owned Subsidiaries of ProductionCo, (x) among the Driftwood Companies and Subsidiaries of the Driftwood Companies, (y) from the Company or any of its Subsidiaries other than those referred to in subclauses (w) and (x) to the Subsidiaries referred to in subclauses (w) and (x), and (z) amongst the~~between or among the Company and its Subsidiaries~~, other than those referred to in subclauses (w) and (x)~~; (G) to the extent constituting a disposition, any Driftwood Financing; (H) dispositions or other transfers for easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (I) to the extent constituting a disposition, any lease or sublease in the ordinary course of business; and (J) transfers consisting of Permitted Restricted Payments~~, provided that, notwithstanding the foregoing, none of the foregoing transfers or dispositions shall qualify as a Permitted Transfer if such transfer or disposition would effect a transfer of Collateral to any Person other than to the Pledgor in respect of the Pledge Agreement at the applicable time.~~.

“Person” or “person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Physical Note” means a Note that is represented by a certificate substantially in the form set forth in Exhibit A, registered in the name of the Holder of such Note and duly executed by the Company and authenticated by the Trustee.

~~“Pledge Agreement” means that certain Pledge Agreement, dated June 3, 2022, between the Tellurian Investments LLC (together with is successors and permitted assigns, the “Pledgor”) and the Collateral Agent (as it may otherwise be amended, modified or supplemented in accordance with Section 3.25(B) or replaced with any new pledge agreement in substantially the same form with respect to the Pledged Collateral pursuant to Section 3.25)(B)).~~

~~“Pledged Collateral” has the meaning set forth in the Pledge Agreement.~~

~~“Pledgor” has the meaning given such term in the definition of “Pledge Agreement”.~~

“ProductionCo” means Tellurian Production Holdings LLC, a Delaware limited liability company.

“ProductionCo Operations” means the exploration, drilling and extraction of natural gas and related and resulting products by ProductionCo and its Wholly Owned Subsidiaries.

“Redemption” means the repurchase of any Note by the Company pursuant to Section 4.03.

“Redemption Date” means May 1, 2023 and May 1, 2024 in the case of a Redemption pursuant to Section 4.03(B)(i), and the date fixed, pursuant to Section 4.03(D), for the settlement of the repurchase of any Notes by the Company pursuant to an Optional Redemption.

“Redemption Price” means the cash price payable by the Company to redeem any Note upon its Redemption, calculated pursuant to Section 4.03(E).

“Regular Record Date” has the following meaning with respect to an Interest Payment Date: (A) if such Interest Payment Date occurs on February 1, the immediately preceding January 15; (B) if such Interest Payment Date occurs on May 1, the immediately preceding April 15; (C) if such Interest Payment Date occurs on August 1, the immediately preceding July 15; and (D) if such Interest Payment Date occurs on November 1, the immediately preceding October 15.

“Repurchase Upon Fundamental Change” means the repurchase of any Note by the Company pursuant to Section 4.02.

“Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

“Responsible Officer” means (A) any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of such officers; and (B) with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of, and familiarity with, the particular subject and, in each case, has direct responsibility for the administration of the Indenture.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Supplemental Indenture” means that certain First Supplemental Indenture, dated as of July 18, 2022, between the Company and the Trustee.

~~“Secured Obligations” has the meaning set forth in the Pledge Agreement.~~

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of June 1, 2022, between the Company and certain initial holders of the Notes.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of such Person~~, provided that, notwithstanding the foregoing, ProductionCo or any Wholly Owned Subsidiary of ProductionCo shall be deemed a Significant Subsidiary at all times for the purposes hereof~~.

“Subordinated Indebtedness” means Indebtedness subordinated to the Notes pursuant to a written agreement between the Required Holders and the applicable lender in amounts and on terms and conditions satisfactory to the Required Holders in their sole discretion.

“Subsidiary” means, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Supplemental Indenture” means this First Supplemental Indenture, as amended or supplemented from time to time.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“Trading Day” means any day on which (A) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (B) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transaction Documents” means, collectively, the Notes~~,~~  and the Indenture ~~and the Pledge Agreement~~.

“Transfer Agent” means Broadridge Corporate Issuer Solutions, Inc. and any subsequent transfer agent (as applicable).

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended.

“Trustee” means the Person named as such in the first paragraph of this Supplemental Indenture, in its capacity as such, until a successor replaces it in accordance with the provisions of the Indenture and, thereafter, means such successor trustee.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of capital stock has voting power by reason of any contingency) to vote in the election of members of the board of directors or other equivalent board or committee serving a similar function of such Person; provided that with respect to a limited partnership or other entity which does not have a board of directors, Voting Stock means the capital stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 1.02.       Other Definitions.

Defined in
Term	Section
“Business Combination Event”	6.01(A)
“Common Stock Change Event”	5.08(A)
~~“Company Conversion Notice”~~	~~5.01(A)~~
“Conversion Agent”	2.06(A)
“Conversion Consideration”	~~Section 5.04(A)~~5.04(A)
“Conversion Settlement Date”	~~Section 5.04(C)~~5.04(C)
“Covering Price”	~~Section 5.04(D)(i)~~5.04(D)(i)
“Default Interest”	2.05(B)
“Defaulted Shares”	~~Section 5.04(D)~~5.04(D)
“Event of Default”	7.01(A)
“Excess Shares”	~~Section 5.09(A)~~5.09(A)
“Expiration Date”	5.06(A)(v)
“Expiration Time”	5.06(A)(v)
~~“Forced Conversion”~~	~~5.01(A)~~
~~“Forced Conversion Date”~~	~~5.01(B)~~
“Fundamental Change Notice”	4.02(E)
“Fundamental Change Repurchase Right”	4.02(A)
“Holder Conversion Notice”	5.02(A)
“HSR Act”	5.09(B)
“Initial Notes”	2.03(A)
“Maximum Percentage”	~~Section 5.09(A)~~5.09(A)
“Maximum Percentage Notice”	~~Section 5.09(A)~~5.09(A)
“Optional Acceleration Notice”	7.02(B)
“Optional Redemption”	4.03(B)(ii)
“Optional Redemption Notice”	4.03(F)(ii)
“Paying Agent”	2.06(A)
“Permitted Refinancing Indebtedness”	definition of Permitted Indebtedness
“Redemption Cap”	4.03(B)(i)
“Redemption Notice”	4.03(F)(i)
“Reference Property”	5.08(A)
“Reference Property Unit”	5.08(A)
“Register”	2.06(B)
“Registrar”	2.06(A)
“Reported Outstanding Share Number”	~~Section 5.09(A)~~5.09(A)
“Required Reserve Amount”	3.24
“Specified Courts”	13.07
“Spin-Off”	5.06(A)(iii)(2)
“Spin-Off Valuation Period”	5.06(A)(iii)(2)
“Stated Interest”	2.05(A)
“Successor Entity”	6.01(A)(i)
“Successor Person”	~~Section 5.08(A)~~5.08(A)
“Tender/Exchange Offer Valuation Period”	5.06(A)(v)

Section 1.03.          RULES OF CONSTRUCTION.

For purposes of the Indenture:

(A)        “or” is not exclusive;

(B)        “including” means “including without limitation”;

(C)        “will” expresses a command;

(D)        the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

(E)        a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;

(F)        words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

(G)        “herein,” “hereof” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision of this Supplemental Indenture, unless the context requires otherwise;

(H)        each Article, Section, clause or paragraph reference in this Supplemental Indenture that is in bolded typeface refers to the referenced Article, Section, clause or paragraph, as applicable, of this Supplemental Indenture;

(I)        references to currency mean the lawful currency of the United States of America, unless the context requires otherwise;

(J)        the exhibits, schedules and other attachments to this Supplemental Indenture are deemed to form part of this Supplemental Indenture;

(K)        the term “interest,” when used with respect to a Note, includes any Default Interest, unless the context requires otherwise;

(L)        any reference to a law, enactment or regulation shall include reference to any subordinate law, decree, resolution, order, or the like made under the relevant enactment or regulation and is a reference to that enactment, regulation, or subordinate law, decree, resolution, order, or the like as from time to time amended, consolidated, modified, re-enacted, or replaced

(M)        all references to any agreement or contract, including this Supplemental Indenture, shall be interpreted to mean such agreement or contract, as amended, modified, or supplemented in accordance with its terms from time to time;

(N)        it is understood and agreed that any Indebtedness, Liens, Investment, dividends, repurchases, repayments, disposition or transfer, or any transaction with an Affiliate need not be permitted solely by reference to one category of Permitted Indebtedness, Permitted Lien, Permitted Investment, Permitted Restricted Payment or Permitted Transfer or any permitted transaction with an Affiliate under Article 3 or the definitions of “Permitted Indebtedness”, “Permitted Liens”, “Permitted Investment”, “Permitted Restricted Payment” or “Permitted Transfer”, as applicable, but may instead be permitted in part under any combination thereof (it being understood that the Company may utilize amounts under any applicable category). For purposes of determining compliance at any time with Article 3 or the definitions of “Permitted Indebtedness”, “Permitted Liens”, “Permitted Investment”, “Permitted Restricted Payment” or “Permitted Transfer”, in the event that any such permitted transaction meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Article 3 or the definitions of “Permitted Indebtedness”, “Permitted Liens”, “Permitted Investment”, “Permitted Restricted Payment” or “Permitted Transfer”, the Company, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category; and

(O)        this Indenture shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

For purposes of the Indenture, the following terms of the Trust Indenture Act have the following meanings:

(i)       “Commission” means the SEC;

(ii)       “default” means “Event of Default”

(ii)       “indenture securities” means the Notes;

(iii)       “indenture security holder” means a Holder;

(iv)       “indenture to be qualified” means the Indenture;

(v)       “indenture trustee” or “institutional trustee” means the Trustee; and

(vi)       “obligor” on the indenture securities means the Company.

All other terms used in the Indenture that are defined by the Trust Indenture Act (including by reference to another statute) or the related rules of the SEC, and not defined in the Indenture, have the respective meanings so defined by the Trust Indenture Act or such rules.

Section 1.04.          INTERPRETATION; SCOPE OF SUPPLEMENTAL INDENTURE; SUPERSESSION OF BASE INDENTURE AND FIRST AND SECOND SUPPLEMENTAL INDENTURES.

(A)        Generally. The amendments to the Base Indenture made by this Supplemental Indenture will apply solely with respect to the Notes and not with respect to any other class or series of Securities. For purposes of the Notes, if any provision of this Supplemental Indenture conflicts with any provision of the Base Indenture, then this Supplemental Indenture will control to the extent of such conflict.

(B)        Applicability of Base Indenture. For purposes of the Notes,

(i)        Sections 2.3 through 2.15, inclusive, of the Base Indenture will not apply to the Notes and will instead be deemed to be replaced with the corresponding provisions of Article 2;

(ii)        Articles III and XI of the Base Indenture will not apply to the Notes and will instead be deemed to be replaced with Article 4;

(iii)        Article IV of the Base Indenture will not apply to the Notes and will instead be deemed to be replaced with Article 3;

(iv)        Article V of the Base Indenture will not apply to the Notes and will instead be deemed to be replaced with Article 6;

(v)        Article VI of the Base Indenture will not apply to the Notes and will instead be deemed to be replaced with Article 7;

(vi)        Article VIII of the Base Indenture will not apply to the Notes and will instead be deemed to be replaced with Article 9;

(vii)        Article IX of the Base Indenture will not apply to the Notes and will instead be deemed to be replaced with Article 8;

(viii)        Section 7.5 of the Base Indenture will not apply to the Notes and will instead be deemed to be replaced with Section 7.12;

(ix)        Article VII (except for Section 7.5) of the Base Indenture will not apply to the Notes and will instead be deemed to be replaced with Article 12; and

(x)        Sections 10.1, 10.2, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10, 10.11, 10.12, 10.13 and 10.14 will not apply to the Notes and will instead be deemed to be replaced with Sections 13.17, 13.01, 13.02, 13.03, 13.04, 2.05(C), 13.05, 13.14, 13.06, 13.08, 13.09, 13.13 and 13.15, respectively.

Each reference in the Base Indenture to any Articles or Sections of the Base Indenture referred to in the preceding clauses (i) through (x), inclusive, of this Section 1.04(B) will, for purposes of the Notes, be deemed instead to be a reference to the respective Articles and Sections (or corresponding part of the respective Articles or Sections) of this Supplemental Indenture referred to in such clauses.

(C)       Applicability of First and Second Supplemental Indentures. For all purposes of the Notes, the First Supplemental Indenture and the Second Supplemental Indenture will not apply to the Notes and will instead be replaced with this Supplemental Indenture and the terms hereof.

Article 2.          THE NOTES

Section 2.01.          FORM, DATING AND DENOMINATIONS.

The Notes and the Trustee’s certificate of authentication will be substantially in the form set forth in Exhibit A. The Notes will bear the legends required by Section 2.09 and may bear notations, legends or endorsements required by law, stock exchange rule. Each Note will be dated as of the date of its authentication.

The Notes will be issued in the form of one or more Physical Notes.

The Notes will be issuable only in registered form without interest coupons and only in Authorized Denominations.

Each certificate representing a Note will bear a unique registration number that is not affixed to any other certificate representing another outstanding Note.

The terms contained in the Notes constitute part of the Indenture, and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, agree to such terms and to be bound thereby; provided, however, that, to the extent that any provision of any Note conflicts with the provisions of the Indenture, the provisions of the Indenture will control for purposes of the Indenture and such Note.

Section 2.02.          EXECUTION, AUTHENTICATION AND DELIVERY.

(A)        Due Execution by the Company. At least one (1) duly authorized Officer will sign the Notes on behalf of the Company by manual, facsimile or other electronic signature. A Note’s validity will not be affected by the failure of any Officer whose signature is on any Note to hold, at the time such Note is authenticated, the same or any other office at the Company.

(B)        Authentication by the Trustee and Delivery.

(i)        No Note will be valid until it is authenticated by the Trustee. A Note will be deemed to be duly authenticated only when an authorized signatory of the Trustee (or a duly appointed authenticating agent) manually signs the certificate of authentication of such Note.

(ii)        The Trustee will cause an authorized signatory of the Trustee (or a duly appointed authenticating agent) to manually sign the certificate of authentication of a Note only if (1) the Company delivers such Note to the Trustee; (2) such Note is executed by the Company in accordance with Section 2.02(A); and (3) the Company delivers a Company Order to the Trustee that (a) requests the Trustee to authenticate such Note; and (b) sets forth the name and address of the Holder of such Note and the date as of which such Note is to be authenticated; and (c) the delivery address indicating where such Note should be delivered.

(iii)        The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. A duly appointed authenticating agent may authenticate Notes whenever the Trustee may do so under the Indenture, and a Note authenticated as provided in the Indenture by such an agent will be deemed, for purposes of the Indenture, to be authenticated by the Trustee. Each duly appointed authenticating agent will have the same rights to deal with the Company as the Trustee would have if it were performing the duties that the authentication agent was validly appointed to undertake.

Section 2.03.          INITIAL NOTES.

~~On the Issue Date, there will be originally issued f~~Five hundred million dollars ($500,000,000) aggregate principal amount of Notes were originally issued on the Issue Date, subject to the provisions of the Indenture (including Section 2.02). Notes issued pursuant to this Section 2.03, and any Notes issued in exchange therefor or in substitution thereof, are referred to in the Indenture as the “Initial Notes.” On the effective date of this Supplemental Indenture, there will be outstanding two hundred and fifty million dollars ($250,000,000) aggregate principal amount of the Initial Notes.

Section 2.04.          METHOD OF PAYMENT.

(A)        [~~RESERVED~~Reserved].

(B)        Physical Notes. The Company will pay, or cause the Paying Agent to pay, the principal (whether due upon maturity on the Maturity Date, Redemption on a Redemption Date or repurchase on a Fundamental Change Repurchase Date, pursuant to an Optional Acceleration Notice or otherwise) of, interest on, any premium and any cash Conversion Consideration for, any Physical Note no later than the time the same is due as provided in the Indenture as follows: (i) if the principal amount of such Physical Note is at least ten thousand dollars ($10,000) (or such lower amount as the Company may choose in its sole and absolute discretion) and the Holder of such Physical Note entitled to such payment has delivered to the Paying Agent or the Trustee, no later than the time set forth in the immediately following sentence, a written request that the Company make such payment by wire transfer to an account of such Holder within the United States, by wire transfer of immediately available funds to such account; and (ii) in all other cases, by check mailed to the address of the Holder of such Physical Note entitled to such payment as set forth in the Register. To be timely, such written request must be so delivered no later than the Close of Business on the following date: (x) with respect to the payment of any interest due on an Interest Payment Date, the immediately preceding Regular Record Date; (y) with respect to any cash Conversion Consideration, the relevant Conversion Date; and (z) with respect to any other payment, the date that is fifteen (15) calendar days immediately before the date such payment is due.

Section 2.05.          ACCRUAL OF INTEREST; DEFAULT INTEREST; WHEN PAYMENT DATE IS NOT A BUSINESS DAY.

(A)        Accrual of Interest. Each Note will accrue interest at a rate per annum equal to 6.00% (the “Stated Interest”), plus any Default Interest that may accrue pursuant to Section 2.05(B). Stated Interest on each Note will (i) accrue on the principal amount of each Note; (ii) accrue from, and including, the most recent date to which Stated Interest has been paid or duly provided for (or, if no Stated Interest has theretofore been paid or duly provided for, the Issue Date) to, but excluding, the date of payment of such Stated Interest; (iii) subject to Sections 4.02(D), 4.03(E) and 5.04 (but without duplication of any payment of interest), quarterly in arrears on each Interest Payment Date, beginning on the first Interest Payment Date set forth in the certificate representing such Note, to the Holder of such Note as of the Close of Business on the immediately preceding Regular Record Date and (iv) be computed on the basis of a 360-day year comprised of twelve 30-day months. Notwithstanding the foregoing, no amount of Stated Interest in excess of the maximum amount permitted by applicable law shall be due and payable under this Indenture or the Notes.

(B)        Default Interest. If an Event of Default occurs, then, in each case, to the extent lawful, interest (“Default Interest”) will accrue on the principal amount then outstanding at a rate per annum equal to twelve percent (12.0%), from, and including, the date of such Event of Default, to, but excluding, the date such Event of Default is cured or waived and all outstanding Default Interest has been paid. Default Interest will be computed on the basis of a 360-day year comprised of twelve 30- day months and, subject to Sections 4.02(D), 4.03(E) and 5.04, will be payable in arrears on the earlier of (i) the first day of each calendar month and (ii) the date such Event of Default is cured or waived. Notwithstanding the foregoing, no amount of Default Interest in excess of the maximum amount permitted by applicable law shall be due and payable under this Indenture or the Notes. The Company may pay the Default Interest to the Persons who are Holders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date (which special record date shall not be less than 10 days prior to the related payment date) and shall promptly mail to each Holder a notice that states the special record date, the payment date and the amount of Default Interest to be paid.

(C)        Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on a Note as provided in the Indenture is not a Business Day, then, notwithstanding anything to the contrary in the Indenture or the Notes, such payment may be made on the immediately following Business Day and no interest will accrue on such payment as a result of the related delay.

Section 2.06.          REGISTRAR, PAYING AGENT AND CONVERSION AGENT.

(A)        Generally. The Company will maintain (i) an office or agency in the continental United States where Notes may be presented for registration of transfer or for exchange (the “Registrar”); (ii) an office or agency in the continental United States where Notes may be presented for payment (the “Paying Agent”); and (iii) an office or agency in the continental United States where Notes may be presented for conversion (the “Conversion Agent”). If the Company fails to maintain a Registrar, Paying Agent or Conversion Agent, then the Trustee will act as such. For the avoidance of doubt, the Company or any of its Subsidiaries may act as Registrar, Paying Agent or Conversion Agent.

(B)        Duties of the Registrar. The Registrar will keep a record (the “Register”) of the names and addresses of the Holders, the Notes held by each Holder and the transfer, exchange, repurchase, Redemption and conversion of Notes. Absent manifest error, the entries in the Register will be conclusive and the Company and the Trustee may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly.

(C)        Co-Agents; Company’s Right to Appoint Successor Registrars, Paying Agents and Conversion Agents. The Company may appoint one or more co-Registrars, co-Paying Agents and co-Conversion Agents, each of whom will be deemed to be a Registrar, Paying Agent or Conversion Agent, as applicable, under the Indenture. Subject to Section 2.06(A), the Company may change any Registrar, Paying Agent or Conversion Agent (including appointing itself or any of its Subsidiaries to act in such capacity) without notice to any Holder. The Company will notify the Trustee (and, upon request, any Holder) of the name and address of each Note Agent, if any, not a party to the Indenture and will enter into an appropriate agency agreement with each such Note Agent, which agreement will implement the provisions of the Indenture that relate to such Note Agent.

(D)        Initial Appointments. The Company appoints the Trustee as the initial Paying Agent, the initial Registrar and the initial Conversion Agent. None of the Trustee, the Paying Agent, the Registrar or the Conversion Agent shall be deemed an agent for the Company for purposes of service of legal process.

Section 2.07.          PAYING AGENT AND CONVERSION AGENT TO HOLD PROPERTY IN TRUST.

The Company will require each Paying Agent or Conversion Agent that is not the Trustee to agree in writing that such Note Agent will (A) hold in trust for the benefit of Holders or the Trustee all money and other property held by such Note Agent for payment or delivery due on the Notes; and (B) notify the Trustee in writing of any default by the Company in making any such payment or delivery. The Company, at any time, may, and the Trustee, while any Default continues, may, require a Paying Agent or Conversion Agent to pay or deliver, as applicable, all money and other property held by it to the Trustee, after which payment or delivery, as applicable, such Note Agent (if not the Company or any of its Subsidiaries) will have no further liability for such money or property. If the Company or any of its Subsidiaries acts as Paying Agent or Conversion Agent, then (A) it will segregate and hold in a separate trust fund for the benefit of the Holders or the Trustee all money and other property held by it as Paying Agent or Conversion Agent; and (B) references in the Indenture or the Notes to the Paying Agent or Conversion Agent holding cash or other property, or to the delivery of cash or other property to the Paying Agent or Conversion Agent, in each case for payment or delivery to any Holders or the Trustee or with respect to the Notes, will be deemed to refer to cash or other property so segregated and held separately, or to the segregation and separate holding of such cash or other property, respectively. Upon the occurrence of any event pursuant to in clause (x) or (xi) of Section 7.01(A) with respect to the Company (or with respect to any Subsidiary of the Company acting as Paying Agent or Conversion Agent), the Trustee will serve as the Paying Agent or Conversion Agent, as applicable, for the Notes.

Section 2.08.          HOLDER LISTS.

If the Trustee is not the Registrar, the Company will furnish to the Trustee, no later than seven (7) Business Days before each Interest Payment Date, and at such other times as the Trustee may request, a list, in such form and as of such date or time as the Trustee may reasonably require, of the names and addresses of the Holders.

Section 2.09.          LEGENDS.

(A)        [~~RESERVED~~Reserved].

(B)        Other Legends. A Note may bear any other legend or text, not inconsistent with the Indenture, as may be required by applicable law or by any securities exchange or automated quotation system on which such Note is traded or quoted.

(C)        Acknowledgement and Agreement by the Holders. A Holder’s acceptance of any Note bearing any legend required by this Section 2.09 will constitute such Holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.

Section 2.10.          TRANSFERS AND EXCHANGES; CERTAIN TRANSFER RESTRICTIONS.

(A)        Provisions Applicable to All Transfers and Exchanges.

(i)        Subject to this Section 2.10, Physical Notes may be transferred or exchanged from time to time and the Registrar will record each such transfer or exchange in the Register.

(ii)        Each Note issued upon transfer or exchange of any other Note (such other Note being referred to as the “old Note” for purposes of this Section 2.10(A)(ii)) or portion thereof in accordance with the Indenture will be the valid obligation of the Company, evidencing the same indebtedness, and entitled to the same benefits under the Indenture, as such old Note or portion thereof, as applicable.

(iii)        The Company, the Trustee and the Note Agents will not impose any service charge on any Holder for any transfer, exchange or conversion of Notes, but the Company, the Trustee, the Registrar and the Conversion Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, exchange or conversion of Notes, other than exchanges pursuant to Section 2.11, 2.16 or 8.05 not involving any transfer.

(iv)        Notwithstanding anything to the contrary in the Indenture or the Notes, a Note may not be transferred or exchanged in part unless the portion to be so transferred or exchanged is in an Authorized Denomination.

(v)        The Trustee will have no obligation or duty to monitor, determine or inquire as to compliance with any transfer restrictions imposed under the Indenture or applicable law with respect to any Note Security, other than to require the delivery of such certificates or other documentation or evidence as expressly required by the Indenture and to examine the same to determine substantial compliance as to form with the requirements of the Indenture.

(vi)        Each Note issued upon transfer of, or in exchange for, another Note will bear each legend, if any, required by Section 2.09.

(vii)        Upon satisfaction of the requirements of the Indenture to effect a transfer or exchange of any Note, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the second (2nd) Business Day after the date of such satisfaction.

(B)        [~~RESERVED~~Reserved].

(C)        Transfers and Exchanges of Physical Notes.

(i)        Subject to this Section 2.10, a Holder of a Physical Note may (x) transfer such Physical Note (or any portion thereof in an Authorized Denomination) to one or more other Person(s); and (y) exchange such Physical Note (or any portion thereof in an Authorized Denomination) for one or more other Physical Notes in Authorized Denominations having an aggregate principal amount equal to the aggregate principal amount of the Physical Note (or portion thereof) to be so exchanged; provided, however, that, to effect any such transfer or exchange, such Holder must surrender such Physical Note to be transferred or exchanged to the office of the Registrar, together with any endorsements or transfer instruments reasonably required by the Company, the Trustee or the Registrar.

(ii)        Upon the satisfaction of the requirements of the Indenture to effect a transfer or exchange of any Physical Note (such Physical Note being referred to as the “old Physical Note” for purposes of this Section 2.10(C)(ii)) of a Holder (or any portion of such old Physical Note in an Authorized Denomination):

(1)        such old Physical Note will be promptly cancelled pursuant to Section 2.14;

(2)        if such old Physical Note is to be so transferred or exchanged only in part, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such old Physical Note not to be so transferred or exchanged; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 2.09;

(3)        in the case of a transfer:

(a)        [~~RESERVED~~reserved];

(b)        to a transferee that will hold its interest in such old Physical Note (or such portion thereof) to be so transferred in the form of one or more Physical Notes, the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so transferred; (y) are registered in the name of such transferee; and (z) bear each legend, if any, required by Section 2.09; and

(4)        in the case of an exchange, the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so exchanged; (y) are registered in the name of the Person to whom such old Physical Note was registered; and (z) bear each legend, if any, required by Section 2.09.

(D)        Transfers of Notes Subject to Redemption, Repurchase or Conversion. Notwithstanding anything to the contrary in the Indenture or the Notes, the Company, the Trustee and the Registrar will not be required to register the transfer of or exchange any Note that (i) has been surrendered for conversion, except to the extent that any portion of such Note is not subject to conversion; (ii) is subject to a Fundamental Change Repurchase Notice validly delivered, and not withdrawn, pursuant to Section 4.02(F), except to the extent that any portion of such Note is not subject to such notice or the Company fails to pay the applicable Fundamental Change Repurchase Price when due; or (iii) has been selected for Redemption pursuant to a Redemption Notice, except to the extent that any portion of such Note is not subject to Redemption or the Company fails to pay the applicable Redemption Price when due.

Section 2.11.          EXCHANGE AND CANCELLATION OF NOTES TO BE CONVERTED OR REPURCHASED PURSUANT TO A REPURCHASE UPON FUNDAMENTAL CHANGE OR REDEMPTION.

(A)        Partial Conversions of Physical Notes and Partial Repurchases of Physical Notes Pursuant to a Repurchase Upon Fundamental Change or Redemption. If only a portion of a Physical Note of a Holder is to be converted pursuant to Article 5 or repurchased pursuant to a Repurchase Upon Fundamental Change or Redemption, then, as soon as reasonably practicable after such Physical Note is surrendered for such conversion or repurchase, the Company will cause such Physical Note to be exchanged, pursuant and subject to Section 2.10(C), for (i) one or more Physical Notes that are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Physical Note that is not to be so converted or repurchased, as applicable, and deliver such Physical Note(s) to such Holder; and (ii) a Physical Note having a principal amount equal to the principal amount to be so converted or repurchased, as applicable, which Physical Note will be converted or repurchased, as applicable, pursuant to the terms of the Indenture; provided, however, that the Physical Note referred to in this clause (ii) need not be issued at any time after which such principal amount subject to such conversion or repurchase, as applicable, is deemed to cease to be outstanding pursuant to Section 2.17.

(B)        Cancellation of Notes that Are Converted and Notes that Are Repurchased Pursuant to a Repurchase Upon Fundamental Change or Redemption.

(i)        Physical Notes. If a Physical Note (or any portion thereof that has not theretofore been exchanged pursuant to Section 2.11(A)) of a Holder is to be converted pursuant to Article 5 or repurchased pursuant to a Repurchase Upon Fundamental Change or Redemption, then, promptly after the later of the time such Physical Note (or such portion) is deemed to cease to be outstanding pursuant to Section 2.17 and the time such Physical Note is surrendered for such conversion or repurchase, as applicable, (1) such Physical Note will be cancelled pursuant to Section 2.14; and (2) in the case of a partial conversion or repurchase, the Company will issue, execute and deliver to such Holder, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Physical Note that is not to be so converted or repurchased; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 2.09.

(ii)        [~~RESERVED~~Reserved].

Section 2.12.          REPLACEMENT NOTES.

If a Holder of any Note claims that such Note has been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver, and upon receipt of a Company Order the Trustee will authenticate, in each case in accordance with Section 2.02, a replacement Note upon surrender to the Trustee of such mutilated Note, or upon delivery to the Trustee of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Trustee and the Company. In the case of a lost, destroyed or wrongfully taken Note, the Company and the Trustee may require the Holder thereof to provide such security or indemnity that is reasonably satisfactory to the Company and the Trustee to protect the Company and the Trustee from any loss, claim, cost or liability that any of them may suffer if such Note is replaced.

Every replacement Note issued pursuant to this Section 2.12 will be an additional obligation of the Company and will be entitled to all of the benefits of the Indenture equally and ratably with all other Notes issued under the Indenture.

Section 2.13.          REGISTERED HOLDERS.

Only the Holder of a Note will have rights under the Indenture as the owner of such Note.

Section 2.14.          CANCELLATION.

Without limiting the generality of Section 3.06, the Company may at any time deliver Notes to the Trustee for cancellation. The Registrar, the Paying Agent and the Conversion Agent will forward to the Trustee each Note duly surrendered to them for transfer, exchange, payment or conversion. Upon written instruction from the Company, the Trustee will promptly cancel all Notes so surrendered to it in accordance with its customary procedures. The Company may not originally issue new Notes to replace Notes that it has paid or that have been cancelled upon transfer, exchange, payment or conversion.

Section 2.15.          NOTES HELD BY THE COMPANY OR ITS AFFILIATES.

Without limiting the generality of Sections 3.06 and 2.17, in determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any of its Affiliates will be deemed not to be outstanding; provided, however, that, for purposes of determining whether the Trustee is protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.16.          TEMPORARY NOTES.

Until definitive Notes are ready for delivery, the Company may issue, execute and deliver, and upon receipt of a Company Order the Trustee will authenticate, in each case in accordance with Section 2.02, temporary Notes. Temporary Notes will be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. The Company will promptly prepare, issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, definitive Notes in exchange for temporary Notes. Until so exchanged, each temporary Note will in all respects be entitled to the same benefits under the Indenture as definitive Notes.

Section 2.17.          OUTSTANDING NOTES.

(A)        Generally. The Notes that are outstanding at any time will be deemed to be those Notes that, at such time, have been duly executed and authenticated, excluding those Notes (or portions thereof) that have theretofore been (i) cancelled by the Trustee or delivered to the Trustee for cancellation in accordance with Section 2.14; (ii) paid in full (including upon conversion) in accordance with the Indenture; or (iii) deemed to cease to be outstanding to the extent provided in, and subject to, clause (B), (C) or (D) of this Section 2.17.

(B)        Replaced Notes. If a Note is replaced pursuant to Section 2.12, then such Note will cease to be outstanding at the time of its replacement, unless the Trustee and the Company receive proof reasonably satisfactory to them that such Note is held by a “bona fide purchaser” under applicable law.

(C)        Maturing Notes and Notes Called for Redemption or Subject to Repurchase. If, on a Redemption Date, a Fundamental Change Repurchase Date or the Maturity Date, the Paying Agent holds money sufficient to pay the aggregate Redemption Price, Fundamental Change Repurchase Price or principal amount, respectively, together, in each case, with the aggregate interest, in each case due on such date, then (unless there occurs a default in the payment of any such amount) (i) the Notes (or portions thereof) to be redeemed or repurchased, or that mature, on such date will be deemed, as of such date, to cease to be outstanding, except to the extent provided in Sections 4.02(D), 4.03(E) or 5.04; and (ii) the rights of the Holders of such Notes (or such portions thereof), as such, will terminate with respect to such Notes (or such portions thereof), other than the right to receive the Redemption Price, Fundamental Change Repurchase Price or principal amount, as applicable, of, and accrued and unpaid interest on, such Notes (or such portions thereof), in each case as provided in the Indenture.

(D)        Notes to Be Converted. At the Close of Business on the Conversion Date for any Note (or any portion thereof) to be converted, such Note (or such portion) will (unless there occurs a Default in the delivery of the Conversion Consideration or interest due, pursuant to Section 5.04, upon such conversion) be deemed to cease to be outstanding, except to the extent provided in Section 5.04.

(E)        Cessation of Accrual of Interest. Except as provided in Sections 4.02(D), 4.03(E) or 5.04, interest will cease to accrue on each Note from, and including, the date that such Note is deemed, pursuant to this Section 2.17, to cease to be outstanding, unless there occurs a default in the payment or delivery of any cash or other property due on such Note.

Section 2.18.          REPURCHASES BY THE COMPANY.

Without limiting the generality of Sections 2.14 and 3.06, the Company may, from time to time, repurchase Notes in open market purchases or in negotiated transactions without delivering prior notice to Holders.

Section 2.19.          CUSIP AND ISIN NUMBERS.

The Company may use one or more CUSIP or ISIN numbers to identify any of the Notes, and, if so, the Company and the Trustee will use such CUSIP or ISIN number(s) in notices to Holders; provided, however, that (i) the Trustee is not liable for CUSIP numbers printed on any Security, notice or elsewhere (ii) the Trustee makes no representation as to the correctness or accuracy of any such CUSIP or ISIN number; and (iii) the effectiveness of any such notice will not be affected by any defect in, or omission of, any such CUSIP or ISIN number. The Company will promptly notify the Trustee of any change in the CUSIP or ISIN number(s) identifying any Notes.

Section 2.20.          TRUSTEE NOT RESPONSIBLE FOR SECURITIES LAWS.

Notwithstanding anything herein to the contrary, neither the Trustee nor the Registrar shall be responsible for ascertaining whether any transfer complies with the registration provisions of or exemptions from the Securities Act, applicable state securities laws or other applicable laws.

Article 3.          COVENANTS

Section 3.01.          PAYMENT ON NOTES.

(A)        Generally. The Company will pay or cause to be paid all the principal of, the Fundamental Change Repurchase Price and Redemption Price for, interest on, and other amounts due with respect to, the Notes on the dates and in the manner set forth in the Indenture. With respect to any Notes outstanding on the Maturity Date, the Company will pay any accrued but unpaid interest on the stated outstanding amount of such Note, plus one hundred twenty percent (120%) of the principal amount thereof to the Holder thereof.

(B)        Deposit of Funds. Before 10:00 A.M., New York City time, on each Redemption Date, Fundamental Change Repurchase Date or Interest Payment Date, and on the Maturity Date or any other date on which any cash amount is due on the Notes, the Company will deposit, or will cause there to be deposited, with the Paying Agent cash, in funds immediately available on such date, sufficient to pay the cash amount due on the applicable Notes on such date. The Paying Agent will return to the Company, as soon as practicable, any money not required for such purpose.

Section 3.02.          EXCHANGE ACT REPORTS.

(A)        Generally. The Company will send to the Trustee copies of all reports that the Company is required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act within fifteen (15) calendar days after the date that the Company is required to file the same (after giving effect to all applicable grace periods under the Exchange Act); provided, however, that the Company need not send to the Trustee any material for which the Company has received, or is seeking in good faith and has not been denied, confidential treatment by the SEC. Any report that the Company files with the SEC through the EDGAR system (or any successor thereto) will be deemed to be sent to the Trustee at the time such report is so filed via the EDGAR system (or such successor). Upon the written request of any Holder, the Company will provide to such Holder a copy of any report that the Company has sent the Trustee pursuant to this Section 3.02(A), other than a report that is deemed to be sent to the Trustee pursuant to the preceding sentence. The Company will also comply with its other obligations under Section 314(a)(1) of the Trust Indenture Act.

(B)        Trustee’s Disclaimer. The Trustee need not determine whether the Company has filed any material via the EDGAR system (or such successor). Delivery of reports, information and documents to the Trustee under this Section 3.02 are for information purposes only and the sending or filing of reports pursuant to Section 3.02(A) will not be deemed to constitute actual or constructive notice to or knowledge of the Trustee of any information contained, or determinable from information contained, therein, including the Company’s compliance with any of its covenants under the Indenture. The Trustee will have no duty to review or analyze any such reports delivered to it.

Section 3.03.          DEFAULT CERTIFICATES.

Within one hundred twenty (120) days after December 31, 2022 and each fiscal year of the Company ending thereafter, the Company will deliver an Officer’s Certificate to the Trustee stating (i) that the signatory thereto has supervised a review of the activities of the Company and its Subsidiaries during such fiscal year with a view towards determining whether any Default or Event of Default has occurred; and (ii) whether, to such signatory’s knowledge, a Default or Event of Default has occurred or is continuing (and, if so, describing all such Defaults or Events of Default and what action the Company is taking or proposes to take with respect thereto).

Section 3.04.          STAY, EXTENSION AND USURY LAWS.

To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of the Notes or the Indenture; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Trustee or the Holders by the Notes or the Indenture, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 3.05.          CORPORATE EXISTENCE.

Subject to Article 6, the Company will cause to preserve and keep in full force and effect:

(A)        its corporate existence and the corporate existence of its Subsidiaries in accordance with the organizational documents of the Company or its Subsidiaries, as applicable; and

(B)        the material rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries;

provided, however, that the Company need not preserve or keep in full force and effect the corporate existence of any of its Subsidiaries ~~(other than ProductionCo while the Pledged Collateral remains subject to the Liens created by the Pledge Agreement)~~ or any such license or franchise if the Company determines in good faith that (x) the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole; or (y) the loss thereof is not, individually or in the aggregate, reasonably expected to be materially adverse to the Holders.

Section 3.06.          RESTRICTION ON ACQUISITION OF NOTES BY THE COMPANY AND ITS AFFILIATES.

The Company will promptly deliver to the Trustee for cancellation all Notes that the Company or any of its Subsidiaries have purchased or otherwise acquired.

Section 3.07.          RANKING.

All payments due under the Notes shall rank (i) ~~pari passu with all other Notes, (ii) effectively senior to all~~as senior unsecured Indebtedness of the Company ~~to the extent of the value of the Collateral securing the Notes for so long as the Collateral so secures the Notes in accordance with the terms hereof~~ and (ii~~i~~) senior to any Subordinated Indebtedness. For avoidance of doubt, the Notes shall rank pari passu with the 11.25% Senior Secured Notes in all respects except with respect to the collateral secured by the 11.25% Senior Secured Notes.

Section 3.08.          INCURRENCE OF INDEBTEDNESS.

The Company shall not and shall not permit any Subsidiary to: (a) create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, other than Permitted Indebtedness; (b) voluntarily prepay any Indebtedness except for (i) by the conversion of Indebtedness into equity securities (other than Disqualified Stock) and the payment of cash in lieu of fractional shares in connection with such conversion, and (ii) with the proceeds of Permitted Refinancing Indebtedness or (c) amend or modify any documents or notes evidencing any Indebtedness in any manner which shortens the maturity date or any amortization or redemption date thereof to a date that is earlier than ninety-one (91) days following the Maturity Date or otherwise imposes materially more burdensome terms, taken as a whole, upon the Company or its Subsidiaries than exist in such Indebtedness prior to such amendment or modification without the prior written consent of Holder.

Section 3.09.          LIENS.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens.

Section 3.10.          INVESTMENTS.

The Company shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

Section 3.11.          DISTRIBUTIONS.

The Company shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of Equity Interests, except for Permitted Restricted Payments, (b) declare or pay any cash dividend or make a cash distribution on any class of Equity Interests, except for Permitted Restricted Payments, (c) lend money to any employees, officers or directors (except for travel advances in the ordinary course of business or loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of Equity Interests of the Company pursuant to employee stock purchase plans or other similar agreements approved by the Company’s Board of Directors), or guarantee the payment of any such loans granted by a third party in excess of fifty thousand dollars ($50,000) in the aggregate or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of fifty thousand dollars ($50,000) in the aggregate.

Section 3.12.          TRANSFERS.

Except for Permitted Transfers, Permitted Investments and Permitted Restricted Payments, the Company shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of the assets of the Company and its Subsidiaries (taken as a whole)

Section 3.13.          TAXES.

The Company and its Subsidiaries shall pay when due all material taxes, fees or other similar governmental charges (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries or their respective assets or upon their ownership, possession, use, operation or disposition thereof or upon their rents, receipts or earnings arising therefrom. The Company and its Subsidiaries shall file on or before the due date therefor all material personal property tax returns. Notwithstanding the foregoing, the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes, fees or other similar governmental charges for which they maintain adequate reserves therefor in accordance with GAAP.

Section 3.14.          MINIMUM CASH BALANCE.

The Company shall have at all times liquidity calculated as unrestricted, unencumbered Cash or Cash Equivalents of the Company and its Subsidiaries, excluding the Driftwood Companies, as taken as a whole, in one or more deposit, securities or money market or similar accounts located in the United States in an aggregate minimum amount equal to (i) during the period beginning on any Redemption Date and ending thirty (30) days following such Redemption Date, fifty million dollars ($50,000,000) and (ii) at all other times that a Note remains outstanding, one hundred million dollars ($100,000,000).

Section 3.15.          CHANGE IN NATURE OF BUSINESS.

The Company shall not, and the Company shall cause each of its Subsidiaries to not, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the Issue Date, and such activities related, ancillary or incidental thereto. For the avoidance of doubt, for the purposes of this Section 3.15, the line of business conducted by and publicly contemplated to be conducted by ~~(x) the Driftwood Companies and their Subsidiaries is the Driftwood Project and (y) ProductionCo and the Subsidiaries of ProductionCo is the ProductionCo Operations.~~the Company is the line of business conducted by and publicly contemplated to be conducted by the Company on the Issue Date.

Section 3.16.          MAINTENANCE OF INTELLECTUAL PROPERTY.

The Company will take all action, and the Company shall cause each of its Subsidiaries to take, all actions necessary or advisable to maintain and preserve all of the registered or applied for Intellectual Property owned by the Company or such Subsidiary that are necessary or material (as determined by the Company in good faith) to the conduct of its business, taken as a whole, in full force and effect.

Section 3.17.          MAINTENANCE OF INSURANCE.

The Company shall maintain, and the Company shall cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

Section 3.18.          TRANSACTIONS WITH AFFILIATES.

Except for Permitted Restricted Payments, Permitted Investments and transactions between or among the Company~~,~~  and its ~~Wholly Owned~~ Subsidiaries ~~and the Driftwood Companies~~, neither the Company, nor any of its Subsidiaries, shall enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions for fair consideration and on terms not materially less favorable, taken as a whole, to it than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof and (ii) compensation, including incentive compensation plans approved by such Person’s Board of Directors (or equivalent governing body).

Section 3.19.          RESTRICTED ISSUANCES.

The Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, without the prior written consent of the Required Holders, (i) issue any Notes (other than as contemplated by the Securities Purchase Agreement and the Notes) or (ii) issue any other securities or incur any Indebtedness that would cause a Default under the Notes or the Indenture or that by its terms would prohibit or restrict the performance of any of the Company’s or its Subsidiaries’ obligations under the Notes or the Indenture, including without limitation, the payment of interest and principal thereon.

Section 3.20.          [RESERVED].

Section 3.21.          [RESERVED].

Section 3.22.          FURTHER INSTRUMENTS AND ACTS.

At the Trustee’s request, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to more effectively carry out the purposes of the Indenture.

Section 3.23.          MAINTENANCE OF PROPERTIES, ETC.

The Company shall maintain and preserve, and the Company shall cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful (as determined by the Company in good faith) to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except, in each case, as could reasonably be expected to cause a Material Adverse Effect. ~~The Company shall cause all material assets used in the exploration, drilling and extraction of natural gas and related and resulting products by the Company or any of its Subsidiaries or Affiliates to be held by ProductionCo or one or more of its Wholly Owned Subsidiaries and shall make no Investment in any material assets used in the exploration, drilling and extraction of natural gas and related and resulting products other than through ProductionCo or one or more of its Wholly Owned Subsidiaries.~~

Section 3.24.          SHARE RESERVE.

So long as any Notes remain outstanding, the Company shall at all times have no less than a number of shares of authorized but unissued Common Stock reserved for any issuance of shares of Common Stock hereunder (as applicable) equal to [87,351,503] shares of Common Stock, less a number of shares corresponding to the number of shares of Common ~~Shares~~Stock previously issued or delivered in connection with any conversion of Notes or any redemption, repurchase or retirement of Notes (collectively, the “Required Reserve Amount”); provided that at no time shall the number of shares of Common Stock reserved pursuant to this Section 3.24 be reduced other than in connection with any stock combination, reverse stock split or other similar transaction or proportionally in connection with any issuance of Common Stock under the Notes or any such redemption, repurchase or retirement of Notes. If at any time the number of shares of Common Stock authorized and reserved for issuance is not sufficient to meet the Required Reserve Amount, the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company’s obligations pursuant to the Transaction Documents, in the case of an insufficient number of authorized shares, obtain stockholder approval (if required) of an increase in such authorized number of shares, and voting the management shares of the Company in favor of an increase in the authorized shares of the Company to ensure that the number of authorized shares is sufficient to meet the Required Reserve Amount.

~~Section 3.25. Issuances and Transfers of Equity Interests of ProductionCo.~~

~~(A)       The Company hereby represents that all of ProductionCo’s Equity Interests, equity interests and securities convertible into Equity Interests of or equity interests in ProductionCo are pledged as Pledged Collateral pursuant to the Pledge Agreement. ProductionCo shall not issue Equity Interests, any other equity interests, or any securities convertible into Equity Interests of or equity interests in ProductionCo unless the same are pledged as Pledged Collateral pursuant to the Pledge Agreement.~~

~~(B)  The Pledgor shall not transfer all or any portion of ProductionCo’s Equity Interests, equity interests and securities convertible into Equity Interests of or equity interests in ProductionCo to any Person, unless such Person is the Company or a Wholly Owned Subsidiary of the Company and such transferee Person becomes a party to or the successor or assign under the Pledge Agreement or such transferee enters a new pledge agreement with the Collateral Agent substantially in the form of the Pledge Agreement with respect to the Pledged Collateral, which shall constitute the Pledge Agreement.~~

Article 4.          REPURCHASE AND REDEMPTION

Section 4.01.          NO SINKING FUND.

No sinking fund is required to be provided for the Notes.

Section 4.02.          RIGHT OF HOLDERS TO REQUIRE THE COMPANY TO REPURCHASE NOTES UPON A FUNDAMENTAL CHANGE.

(A)       Right of Holders to Require the Company to Repurchase Notes Upon a Fundamental Change. Subject to the other terms of this Section 4.02, if a Fundamental Change occurs, then each Holder will have the right (the “Fundamental Change Repurchase Right”) to require the Company to repurchase such Holder’s Notes (or any portion thereof in an Authorized Denomination) on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price.

(B)       Repurchase Prohibited in Certain Circumstances. If ~~(i)~~ the principal amount of the Notes has been accelerated pursuant to Section 7.02 and such acceleration has not been rescinded on or before the Fundamental Change Repurchase Date for a Repurchase Upon Fundamental Change (including a rescission as a result of the payment of the related Fundamental Change Repurchase Price, and any related interest pursuant to the proviso to Section 4.02(D), on such Fundamental Change Repurchase Date) ~~or (ii) the Company delivers a Company Conversion Notice to the Holders pursuant to Section 5.01(A)~~, then (i) the Company may not repurchase any Notes pursuant to this Section 4.02; and (ii) the Company will cause any Notes theretofore surrendered for such Repurchase Upon Fundamental Change to be returned to the Holders thereof.

(C)       Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Company’s choosing that is no more than thirty-five (35), nor less than twenty (20), Business Days after the date the Company sends the related Fundamental Change Notice pursuant to Section 4.02(E).

(D)       Fundamental Change Repurchase Price. The Fundamental Change Repurchase Price for any Note (or any portion of such Note) to be repurchased upon a Repurchase Upon Fundamental Change following a Fundamental Change is an amount in cash equal to the Fundamental Change Base Repurchase Price for such Fundamental Change plus any accrued and unpaid interest on such Note to, but excluding, the Fundamental Change Repurchase Date for such Fundamental Change; provided, however, that if such Fundamental Change Repurchase Date is after a Regular Record Date and on or before the next Interest Payment Date, then the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Repurchase Upon Fundamental Change, to receive, on or, at the Company’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date, if such Fundamental Change Repurchase Date is before such Interest Payment Date). For the avoidance of doubt, if an Interest Payment Date is not a Business Day within the meaning of Section 2.05(C) and such Fundamental Change Repurchase Date occurs on the Business Day immediately after such Interest Payment Date, then (x) accrued and unpaid interest on Notes to, but excluding, such Interest Payment Date will be paid, in accordance with Section 2.05(C), on the next Business Day to Holders as of the Close of Business on the immediately preceding Regular Record Date; and (y) the Fundamental Change Repurchase Price will include interest on Notes to be repurchased from, and including, such Interest Payment Date.

(E)       Fundamental Change Notice. On or before the twentieth (20th) calendar day after the effective date of a Fundamental Change, the Company will send to each Holder, in writing, with a copy to the Trustee, the Paying Agent and the Conversion Agent a notice of such Fundamental Change (a “Fundamental Change Notice”), which notice shall state the Fundamental Change Repurchase Date and Fundamental Change Base Repurchase Price of such Fundamental Change. Upon written request by the Company in an Officer’s Certificate delivered to the Trustee at least five (5) Business Days prior to the requested date of delivery (or such shorter time as shall be satisfactory to the Trustee), the Trustee shall send the Fundamental Change Notice to the Holders on behalf of the Company. The failure to deliver a Fundamental Change Notice will not limit the Fundamental Change Repurchase right of any Holder or otherwise affect the validity of any proceedings relating to any Repurchase Upon Fundamental Change.

(F)       Procedures to Exercise the Fundamental Change Repurchase Right.

(i)       Delivery of Fundamental Change Repurchase Notice and Notes to Be Repurchased. To exercise its Fundamental Change Repurchase Right for a Note following a Fundamental Change, the Holder thereof must deliver to the Paying Agent:

(1)       before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date (or such later time as may be required by law), a duly completed, written Fundamental Change Repurchase Notice with respect to such Note; and

(2)       such Note, duly endorsed for transfer.

The Paying Agent will promptly deliver to the Company a copy of each Fundamental Change Repurchase Notice that it receives.

(ii)       Contents of Fundamental Change Repurchase Notices. Each Fundamental Change Repurchase Notice with respect to a Note must state:

(1)       if such Note is a Physical Note, the certificate number of such Note;

(2)       the principal amount of such Note to be repurchased; and

(3)       that such Holder is exercising its Fundamental Change Repurchase Right with respect to such principal amount of such Note.

(iii)       Withdrawal of Fundamental Change Repurchase Notice. A Holder that has delivered a Fundamental Change Repurchase Notice with respect to a Note may withdraw such Fundamental Change Repurchase Notice by delivering a written notice of withdrawal to the Paying Agent at any time before the Close of Business on the third Business Day immediately before the related Fundamental Change Repurchase Date. Such withdrawal notice must state:

(1)       if such Note is a Physical Note, the certificate number of such Note;

(2)       the principal amount of such Note to be withdrawn, which must be an Authorized Denomination; and

(3)       the principal amount of such Note, if any, that remains subject to such Fundamental Change Repurchase Notice, which must be an Authorized Denomination.

Upon receipt of any such withdrawal notice with respect to a Note (or any portion thereof), the Paying Agent will (x) promptly deliver a copy of such withdrawal notice to the Company; and (y) if such Note is surrendered to the Paying Agent, cause such Note (or such portion thereof in accordance with Section 2.11, treating such Note as having been then surrendered for partial repurchase in the amount set forth in such withdrawal notice as remaining subject to repurchase) to be returned to the Holder thereof.

(G)       Payment of the Fundamental Change Repurchase Price. Without limiting the Company’s obligation to deposit the Fundamental Change Repurchase Price within the time prescribed by Section 3.01(B), the Company will cause the Fundamental Change Repurchase Price for a Note (or portion thereof) to be repurchased pursuant to a Repurchase Upon Fundamental Change to be paid to the Holder thereof on or before the later of (i) the applicable Fundamental Change Repurchase Date; and (ii) the date such Note is delivered to the Paying Agent. For the avoidance of doubt, interest payable pursuant to the proviso to Section 4.02(D) on any Note to be repurchased pursuant to a Repurchase Upon Fundamental Change must be paid pursuant to such proviso regardless of whether such Note is delivered pursuant to the first sentence of this Section 4.02(G).

(H)       Compliance with Applicable Securities Laws. To the extent applicable, the Company will comply with all federal and state securities laws in connection with a Repurchase Upon Fundamental Change (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such Repurchase Upon Fundamental Change in the manner set forth in the Indenture. To the extent the provisions of any securities laws or regulations conflict with the provisions in this Section 4.02(H) or any other provision of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.02(H).

(I)       Repurchase in Part. Subject to the terms of this Section 4.02, Notes may be repurchased pursuant to a Repurchase Upon Fundamental Change in part, but only in Authorized Denominations. Provisions of this Section 4.02 applying to the repurchase of a Note in whole will equally apply to the repurchase of a permitted portion of a Note.

Section 4.03.      Right of the Holders to Redeem the Notes.

(A)       No Right to Redeem Before May 1, 2023. Unless in connection with a Fundamental Change pursuant to Section 4.02, an Optional Redemption pursuant to Section 4.03(B)(ii) or an Event of Default pursuant to Section 7.01, the Holders may not redeem the Notes at their option at any time before May 1, 2023.

(B)       Mandatory and Optional Redemption.

(i)       Mandatory Right to Redeem the Notes on May 1, 2023 and May 1, 2024. ~~Unless a Forced Conversion has occurred, s~~Subject to the terms of this Section 4.03, on each of May 1, 2023 and May 1, 2024, each Holder may redeem such Holder’s Notes or a portion of such Holder’s Note(s) up to an aggregate principal amount on each such date not to exceed one hundred ~~sixty six~~twenty five million ~~six hundred sixty six thousand~~ dollars ($1~~66,666~~25,000,000) (the “Redemption Cap”), in each case in an Authorized Denomination of such Note for a cash purchase price equal to the Redemption Price, provided that, (i) if the aggregate principal amount of Notes called for redemption on any Redemption Date is equal to or less than the Redemption Cap, such redemptions will be accepted in full with respect to the aggregate principal amount of Notes of Holders who exercise such right in accordance with this Section 4.03 and (ii) if the aggregate principal amount of Notes called for redemption on the Redemption Date exceeds the Redemption Cap, such redemptions will be accepted from each redeeming Holder in an amount bearing the same proportion to the amount of Notes called for redemption by such Holder on such date as the proportion the Redemption Cap bears to the aggregate principal amount of Notes called for redemption by all Holders on such date.

(ii)       Optional Redemption. At any time or from time to time, the Company may provide written notice in the form of an Optional Redemption Notice to every Holder (with a copy to the Trustee) calling all but not part of such Holder’s Notes for a cash purchase price equal to the cash amount of the Optional Redemption Price (an “Optional Redemption”). At the Company’s request in an Officer’s Certificate delivered to the Trustee at least five (5) Business Days prior to the requested date of delivery, the Trustee shall send the Optional Redemption Notice to the Holders on behalf of the Company, which each Holder can accept in whole or in part. Any Holder accepting such offer of an Optional Redemption shall do so by returning to the Company (with a copy to the Trustee) a written notice confirming its acceptance of such offer of such Optional Redemption substantially in the form of Exhibit G hereto (the “Acceptance of Optional Redemption”) within fifteen (15) Business Days of the date of the Optional Redemption. Any Holder that does not return a Notice of Acceptance of Optional Redemption with respect to such Optional Redemption within such fifteen (15)-Business Day period shall be deemed to have rejected such offer. The Redemption Date of the Optional Redemption will be a Business Day of the Company’s choosing that is no more than thirty-five (35), nor less than twenty (20) Business Days after the date the Company sends the Optional Redemption Notice. ~~Whether or not any Holder accepts the offer of an Optional Redemption, upon the Company’s compliance with its redemption obligations to any Holders accepting an Optional Redemption or upon all Holders rejecting such offer, the Pledged Collateral shall be automatically released from the Liens created by the Pledge Agreement, and all obligations of the Collateral Agent and the Pledgor shall automatically terminate, all without delivery of any instrument or any further action by any party, and all rights to the Pledged Collateral shall revert to the Pledgor.~~ Notwithstanding the foregoing, the Company may not effect an Optional Redemption at any time that any of the Events of Default set forth in Sections 7.01(a)(i)-(iii) shall have occurred and be continuing. Except as expressly set forth herein, the Notes shall not be prepayable without the Holder’s consent.

(C)       Redemption Prohibited in Certain Circumstances. If (i) the principal amount of the Notes has been accelerated pursuant to Section 7.02 and such acceleration has not been rescinded on or before a Redemption Date (including a rescission as a result of the payment of the related Redemption Price, and any related interest pursuant to the proviso to Section 4.03(E), on such Redemption Date), or (ii) a Fundamental Change has occurred and the Holder has delivered a Fundamental Change Repurchase Notice that has not been withdrawn pursuant to Section 4.02(F)(iii), ~~or (iii) a Forced Conversion has occurred,~~ then (a) the Holders may not call for Redemption or otherwise redeem any Notes pursuant to Section 4.03(B)(i); and (b) the Company will cause any Notes theretofore surrendered for such Redemption to be returned to the Holders thereof.

(D)       Redemption Date. In the event of a mandatory redemption, a Holder choosing to exercise its right to redemption pursuant to Section 4.03(B)(i) shall provide written notice to the Trustee and the Company at least thirty (30) days prior to May 1, 2023 or May 1, 2024, as applicable, that it is exercising its right to redeem a portion of such Holder~~'~~’s Note on such date. In the event of an Optional Redemption, the date of the Optional Redemption set forth in the Optional Redemption Notice, shall be a Redemption Date.

(E)       Redemption Price. The Redemption Price for any Note called for a Mandatory Redemption is an amount in cash equal to one hundred twenty percent (120%) of the principal amount of such Note being redeemed, plus accrued and unpaid interest on the stated outstanding amount of such Note to, but excluding, the Redemption Date for such Mandatory Redemption; provided, however, that the Holder of such Note at the Close of Business on the Regular Record Date immediately prior to the Redemption Date will be entitled, notwithstanding such Mandatory Redemption, to receive, on or, at the Company’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date. For the avoidance of doubt, if an Interest Payment Date is not a Business Day within the meaning of Section 2.05(C) and such Redemption Date occurs on the Business Day immediately after such Interest Payment Date, then (x) accrued and unpaid interest on Notes to, but excluding, such Interest Payment Date will be paid, in accordance with Section 2.05(C), on the next Business Day to Holders as of the Close of Business on the immediately preceding Regular Record Date; and (y) the Redemption Price will include interest on Notes to be redeemed from, and including, such Interest Payment Date.

(F)       Mandatory and Optional Redemption Notices.

(i)       Mandatory Redemption Notice. To call a Holder’s Note for Redemption pursuant to Section 4.03(B)(i), a Holder must send to the Company, the Trustee and the Paying Agent a written notice of such Redemption in accordance with Section 4.03(D) (a “Redemption Notice”).

Such Redemption Notice must state:

(1)       that the Holder has called the Holder’s Notes for Redemption;

(2)       the principal amount to be redeemed (or such lesser amount as the Holders may accept for redemption);

(3)       the Redemption Date for such Redemption;

(4)       the Redemption Price for such Redemption (and, if the Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, the amount, manner and timing of the interest payment payable pursuant to the proviso to Section 4.03(E)); and

(5)       the CUSIP and ISIN numbers, if any, of the Notes.

(ii)       Optional Redemption Notice. To offer the Holders an Optional Redemption pursuant to Section 4.03(B)(ii), the Company must send (or cause to be sent) to the Holders, the Trustee and the Paying Agent a written notice of such Optional Redemption Section 4.03(D) (a “Optional Redemption Notice”).

Such Optional Redemption Notice must state:

(1)       that the notice is an Optional Redemption Notice;

(2)       the principal amount to be redeemed, which shall be the full outstanding principal amount;

(3)       the Redemption Date for such Redemption;

(4)       the Optional Redemption Price for such Redemption (and, if the Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, the amount, manner and timing of the interest payment payable pursuant to the proviso to Section 4.03(E)); and

(5)       the CUSIP and ISIN numbers, if any, of the Notes.

(G)       Payment of the Redemption Price or Optional Redemption Price. Without limiting the Company’s obligation to deposit the Redemption Price or Optional Redemption Price, as applicable, by the time proscribed by Section 3.01(B), the Company will cause the Redemption Price for a Note (or portion thereof) subject to Redemption to be paid to the Holder thereof on or before the applicable Redemption Date, subject to Section 4.03(B). For the avoidance of doubt, interest payable pursuant to the proviso to Section 4.03(E) on any Note (or portion thereof) subject to Redemption must be paid pursuant to such proviso.

Article 5.     CONVERSION

Section 5.01.     ~~Right Of Company To Convert The Notes~~[Reserved].

~~(A)       Generally. If the Forced Conversion Trigger occurs, then, within one (1) Business Day after the date of the Forced Conversion Trigger, the Company shall provide written notice substantially in the form attached hereto as Exhibit E (a “Company Conversion Notice”) to the Holders (with a copy to the Trustee and Conversion Agent) that the Forced Conversion Trigger has occurred and the Company shall convert all of the principal amount of each Holder’s Note into Conversion Consideration (a “Forced Conversion”), and the Company shall certify in writing to the Holders on the date that such Company Conversion Notice is delivered that the Equity Conditions are satisfied as of the date of such Company Conversion Notice. Within one (1) Business Day after the date of the Company Conversion Notice, each Holder will notify the Company in writing if a Forced Conversion would cause such Holder or such Holder’s other Attribution Parties to be deemed to beneficially own, in the aggregate, more than the Maximum Percentage.~~

~~(B)       Effect of Forced Conversion. A Forced Conversion will have the same effect as a conversion of the applicable outstanding principal amount of a Note effected at a Holder’s election pursuant to Section 5.02 and shall occur on the second (2nd) Business Day after the date of the Company Conversion Notice (for the avoidance of doubt, without the need for the Holder to deliver a Holder Conversion Notice) (such date, the “Forced Conversion Date”)~~

Section 5.02.     Right of Holders to Convert the Notes

(A)       Generally. Subject to the provisions of this Article 5, a Holder may, at its option, convert its Note into Conversion Consideration, in whole or in part, by completing, manually signing and delivering to the Conversion Agent the conversion notice in substantially the form attached hereto as Exhibit F (the “Holder Conversion Notice”), provided that, if a Holder converts the Holder’s Note in part, such conversion may only be made in an Authorized Denomination. Provisions of this Article 5 will equally apply to conversions of any permitted portion of the Notes.

(B)       When the Holders May Convert the Notes.

(i)       A Holder may convert its Note at any time until the Close of Business on the second (2nd) Trading Day immediately before the Maturity Date.

(ii)       Effect of Redemption or Repurchase Upon a Fundamental Change. Notwithstanding anything to the contrary in this Article 5, if a Note (or any portion of a Note) is to be repurchased upon a Redemption or a Repurchase Upon Fundamental Change, then in no event may such Note (or such portion) be converted after the Close of Business on the Trading Day immediately before the related Redemption Date or Fundamental Change Repurchase Date, as applicable; provided, that the limitations contained in this Section 5.02(B)(ii) shall no longer apply if the applicable Redemption Price or Fundamental Change Repurchase Price is not delivered on the Fundamental Change Repurchase Date or Redemption Date, as applicable.

Section 5.03.     Conversion Procedures.

(A)       Generally.

(i)       [~~RESERVED~~Reserved].

(ii)       Physical Notes. To convert all or a portion of a Physical Note, the Holder of such Note shall (x) deliver a Holder Conversion Notice to the Conversion Agent and (y) deliver such Holder’s Physical Note to the Conversion Agent (at which time such conversion will become irrevocable); and furnish any endorsements and transfer documents that the Company or the Conversion Agent may require.

(B)       Effect of Converting a Note. At the Close of Business on the Conversion Date for a Note (or any portion thereof) to be converted, such Note (or such portion) will (unless there occurs a Default in the delivery of the Conversion Consideration or interest due, pursuant to Section 5.04, upon such conversion) be deemed to cease to be outstanding (and, for the avoidance of doubt, no Person will be deemed to be a Holder of such Note (or such portion thereof) as of the Close of Business on such Conversion Date), except to the extent provided in and subject to Section 5.04.

(C)       Holder of Record of Conversion Shares. The person in whose name any shares of Common Stock is issuable upon conversion of a Note will be deemed to become the holder of record of such shares as of the Close of Business on the Conversion Date for such conversion, conferring, as of such time, upon such person, without limitation, all voting and other rights appurtenant to such shares.

(D)       Taxes and Duties. If a Holder converts a Note, the Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon such conversion.

(E)       Conversion Agent to Notify Company of Conversions. Upon receipt of a Holder Conversion Notice, the Conversion Agent will promptly notify the Company and the Trustee of such occurrence.

Section 5.04.     Settlement upon Conversion.

(A)       Generally. The consideration (the “Conversion Consideration”) due in respect of each $1,000 principal amount of a Note to be converted will consist of the following:

(i)       Subject to Section 5.04(B), a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date for such conversion; and

(ii)       cash in an amount equal to the aggregate accrued and unpaid interest on the applicable Note to, but excluding, the Conversion Date for such conversion; provided, however if the Conversion Date of a Note is after a Regular Record Date and before the next Interest Payment Date, then the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such conversion (and, for the avoidance of doubt, notwithstanding anything set forth in the proviso to this sentence), to receive, on or, at the Company’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date). For the avoidance of doubt, (x) as a result of, and without limiting the generality of, the foregoing, if a Note is converted with a Conversion Date that is after the Regular Record Date immediately before the Maturity Date, then the Company will pay, as provided above, the interest that would have accrued on such Note to, but excluding, the Maturity Date and (y) if the Conversion Date of a Note to be converted is on an Interest Payment Date, then the Holder of such Note at the Close of Business on the Regular Record Date immediately before such Interest Payment Date will be entitled to receive, on such Interest Payment Date, the unpaid interest that has accrued on such Note to, but excluding, such Interest Payment Date, and such Note, when surrendered for conversion, need not be accompanied by any cash amount pursuant to the first sentence of this Section 5.04.

(B)       Fractional Shares. If the number of shares of Common Stock to be delivered in connection with the conversion of a Note is not a whole number, then such number will be rounded up to the nearest whole number.

(C)       Delivery of the Conversion Consideration. The Company will pay or deliver, as applicable, the Conversion Consideration due upon the conversion of a Note to the Holder thereof on or before the second (2nd) Business Day (or, if earlier, the standard settlement period for the primary Eligible Exchange on which the Common Stock is traded) immediately after the Conversion Date for such conversion (the “Conversion Settlement Date”). If any Holder has not complied with its obligations under Section 5.03(A)(ii) on the applicable Conversion Date with respect to any of its Notes, such Holder shall not receive any Conversion Consideration with respect to such Notes on the applicable Conversion Date, such Notes shall be deemed to cease to be outstanding on such Conversion Date (and, for the avoidance of doubt, no Person will be deemed to be a Holder of such Notes as of the Close of Business on such Conversion Date) and after such Conversion Date the only rights hereunder or under any of the other Transaction Documents that such Holder shall have with respect to such Notes is the right to receive the Conversion Consideration at such time as such Holder has complied with the requirements set forth in Section 5.03(A)(ii) with respect to such Notes.

(D)       Conversion Settlement Defaults. If (x) the Company fails to deliver, by the related Conversion Settlement Date any shares of Common Stock (the “Defaulted Shares”) forming part of the Conversion Consideration, and (y) the Holder (whether directly or indirectly, including by any broker acting on the Holder’s behalf or acting with respect to such Defaulted Shares) purchases any shares of Common Stock (whether in the open market or otherwise) to cover any such Defaulted Shares (whether to satisfy any settlement obligations with respect thereto of the Holder or otherwise), then, without limiting the Holder’s right to pursue any other remedy available to it (whether hereunder, under applicable law or otherwise), the Holder will have the right, exercisable by notice to the Company, to cause the Company to either

(i)       pay, on or before the second (2nd) Business Day after the date such notice is delivered, cash to the Holder in an amount equal to the aggregate purchase price (including any brokerage commissions and other out-of-pocket costs) incurred to purchase such shares (such aggregate purchase price, the “Covering Price”); or

(ii)       promptly deliver, to the Holder, such Defaulted Shares in accordance with the Note, together with cash in an amount equal to the excess, if any, of the Covering Price over the product of (x) the number of such Defaulted Shares; and (y) the Daily VWAP per share of Common Stock on the Conversion Date relating to such conversion.

To exercise such right, the Holder must deliver notice of such exercise to the Company and the Trustee, specifying whether the Holder has elected clause (i) or (ii) above to apply. If the Holder has elected clause (i) to apply, then the Company’s obligation to deliver the Defaulted Shares in accordance with the applicable Note will be deemed to have been satisfied and discharged to the extent the Company has paid the Covering Price in accordance with clause (i).

Section 5.05.     Status of Common Stock Issued upon Conversion.

(A)       [~~RESERVED~~Reserved].

(B)       Status of Conversion Shares; Listing. Each Conversion Share delivered upon conversion of a Note will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any Lien or adverse claim (except to the extent of any Lien or adverse claim created by the action or inaction of the Holder or the Person to whom such Conversion Share will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each Conversion Share issued upon conversion of a Note, when delivered upon such conversion, to be admitted for listing on such exchange or quotation on such system.

(C)       Any Conversion Shares issued upon conversion of a Note will be issued in the form of book-entries at the facilities of DTC, identified therein by an “unrestricted” CUSIP number.

Section 5.06.     Adjustments To The Conversion Rate.

(A)       Events Requiring an Adjustment to the Conversion Rate. The Conversion Rate will be adjusted from time to time as follows:

(i)       Stock Dividends, Splits and Combinations. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 5.08 will apply), then the Conversion Rate will be adjusted based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or effective date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

For the avoidance of doubt, any adjustment to the Conversion Rate pursuant to this Section 5.06(A)(i) will become effective as of the time set forth in CR1 above. If any dividend, distribution, stock split or stock combination of the type described in this Section 5.06(A)(i) is declared or announced, but not so paid or made, then the Conversion Rate will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(ii)       Rights, Options and Warrants. If the Company distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which Sections 5.06(A)(iii)(1) and 5.06(E) will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the record date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS	=	the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.

For the avoidance of doubt, any adjustment to the Conversion Rate pursuant to this Section 5.06(A)(ii) will become effective as of the time set forth in CR1 above. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants. If such rights, options or warrants are not so distributed, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the Ex-Dividend Date for the distribution of such rights, options or warrants not occurred.

For purposes of this Section 5.06(A)(ii), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors in good faith.

(iii)       Spin-Offs and Other Distributed Property.

(1)       Distributions Other than Spin-Offs. If the Company distributes shares of its Equity Interests, evidences of its indebtedness or other assets or property of the Company, or rights, options or warrants to acquire Equity Interests of the Company or other securities, to all or substantially all holders of the Common Stock, excluding:

(a)       dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Rate is required pursuant to Section 5.06(A)(i) or 5.06(A)(ii);

(b)       dividends or distributions paid exclusively in cash for which an adjustment to the Conversion Rate is required pursuant to Section 5.06(A)(iv);

(c)       rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 5.06(E);

(d)       Spin-Offs for which an adjustment to the Conversion Rate is required pursuant to Section 5.06(A)(iii)(2); and

(e)       a distribution solely pursuant to a Common Stock Change Event, as to which Section 5.08 will apply,

then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=	the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV	=	the fair market value (as determined by the Board of Directors in good faith), as of such Ex-Dividend Date, of the shares of Equity Interests, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, each Holder will receive, for each $1,000 principal amount of Notes held by such Holder on the record date for such distribution, at the same time and on the same terms as holders of Common Stock, the amount and kind of shares of Equity Interests, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date. Any adjustments of the Conversion Date pursuant to this Section 5.06(A)(iii)(1) will become effective as of the time set forth in CR1, above.

To the extent such distribution is not so paid or made, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(2)       Spin-Offs. If the Company distributes or dividends shares of Equity Interests of any class or series, or similar equity interests, of or relating to an Affiliate, a Subsidiary or other business unit of the Company to all or substantially all holders of the Common Stock (other than solely pursuant to a Common Stock Change Event, as to which Section 5.08 will apply) and such Equity Interests or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

FMV	=	the product of (x) the average of the Last Reported Sale Prices per share or unit of the Equity Interests or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the ‘‘Spin-Off Valuation Period”) beginning on, and including, such Ex-Dividend Date (such average to be determined as if references to Common Stock in the definitions of Last Reported Sale Price, Trading Day and Market Disruption Event were instead references to such Equity Interests or equity interests); and (y) the number of shares or units of such Equity Interests or equity interests distributed per share of Common Stock in such Spin-Off; and

SP	=	the average of the Last Reported Sale Prices per share of Common Stock for each Trading Day in the Spin-Off Valuation Period.

The adjustment to the Conversion Rate pursuant to this Section 5.06(A)(iii)(2), will be calculated as of the Close of Business on the last Trading Day of the Spin-Off Valuation Period but will be given effect immediately after the Open of Business on the Ex-Dividend Date for the Spin-Off, with retroactive effect. If a Note is converted and the Conversion Date occurs during the Spin-Off Valuation Period, then, notwithstanding anything to the contrary in the Indenture or any Note, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last day of the Spin-Off Valuation Period.

To the extent any dividend or distribution of the type set forth in this Section 5.06(A)(iii)(2) is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(iv)       Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Common Stock, then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=	the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before such Ex-Dividend Date; and

D	=	the cash amount distributed per share of Common Stock in such dividend or distribution;

provided, however, that if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, each Holder will receive, for each $1,000 principal amount of Notes held by such Holder on the record date for such dividend or distribution, at the same time and on the same terms as holders of Common Stock, the amount of cash that such Holder would have received if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date.

To the extent such dividend or distribution is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(v)       Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by the Board of Directors in good faith) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;

CR1	=	the Conversion Rate in effect immediately after the Expiration Time;

AC	=	the aggregate value (determined as of the Expiration Time by the Board of Directors in good faith) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP	=	the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

provided, however, that the Conversion Rate will in no event be adjusted down pursuant to this Section 5.06(A)(v), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Rate pursuant to this Section 5.06(A)(v), will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect. If a Note is converted and the Conversion Date occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in the Indenture or the Notes, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of the Company being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(B)       No Adjustments in Certain Cases.

(i)       Where Holders Participate in the Transaction or Event Without Conversion. Notwithstanding anything to the contrary in Section 5.06(A), the Company will not be obligated to adjust the Conversion Rate on account of a transaction or other event otherwise requiring an adjustment pursuant to Section 5.06(A) (other than a stock split or combination of the type set forth in Section 5.06(A)(i) or a tender or exchange offer of the type set forth in Section 5.06(A)(v)) if each Holder participates, at the same time and on the same terms as holders of Common Stock, and solely by virtue of being a Holder of Notes, in such transaction or event without having to convert such Holder’s Notes and as if such Holder held a number of shares of Common Stock equal to the product of (i) the Conversion Rate in effect on the related record date; and (ii) the aggregate principal amount (expressed in thousands) of Notes held by such Holder on such date.

(ii)       Certain Events. The Company will not be required to adjust the Conversion Rate except as provided in Section 5.06, Section 5.07 and Section 5.09. Without limiting the foregoing, the Company will not be obligated to adjust the Conversion Rate on account of:

(1)       except as otherwise provided in Section 5.06, the sale of shares of Common Stock, including for a purchase price that is less than the market price per share of Common Stock or less than the Conversion Price;

(2)       the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(3)       the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;

(4)       the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, convertible or exchangeable security of the Company outstanding as of the Issue Date or except as otherwise set forth in Section 5.06 after the Issue Date;

(5)       repurchases of Common Stock, including structured or derivative transactions, that are not pursuant to a tender offer as contemplated by Section 5.06(A)(v);

(6)       solely a change in the par value of the Common Stock; or

(7)       accrued and unpaid interest on the Notes.

(C)       Adjustments Not Yet Effective. Notwithstanding anything to the contrary in the Indenture or the Notes, if:

(i)       a Note is to be converted;

(ii)       the record date, effective date or Expiration Time for any event that requires an adjustment to the Conversion Rate pursuant to Section 5.06(A) has occurred on or before the Conversion Date for such conversion, but an adjustment to the Conversion Rate for such event has not yet become effective as of such Conversion Date;

(iii)       the Conversion Consideration due upon such conversion includes any whole shares of Common Stock; and

(iv)       such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of such conversion, the Company will, without duplication, give effect to such adjustment on such Conversion Date. In such case, if the date on which the Company is otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then the Company will delay the settlement of such conversion until the second (2nd) Business Day after such first date.

(D)       Conversion Rate Adjustments where Converting Holders Participate in the Relevant Transaction or Event. Notwithstanding anything to the contrary in the Indenture or the Notes, if:

(i)       a Conversion Rate adjustment for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to Section 5.06(A);

(ii)       a Note is to be converted;

(iii)       the Conversion Date for such conversion occurs on or after such Ex-Dividend Date and on or before the related record date;

(iv)       the Conversion Consideration due upon such conversion includes any whole shares of Common Stock based on a Conversion Rate that is adjusted for such dividend or distribution; and

(v)       such shares would be entitled to participate in such dividend or distribution (including pursuant to Section 5.03(C)),

then (x) such Conversion Rate adjustment will not be given effect for such conversion; (y) the shares of Common Stock issuable upon such conversion based on such unadjusted Conversion Rate will not be entitled to participate in such dividend or distribution; and (z) there will be added, to the Conversion Consideration otherwise due upon such conversion, the same kind and amount of consideration that would have been delivered in such dividend or distribution with respect to such shares of Common Stock had such shares been entitled to participate in such dividend or distribution.

(E)       Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any Note and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder of such Note will be entitled to receive, in addition to, and concurrently with the delivery of, the Conversion Consideration otherwise payable under the Indenture upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Conversion Rate will be adjusted pursuant to Section 5.06(A)(iii)(1) on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section to all holders of the Common Stock, subject to readjustment in accordance with such Section if such rights expire, terminate or are redeemed.

(F)       Limitation on Effecting Transactions Resulting in Certain Adjustments. The Company will not engage in or be a party to any transaction or event that would require the Conversion Rate to be adjusted pursuant to Section 5.06(A) to an amount that would result in the Conversion Price per share of Common Stock being less than the par value per share of Common Stock.

(G)       Equitable Adjustments to Prices. Whenever any provision of the Indenture requires the Company to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days the Company will make proportionate adjustments, if any, to such calculations to account for any adjustment to the Conversion Rate pursuant to Section 5.06(A)(i) that becomes effective, or any event requiring such an adjustment to the Conversion Rate where the Ex-Dividend Date or effective date, as applicable, of such event occurs, at any time during such period.

(H)       Calculation of Number of Outstanding Shares of Common Stock. For purposes of Section 5.06(A), the number of shares of Common Stock outstanding at any time will (i) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (ii) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).

(I)       Calculations. All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward).

(J)       Notice of Conversion Rate Adjustments. Upon the effectiveness of any adjustment to the Conversion Rate pursuant to Section 5.06(A), the Company will promptly send notice to the Holders, the Trustee and the Conversion Agent containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the Conversion Rate in effect immediately after such adjustment; and (iii) the effective time of such adjustment.

(K)       Adjustment Deferral.  If an adjustment to the Conversion Rate otherwise required by this Article 5 would result in a change of less than one percent (1%) to the Conversion Rate, then, notwithstanding anything to the contrary in this Article 5, the Company may, at its election by written notice to the Trustee, the Conversion Agent and the Holders, defer such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest of the following:  (i) when all such deferred adjustments would result in a change of at least one percent (1%) to the Conversion Rate; (ii) the Conversion Date of any Note; (iii) the date a Fundamental Change occurs; and (iv) February 1, 2025.

Section 5.07.     Voluntary Adjustments.

(A)       Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) increase the Conversion Rate by any amount if (i) the Board of Directors determines in good faith that such increase is either (x) in the best interest of the Company; or (y) advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event and (ii) such increase is irrevocable. The Company acknowledges that any such voluntary adjustment to the Conversion Rate and any conversion of any portion of the Notes based upon any such voluntary adjustment shall not constitute material non-public information with respect to the Company.

(B)       Notice of Voluntary Increases. If the Board of Directors determines to increase the Conversion Rate pursuant to Section 5.07(A), then, no later than the first Business Day of the period in which such increased Conversion Rate shall be in effect, the Company will send notice to each Holder, the Trustee and the Conversion Agent of such increase, the amount thereof and the period during which such increase will be in effect.

Section 5.08.     Effect of Common Stock Change Event.

(A)       If there occurs:

(i)       A recapitalization, reclassification or change of the Common Stock (other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value and (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);

(ii)       A consolidation, merger, combination or binding or statutory share exchange involving the Company; or

(iii)       A sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person,

and, in each case, as a result of such occurrence, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities or other property (including cash or any combination of the foregoing) (such an event, a “Common Stock Change Event,” and such other securities or other property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue fractional shares of securities or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in the Indenture or the Notes, at the effective time of such Common Stock Change Event, (x) the Conversion Consideration due upon conversion of any Note will be determined in the same manner as if each reference to any number of shares of Common Stock in this Article 5 (or in any related definitions) were instead a reference to the number of Reference Property Units that a Holder of one (1) share of Common Stock would be entitled to receive; (y) for purposes of Section 5.04, each reference to any number of shares of Common Stock in such Section (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units that a Holder of one (1) share of Common Stock would be entitled to receive; and (z) for purposes of the definition of “Fundamental Change,” the term “Common Stock” and “common equity” will be deemed to mean the common equity, if any, forming part of such Reference Property. For these purposes, (I) the Daily VWAP of any Reference Property Unit or portion thereof that consists of a class of common equity securities will be determined by reference to the definition of “Daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (II) the Daily VWAP of any Reference Property Unit or portion thereof that does not consist of a class of common equity securities, and the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities, will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Board of Directors (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify the Holders of such weighted average as soon as practicable after such determination is made.

Promptly following delivery of the written notice of a Common Stock Change Event provided pursuant to Section 5.08(B), the Company and the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver to the Trustee a supplemental indenture pursuant to Section 8.01(F), which supplemental indenture will (x) provide for subsequent conversions of the Notes in the manner set forth in this Section 5.08; (y) provide for subsequent adjustments to the Conversion Rate pursuant to Section 5.06(A) in a manner consistent with this Section 5.08 and Section 5.09; and (z) contains such other provisions as the Company reasonably determines are appropriate to preserve the economic interests of the Holder and to give effect to the provisions of this Section 5.08. If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such instruments or agreements and such instruments or agreements will contain such additional provisions the Company reasonably determines are appropriate to preserve the economic interests of the Holders.

(B)       Notice of Common Stock Change Events. On or before the twentieth (20th) calendar day after the occurrence of the effective date of any Common Stock Change Event, the Company will provide written notice to the Holders, the Trustee and the Conversion Agent of such Common Stock Change Event, including a brief description of such Common Stock Change Event and a brief description of the anticipated change in the conversion right of the Notes.

Section 5.09.     Restriction on Conversions.

(A)       Beneficial Ownership Limitations. Notwithstanding anything to the contrary contained herein, the Company shall not issue shares pursuant to a Note, and no Holder shall have the right to exercise any right to convert any portion of such Holder’s Note pursuant to the terms and conditions of the Indenture and such Holder’s Note, and any such payment, conversion or issuance shall be null and void and treated as if never made, to the extent that after giving effect to such conversion or issuance of shares of Common Stock, such Holder together with the other Attribution Parties would collectively beneficially own in the aggregate in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or issuance of shares of Common Stock. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by a Holder and such Holder’s Attribution Parties shall include the number of shares of Common Stock held by such Holder and such Holder’s other Attribution Parties plus the number of shares of Common Stock issuable with respect to such conversion or issuance of shares of Common Stock (or applicable portion thereof) with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 5.09(A). For purposes of this Section 5.09(A), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of the Indenture and the Notes and any conversion or issuance of the Notes, in determining the number of outstanding shares of Common Stock the Company may issue pursuant to Article 5 without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Holder Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall promptly notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such conversion would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 5.09(A), to exceed the Maximum Percentage, such Holder must notify the Company of a reduced number of shares of Common Stock to be issued pursuant to such Holder Conversion Notice. For any reason at any time, upon the written or oral request of a Holder, the Company shall within one (1) Trading Day confirm in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including such Holder’s Note, by such Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Holder pursuant to such Holder’s Note would result in such Holder and such Holder’s other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which such Holder’s and such Holder’s other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. ~~Notwithstanding the foregoing, to the extent that the Company’s conversion of any portion of a Note pursuant to a Forced Conversion would result in a Holder, together with such Holder’s Attribution Parties, collectively beneficially owning Excess Shares, then such Forced Conversion shall nevertheless occur except that the Notes associated with the Excess Shares shall not be converted into shares of Common Stock (and such Holder shall not be entitled to beneficial ownership with respect to such Excess Shares) but shall instead be converted into the right to receive shares of Common Stock when, but only when, such shares can be issued without the relevant Holder and its Attribution Parties exceeding the Maximum Percentage.~~ None of the Trustee, the Paying Agent nor the Conversion Agent shall have any duty, responsibility or liability to determine whether an issuance of shares will exceed the Maximum Percentage or whether any Holder or beneficial owner owns Excess Shares. Upon conversion, none of the Trustee, the Paying Agent nor the Conversion Agent shall have any duty, responsibility or liability for the delivery of Common Stock or to determine whether any Holder has a right to receive Common Stock. Upon delivery of a written notice to the Company, a Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 4.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to such Holder and such Holder’s other Attribution Parties and not to any other Holder of Notes that is not an Attribution Party of such Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of the Indenture and the Notes in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to issue shares of Common Stock to the Holder pursuant to a Note pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of the ability to issue shares of Common Stock hereunder. The provisions of this paragraph shall be construed and implemented in a manner other than in strict conformity with the terms of this Section 5.09(A), to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 5.09(A), or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of a Note. Notwithstanding anything to the contrary herein, for any conversion or issuance of shares in which any Holder, together with its Attribution Parties, would beneficially own, in the aggregate, in excess of the Maximum Percentage of shares of Common Stock, such Holder must deliver to the Company written notice at least 1 Business Day in advance of such conversion or issuance of shares (the “Maximum Percentage Notice”). The Maximum Percentage Notice will state that such conversion or issuance of shares will exceed the Maximum Percentage. If such Holder fails to deliver the Maximum Percentage Notice, the Company shall not be deemed to be in breach of this Indenture for the exercise of such conversion or issuance of shares. ~~If all or part of a Holder’s Notes are converted into the right to receive shares of Common Stock upon a Forced Conversion as described above, the Holder will promptly inform the Company, in reliance on the Reported Outstanding Share Number, when all or part of the shares of Common Stock can be issued without exceeding the Maximum Percentage of it and its Attribution Parties and the Company shall promptly issue such shares.~~

(B)       HSR Clearances. Notwithstanding anything to the contrary in the Indenture or the Notes, the Company shall not effect the conversion of any portion of a Note, or otherwise issue shares pursuant to a Note, and no Holder shall have the right to exercise any right to receive shares pursuant to a Note or otherwise convert any portion of such Holder’s Note pursuant to the terms and conditions of the Indenture and such Holder’s Note, and any such payment, conversion or issuance shall be null and void and treated as if never made, unless and until after giving effect to such conversion or issuance of shares of Common Stock, the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or been terminated, and any required clearances consents, approvals, and waivers under any other antitrust laws applicable to the consummation of any such conversion or issuance of shares of Common Stock shall have been obtained. In furtherance and not in limitation of the foregoing, prior to any such Holder converting its Note into Common Stock, such Holder will, if required under the HSR Act, provide written notice pursuant to 16 C.F.R. § 803.5(a) to the Company, and (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable, (y) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (z) use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.09(B) to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as practicable. Without limiting the foregoing, the parties shall request and shall use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act.

Section 5.10.   Responsibility of the Trustee.

The Trustee and the Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, monitoring the Company’s stock trading price or of any securities, property or cash that may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 5.08 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in such Section 5.08 or to any adjustment to be made with respect thereto, but, subject to the provisions of the Base Indenture, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate with respect thereto. Neither the Trustee nor the Conversion Agent shall be responsible for determining whether any event contemplated by this Article 5 has occurred that makes the Notes eligible for conversion or no longer eligible therefor until the Company has delivered to the Trustee and the Conversion Agent the notices referred to in this Article 5 with respect to the commencement or termination of such conversion rights, on which notices the Trustee and the Conversion Agent may conclusively rely.

Article 6.   SUCCESSORS

Section 6.01.   When the Company May Merge, Etc.

(A)       Generally. The Company will not consolidate with or merge with or into, or (directly, or indirectly through one or more of its Subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person(a “Business Combination Event”), unless:

(i)       the resulting, surviving or transferee Person either (x) is the Company or (y) if not the Company, is an entity (the “Successor Entity”) duly organized and existing under the laws of its jurisdiction of organization that expressly assumes (by executing and delivering to the Trustee, at or before the effective time of such Business Combination Event, a supplement to this instrument) all of the Company’s obligations under the Securities Purchase Agreement, the Indenture, the Notes and the other Transaction Documents; and

(ii)       the Company has complied with its obligations under Section 4.02 and 5.08 prior to the consummation of the Business Combination Event; and

(iii)       immediately after giving effect to such Business Combination Event, no Default or Event of Default will have occurred and be continuing.

(B)       Delivery of Officer’s Certificate and Opinion of Counsel to the Trustee. Before the effective time of any Business Combination Event, the Company will deliver to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that (i) such Business Combination Event (and, if applicable, the related supplemental indenture) comply with Section 6.01(A); and (ii) all conditions precedent to such Business Combination Event provided in the Indenture have been satisfied.

Section 6.02.   Successor Entity Substituted.

At the effective time of any Business Combination Event that complies with Section 6.01, the Successor Entity (if not the Company) will succeed to, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Successor Entity had been named as the Company in the Indenture and the Notes, and, except in the case of a lease, the predecessor Company will be discharged from its obligations with respect to the Note under the Indenture and the Notes.

Article 7.   DEFAULTS AND REMEDIES

Section 7.01.   Events of Default.

(A)       Definition of Events of Default. “Event of Default” means the occurrence of any of the following:

(i)       a default in the payment when due (whether at maturity, upon Redemption or Repurchase Upon Fundamental Change or otherwise) of the principal of, or the Redemption Price or Fundamental Change Repurchase Price for, any Note;

(ii)       a default for two (2) Business Days in the payment when due of interest on any Note;

(iii)       a default in the Company’s obligation to convert a Note in accordance with Article 5 upon the exercise of the conversion right with respect thereto;

(iv)       the Company’s failure to timely deliver, when required by the Indenture, a Fundamental Change Notice;

(v)       a materially false or inaccurate certification (including a false or inaccurate deemed certification) by the Company (A) that the Equity Conditions are satisfied or (B) as to whether any Event of Default has occurred;

(vi)       a default in the Company’s obligations under Article 6;

(vii)       a default in any of the Company’s obligations or agreements under the Indenture, the Notes or the other Transaction Documents (other than a default set forth in clause (i) through (vi) or (viii) through (xviii) of this Section 7.01(A)), or a breach of any representation, warranty or covenant in any material respect (other than representations or warranties subject to material adverse effect or materiality qualifications, which may not be breached in any respect) of any Transaction Document; provided, however, that if such default can be cured, then such default shall not be an Event of Default unless the Company has failed to cure such default within the following number of applicable days after the Company becomes aware of, or by exercise of reasonable prudence would have become aware of, its occurrence: (A) with respect to a default in respect of the covenants set forth in Section 3.08, Section 3.09, Section 3.10, Section 3.11, Section 3.12, Section 3.14, Section 3.15, Section 3.18, Section 3.19, Section 3.24 or Section 3.25 herein, ten (10) days; or (B) otherwise, thirty (30) days;

(viii)       (i) the failure of the Company or any of its Significant Subsidiaries to pay when due (giving effect to any applicable grace period) any Indebtedness having a principal amount in excess of at least ten million dollars ($10,000,000) (or its foreign currency equivalent) in the aggregate of the Company or any of its Significant Subsidiaries, whether such Indebtedness exists as of the Issue Date or is thereafter created; or (ii) the occurrence of any breach or default under any terms or provisions of any other Indebtedness in a principal amount in excess of at least ten million dollars ($10,000,000) (or its foreign currency equivalent) in the aggregate of the Company or any of its Significant Subsidiaries, if the effect of such failure or occurrence is to cause such Indebtedness to become or be declared due prior to its stated maturity; provided, however, that if prior to any acceleration of the Notes, any such failure, breach or default in respect of such other Indebtedness is cured or waived, any acceleration related thereto rescinded, or such Indebtedness is repaid during the ten (10) Business Day period commencing upon the end of any applicable grace period for any such failure to pay or the occurrence of such acceleration, as the case may be, any Default or Event of Default (but not any acceleration of the Notes) caused by such failure, breach, default or acceleration shall be automatically rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law;

(ix)       one or more final judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of at least ten million dollars ($10,000,000) (or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance pursuant to which the insurer has been notified and has not denied coverage), is rendered against the Company or any of its Significant Subsidiaries and remains unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or award or settlement or (ii) there shall be a period of ten (10) consecutive Trading Days after entry thereof during which (A) a stay of enforcement thereof is not in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

(x)       the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law, either:

(1)       commences a voluntary case or proceeding;

(2)       consents to the entry of an order for relief against it in an involuntary case or proceeding;

(3)       consents to the appointment of a custodian of it or for any substantial part of its property;

(4)       makes a general assignment for the benefit of its creditors;

(5)       takes any comparable action under any foreign Bankruptcy Law; or

(6)       generally is not paying its debts as they become due; or

(xi)       a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:

(1)       is for relief against the Company or any of its Significant Subsidiaries in an involuntary case or proceeding;

(2)       appoints a custodian of the Company or any of its Significant Subsidiaries, or for any substantial part of the property of the Company or any of its Significant Subsidiaries;

(3)       orders the winding up or liquidation of the Company or any of its Significant Subsidiaries; or

(4)       grants any similar relief under any foreign Bankruptcy Law,

and, in each case under this Section 7.01(A)(xi), such order or decree remains unstayed and in effect for at least thirty (30) days; and

~~prior to the occurrence of a Forced Conversion of all outstanding Notes (or as otherwise expressly contemplated herein), the Pledge Agreement shall for any reason fail or cease to create a separate valid and perfected first priority (subject to Permitted Liens, including those that arise by operation of law) Lien on the Pledged Collateral, in each case, in favor of the Collateral Agent in accordance with the terms thereof, or any material provision of Pledge Agreement shall at any time for any reason cease to be valid and binding on or enforceable against the Company or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any governmental authority having jurisdiction over the Company, seeking to establish the invalidity or unenforceability thereof;~~

(xii)       [reserved];

~~(xii)~~(xiii)       [reserved];

~~(xiii)~~(xiv)       [reserved];

~~(xiv)~~(xv)       the suspension from trading or failure of the Common Stock to be trading or listed on an Eligible Exchange for a period of three (3) consecutive Trading Days;

~~(xv)~~(xvi)       [reserved];

~~(xvi)~~(xvii)       at any time, any shares of Common Stock issuable pursuant to the Notes and this Indenture are not Freely Tradable (other than pursuant to Clause (C) thereof); and

~~(xvii)~~(xviii)       the Company (A) fails to timely file its quarterly reports on Form 10-Q or its annual reports on Form 10-K with the SEC in the manner and within the time periods required by the Exchange Act (giving effect to any applicable extensions or grace periods) or (B) restates any such quarterly report or annual report previously filed with the Commission as a result of a misstatement or omission in quarterly report or annual report that would reasonably be expected to cause a Material Adverse Effect.

(B)       Cause Irrelevant. Each of the events set forth in Section 7.01(A) will constitute an Event of Default regardless of the cause thereof or whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

(C)       Notice of Events of Default. Promptly, but in no event later than ten (10) Business Days after the Company becomes aware of, or by exercise of reasonable prudence would have become aware of, an Event of Default, the Company will provide written notice of such Event of Default (an “Event of Default Notice”) to ~~the Collateral Agent and~~ a Responsible Officer of the Trustee, which Event of Default Notice shall include (i) a reasonable description of the applicable Event of Default, (ii) the date on which the Event of Default occurred and (iii) the date on which the Event of Default initially occurred.

Section 7.02.   Acceleration.

(A)       Automatic Acceleration in Certain Circumstances. If an Event of Default set forth in Section 7.01(A)(x) or 7.01(A)(xi) occurs with respect to the Company (and not solely with respect to a Significant Subsidiary of the Company), then an amount equal to the Acceleration Amount will immediately become due and payable without any further action or notice by any Person.

(B)       Optional Acceleration. If an Event of Default (other than an Event of Default set forth in Section 7.01(A)(x) or 7.01(A)(xi) with respect to the Company and not solely with respect to a Significant Subsidiary of the Company) occurs and is continuing, then the Required Holders, by providing written notice to the Company and the Trustee (an “Optional Acceleration Notice”), may declare an amount equal to the Acceleration Amount with respect to all of the Notes then outstanding to become due and payable immediately.

(C)       Rescission of Acceleration. Notwithstanding anything to the contrary in the Indenture or the Notes, the Required Holders, by notice to the Company and the Trustee, may, on behalf of all Holders, rescind any acceleration of the Notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (ii) all existing Events of Default (except the non-payment of principal of, or interest on, the Notes that has become due solely because of such acceleration) have been cured or waived. No such rescission will affect any subsequent Default or impair any right consequent thereto.

Section 7.03.   Other Remedies.

(A)       Trustee May Pursue All Remedies. If an Event of Default has occurred then the Trustee may pursue any available remedy to collect the payment of any amounts due with respect to the Notes or to enforce the performance of any provision of the Indenture or the Notes.

(B)       Procedural Matters. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in such proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy following an Event of Default will not impair the right or remedy or constitute a waiver of, or acquiescence in, such Event of Default. All remedies will be cumulative to the extent permitted by law.

Section 7.04.   Waiver Of Past Defaults.

An Event of Default pursuant to clause (i), (ii), (iii) or (vii) of Section 7.01(A) (provided that, in the case of clause (vii) only, such Event of Default results from a Default under any covenant that cannot be amended without the consent of each affected Holder), and a Default that could lead to such an Event of Default, can be waived only with the consent of each affected Holder. Each other Default or Event of Default may be waived, on behalf of all Holders, by the Required Holders by written notice to the Company and the Trustee. If an Event of Default is so waived, then it will cease to exist. If a Default is so waived, then it will be deemed to be cured. However, no such waiver will extend to any subsequent or other Default or Event of Default or impair any right arising therefrom.

Section 7.05.   Control by Majority.

The Required Holders may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law, the Indenture or the Notes, or that, the Trustee determines may be unduly prejudicial to the rights of other Holders (it being understood that the Trustee does not have an affirmative duty to determine whether any direction is prejudicial to the rights of any Holder) or may involve the Trustee in liability, unless the Trustee is offered security and indemnity satisfactory to the Trustee against any loss, liability or expense to the Trustee that may result from the Trustee’s following such direction.

Section 7.06.   Limitation on Suits.

No Holder may pursue any remedy with respect to the Indenture or the Notes (except to enforce (x) its rights to receive the principal of, or the Redemption Price or Fundamental Change Repurchase Price for, or interest on, any Notes; or (y) the Company’s obligations to convert any Notes pursuant to Article 5), unless:

(A)       such Holder has previously delivered to the Trustee notice of an Event of Default;

(B)       the Required Holders deliver a request to the Trustee to pursue such remedy;

(C)       such Holder or Holders offer and, if requested, provide to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense to the Trustee that may result from the Trustee’s following such request;

(D)       the Trustee does not comply with such request within sixty (60) calendar days after its receipt of such request and such offer of security or indemnity; and

(E)       during such sixty (60) calendar day period, the Required Holders do not deliver to the Trustee a direction that is inconsistent with such request.

A Holder of a Note may not use the Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder. The Trustee will have no duty to determine whether any Holder’s use of the Indenture complies with the preceding sentence.

Section 7.07.   Absolute Right of Holders to Receive Payment and Conversion Consideration and to Institute Suit for the Enforcement of such Right.

Notwithstanding anything to the contrary in the Indenture or the Notes (but without limiting Section 8.01), the right of each Holder of a Note to receive payment or delivery, as applicable, of the principal of, or the Redemption Price or Fundamental Change Repurchase Price for, or any interest on, or the Conversion Consideration due pursuant to Article 5 upon conversion of, such Note on or after the respective due dates therefor provided in the Indenture and the Notes, or to bring suit for the enforcement of any such payment or delivery after such respective due dates, will not be impaired or affected without the consent of such Holder.

Section 7.08.   Collection Suit by Trustee.

The Trustee will have the right, upon the occurrence and continuance of an Event of Default pursuant to clause (i), (ii) or (iii) of Section 7.01(A), to recover judgment in its own name and as trustee of an express trust against the Company for the total unpaid or undelivered principal of, or Redemption Price or Fundamental Change Repurchase Price for, or interest on, or Conversion Consideration due pursuant to Article 5 upon conversion of, the Notes, as applicable, and, to the extent lawful, any Default Interest, and such further amounts sufficient to cover the costs and expenses of collection, including compensation provided for in Section 7.7 of the Base Indenture.

Section 7.09.   Trustee May File Proofs of Claim.

The Trustee has the right to (A) file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes) or its creditors or property and (B) collect, receive and distribute any money or other property payable or deliverable on any such claims. Each Holder authorizes any custodian in such proceeding to make such payments to the Trustee, and, if the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to the Trustee for the reasonable compensation, expenses, disbursements and advances of the Trustee, and its agents and counsel, and any other amounts payable to the Trustee pursuant to Section 7.7 of the Base Indenture. To the extent that the payment of any such compensation, expenses, disbursements, advances and other amounts out of the estate in such proceeding, is denied for any reason, payment of the same will be secured by a lien on, and will be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding (whether in liquidation or under any plan of reorganization or arrangement or otherwise). Nothing in the Indenture will be deemed to authorize the Trustee to authorize, consent to, accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 7.10.   Priorities.

The Trustee will pay or deliver in the following order any money or other property that it collects or receives ~~from the Collateral Agent~~ pursuant to this Article 7:

First:        to the Trustee and ~~the Collateral Agent and their respective~~its agents and attorneys for amounts due under the Base Indenture and this Supplemental Indenture ~~and the Pledge Agreement~~, including payment of all fees, compensation, expenses and liabilities incurred, and all advances made, by the Trustee ~~or the Collateral Agent, as applicable,~~ and the costs and expenses of collection;

Second:    to Holders for unpaid amounts or other property due on the Notes, including the principal of, or the Redemption Price or Fundamental Change Repurchase Price for, or any interest on, or any Acceleration Amount due, or any Conversion Consideration due upon conversion of, the Notes, ratably, and without preference or priority of any kind, according to such amounts or other property due and payable on all of the Notes; and

Third:      to the Company or such other Person as a court of competent jurisdiction directs.

The Trustee may fix a record date and payment date for any payment or delivery to the Holders pursuant to this Section 7.10, in which case the Trustee will instruct the Company to, and the Company will, deliver, at least fifteen (15) calendar days before such record date, to each Holder and the Trustee a notice stating such record date, such payment date and the amount of such payment or nature of such delivery, as applicable.

Section 7.11.   Undertaking for Costs.

In any suit for the enforcement of any right or remedy under the Indenture or the Notes or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court, in its discretion, may (A) require the filing by any litigant party in such suit of an undertaking to pay the costs of such suit, and (B) assess reasonable costs (including reasonable attorneys’ fees) against any litigant party in such suit, having due regard to the merits and good faith of the claims or defenses made by such litigant party; provided, however, that this Section 7.11 does not apply to any suit by the Trustee, any suit by a Holder pursuant to Section 7.07 or any suit by the Required Holders.

Section 7.12.   Trustee’s Obligation to Provide Notice of Defaults to Holders.

If a Default has occurred and is continuing or an Event of Default occurs and is actually known to a Responsible Officer of the Trustee, then the Trustee will send Holders a notice of such Default or Event of Default within ninety (90) days after it occurs or, if it is not actually known to a Responsible Officer of the Trustee at such time, promptly (and in any event within ten (10) Business Days) after it becomes actually known to a Responsible Officer; provided, however, that, except in the case of a Default or Event of Default in the payment of the principal of, or interest on, any Note, the Trustee may withhold such notice if and for so long as it in good faith determines that withholding such notice is in the interests of the Holders. The Trustee will not be deemed to have notice of any Default or Event of Default (other than a Default of any payment) unless written notice of any event that is in fact such a Default or Event of Default is received by a Responsible Officer at the address of the Trustee pursuant to Section 13.01, and such notice references the Notes and this Supplemental Indenture and states it is a notice of default.

Article 8.   AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 8.01.   Without the Consent of Holders.

Notwithstanding anything to the contrary in Section 8.02, the Company~~,~~ and the Trustee ~~and the Collateral Agent, as applicable,~~ may amend or supplement the Indenture~~,~~ or the Notes ~~or the Pledge Agreement~~ without the consent of any Holder to:

(A)       cure any ambiguity or correct any omission, defect or inconsistency in the Indenture or the Notes;

(B)       add guarantees with respect to the Company’s obligations under the Indenture or the Notes;

(C)       secure the Notes with ~~additional~~ collateral;

(D)       add to the Company’s covenants or Events of Default for the benefit of the Holders or surrender any right or power conferred on the Company;

(E)       provide for the assumption of the Company’s obligations under the Indenture and the Notes pursuant to, and in compliance with, Article 6 ~~or to provide for the assumption of the Pledgor’s obligations under the Pledge Agreement or the addition of one or more additional Pledgors under the Pledge Agreement, in each case, pursuant to and in compliance with Section 3.25(B)~~;

(F)       enter into supplemental indentures pursuant to, and in accordance with, Section 5.08 in connection with a Common Stock Change Event to provide that the Notes will be convertible in the manner, and subject to the provisions, set forth in Section 5.08, and make related changes to the extent expressly required by this Supplemental Indenture evidence or provide for the acceptance of the appointment, under the Indenture, of a successor Trustee;

(G)       comply with any requirement of the SEC in connection with effecting or maintaining the qualification of the Indenture, or any supplemental indenture thereto, under the Trust Indenture Act, as then in effect;

(H)       provide for any transfer restrictions that apply to any Notes issued under the Indenture (other than the Initial Notes) that, at the time of their original issuance, constitute “restricted securities” within the meaning of Rule 144 under the Securities Act or that are originally issued in reliance upon Regulation S under the Securities Act; or

(I)       make any other changes to the Indenture or the Notes that does not, individually, or in the aggregate with all other such changes, adversely affect the rights of the Holders in any material respect.

~~In addition, without consent of any Holder, and notwithstanding anything to the contrary in this Indenture or the Notes, if (i) the Company has complied with all of its redemption obligations to any Holders accepting an Optional Redemption, or upon all Holders rejecting such offer or (ii) the Notes have been repaid, redeemed in full and/or converted into Common Stock in full, the Pledged Collateral shall be automatically released from the Liens created by the Pledge Agreement, and all obligations of the Collateral Agent and the Pledgor shall automatically terminate, all without delivery of any instrument or any further action by any party, and all rights to the Pledged Collateral shall revert to the Pledgor. At the request and sole expense of Pledgor following any such termination, the Collateral Agent shall deliver to Pledgor any Pledged Collateral held by the Collateral Agent hereunder, and execute and deliver to Pledgor any documents that Pledgor shall reasonably request to evidence such termination.~~

Section 8.02.   With the Consent of Holders.

(A)       Generally. Subject to Sections 8.01, 7.04, 7.05 and 7.07 and the immediately following sentence, the Company~~,~~ and the Trustee ~~and the Collateral Agent, as applicable,~~ may, with the consent of the Required Holders, amend or supplement the Indenture~~,~~ or the Notes or ~~the Pledge Agreement or~~ waive compliance with any provision of the Indenture~~,~~ or the Notes ~~or the Pledge Agreement~~. Notwithstanding anything to the contrary in the foregoing sentence, but subject to Section 8.01, without the consent of each affected Holder, no amendment or supplement to the Indenture or the Notes, or waiver of any provision of the Indenture or the Notes, may:

(i)       reduce the principal, or extend the stated maturity, of any Note;

(ii)       reduce the Redemption Price or Fundamental Change Repurchase Price for any Note or change the times at which, or the circumstances under which, the Notes may or will be redeemed or repurchased by the Company;

(iii)       reduce the rate, or extend the time for the payment, of interest on any Note;

(iv)       make any change that adversely affects the conversion rights of any Note;

(v)       impair the rights of any Holder set forth in Section 7.07 (as such section is in effect on the Issue Date);

(vi)       change the ranking of the Notes;

(vii)       make any Note payable in money, or at a place of payment, other than that stated in the Indenture or the Note;

(viii)       reduce the amount of Notes whose Holders must consent to any amendment, supplement, waiver or other modification; or

(ix)       make any change to this Section 8.02 or any other amendment, supplement, waiver or modification provision of the Indenture or the Notes that requires the consent of each affected Holder.

For the avoidance of doubt, pursuant to clauses (i), (ii), (iii) and (iv) of this Section 8.02(A), no amendment or supplement to the Indenture or the Notes, or waiver of any provision of the Indenture or the Notes, may change the amount or type of consideration due on any Note (whether on an Interest Payment Date, Redemption Date, Fundamental Change Repurchase Date or the Maturity Date or upon conversion, or otherwise), or the date(s) or time(s) such consideration is payable or deliverable, as applicable, without the consent of each affected Holder.

(B)       Holders Need Not Approve the Particular Form of any Amendment. A consent of any Holder pursuant to this Section 8.02 need approve only the substance, and not necessarily the particular form, of the proposed amendment, supplement or waiver.

Section 8.03.   Notice of Amendments, Supplements and Waivers.

As soon as reasonably practicable after any amendment, supplement or waiver pursuant to Section 8.01 or 8.02 becomes effective, the Company will send to the Holders and the Trustee notice that (A) describes the substance of such amendment, supplement or waiver in reasonable detail and (B) states the effective date thereof; provided, however, that the Company will not be required to provide such notice to the Holders if such amendment, supplement or waiver is included in a periodic report filed by the Company with the SEC within four (4) Business Days of its effectiveness. The failure to send, or the existence of any defect in, such notice will not impair or affect the validity of such amendment, supplement or waiver.

Section 8.04.   Revocation, Effect and Solicitation of Consents; Special Record Dates; Etc.

(A)       Revocation and Effect of Consents. The consent of a Holder of a Note to an amendment, supplement or waiver will bind (and constitute the consent of) each subsequent Holder of any Note to the extent the same evidences any portion of the same indebtedness as the consenting Holder’s Note, subject to the right of any Holder of a Note to revoke (if not prohibited pursuant to Section 8.04(B)) any such consent with respect to such Note by delivering notice of revocation to the Trustee before the time such amendment, supplement or waiver becomes effective.

(B)       Special Record Dates. The Company may, but is not required to, fix a record date for the purpose of determining the Holders entitled to consent or take any other action in connection with any amendment, supplement or waiver pursuant to this Article 8. If a record date is fixed, then, notwithstanding anything to the contrary in Section 8.04(A), only Persons who are Holders as of such record date (or their duly designated proxies) will be entitled to give such consent, to revoke any consent previously given or to take any such action, regardless of whether such Persons continue to be Holders after such record date; provided, however, that no such consent will be valid or effective for more than one hundred and twenty (120) calendar days after such record date.

(C)       Solicitation of Consents. For the avoidance of doubt, each reference in the Indenture or the Notes to the consent of a Holder will be deemed to include any such consent obtained in connection with a repurchase of, or tender or exchange offer for, any Notes.

(D)       Effectiveness and Binding Effect. Each amendment, supplement or waiver pursuant to this Article 8 will become effective in accordance with its terms and, when it becomes effective with respect to any Note (or any portion thereof), will thereafter bind every Holder of such Note (or such portion).

Section 8.05.   Notations and Exchanges.

If any amendment, supplement or waiver changes the terms of a Note, then the Trustee, at the Company’s direction, or the Company may, in its discretion, require the Holder of such Note to deliver such Note to the Trustee so that the Trustee, at the Company’s direction, may place an appropriate notation prepared by the Company on such Note and return such Note to such Holder. Alternatively, at its discretion, the Company may, in exchange for such Note, issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a new Note that reflects the changed terms. The failure to make any appropriate notation or issue a new Note pursuant to this Section 8.05 will not impair or affect the validity of such amendment, supplement or waiver.

Section 8.06.   Trustee to Execute Supplemental Indentures.

The Trustee ~~and the Collateral Agent~~ will execute and deliver any supplemental indenture or amendment authorized pursuant to this Article 8; provided, however, that the Trustee ~~and the Collateral Agent~~ need not (but may, in its sole and absolute discretion) execute or deliver any such amendment or supplemental indenture that adversely affects the Trustee’s ~~and the Collateral Agent’s~~ rights, duties, liabilities, indemnities or immunities. In executing any such supplemental indenture or amendment, the Trustee ~~and the Collateral Agent~~ will be entitled to receive, and (subject to Sections 7.1 and 7.2 of the Base Indenture) will be fully protected in relying on, an Officer’s Certificate and an Opinion of Counsel stating that (A) the execution and delivery of such amendment or supplemental indenture is authorized or permitted by the Indenture; and (B) in the case of the Opinion of Counsel, such amendment or supplemental indenture is valid, binding and enforceable against the Company in accordance with its terms.

Article 9.   Satisfaction And Discharge

Section 9.01.   Termination Of Company’s Obligations.

The Indenture will be discharged, and will cease to be of further effect, as to all Notes issued under the Indenture, when:

(A)       all Notes then outstanding (other than Notes replaced pursuant to Section 2.12) have (i) been delivered to the Trustee for cancellation; or (ii) become due and payable (whether on a Redemption Date, Fundamental Change Repurchase Date, ~~a Forced Conversion,~~ the Maturity Date, upon conversion or otherwise) for an amount of cash or Conversion Consideration, as applicable, that has been fixed;

(B)       the Company has caused there to be irrevocably deposited with the Trustee, or with the Paying Agent (or, with respect to Conversion Consideration, the Conversion Agent), in each case for the benefit of the Holders, or has otherwise caused there to be delivered to the Holders, cash (or, with respect to Notes to be converted, Conversion Consideration) sufficient to satisfy all amounts or other property due on all Notes then outstanding (other than Notes replaced pursuant to Section 2.12);

(C)       the Company has paid all other amounts payable by it under the Indenture with respect to the Notes; and

(D)       the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the conditions precedent to the discharge of the Indenture with respect to the Notes have been satisfied;

provided, however, that Article 12 of this Indenture and Section 13.01 will survive such discharge and, until no Notes remain outstanding, Section 2.14 and the obligations of the Trustee, the Paying Agent and the Conversion Agent with respect to money or other property deposited with them will survive such discharge.

At the Company’s written request, the Trustee will acknowledge the satisfaction and discharge of the Indenture as to the Notes.

Section 9.02.     Repayment to Company.

Subject to applicable unclaimed property law, the Trustee, the Paying Agent and the Conversion Agent will promptly notify the Company if there exists (and, at the Company’s request, promptly deliver to the Company) any cash, Conversion Consideration or other property held by any of them for payment or delivery on the Notes that remain unclaimed two (2) years after the date on which such payment or delivery was due. After such delivery to the Company, the Trustee, the Paying Agent and the Conversion Agent will have no further liability to any Holder with respect to such cash, Conversion Consideration or other property, and Holders entitled to the payment or delivery of such cash, Conversion Consideration or other property must look to the Company for payment as a general creditor of the Company.

Section 9.03.     Reinstatement.

If the Trustee, the Paying Agent or the Conversion Agent is unable to apply any cash or other property deposited with it pursuant to Section 9.01 because of any legal proceeding or any order or judgment of any court or other governmental authority that enjoins, restrains or otherwise prohibits such application, then the discharge of the Indenture pursuant to Section 9.01 will be rescinded; provided, however, that if the Company thereafter pays or delivers any cash or other property due on the Notes to the Holders thereof, then the Company will be subrogated to the rights of such Holders to receive such cash or other property from the cash or other property, if any, held by the Trustee, the Paying Agent or the Conversion Agent, as applicable.

~~Article 10.     Collateral Agency~~

~~Section 10.01.     Collateral Agent.~~

~~Each Holder, by its acceptance of a Note, hereby designates and appoints Tech Opportunities LLC to act as the Collateral Agent on behalf of the Holders and the Trustee under this Agreement and the other Transaction Documents.~~

~~The Collateral Agent shall hold, and will be entitled to enforce, all Liens and securities interests required by the terms of the Notes. Except as provided by the Holders of at least a majority in principal amount of the outstanding Notes, the Collateral Agent shall not be obligated:~~

~~(a)       to act upon directions purported to be delivered to it by any Person;~~

~~(b)       to foreclose upon or otherwise enforce any Lien; or~~

~~(c)       to take any other action whatsoever with regard to any or all of the Pledge Agreement, the Liens created thereby or the Pledged Collateral.~~

~~Section 10.02.     Application Proceeds of any Collateral.~~

~~If any collateral securing any the Notes is sold or otherwise realized upon by the Collateral Agent in connection with any foreclosure, collection or other enforcement of Liens or security interests granted to the Collateral Agent to secure the Notes, the proceeds received by the Collateral Agent from such foreclosure, collection or other enforcement will be delivered by the Collateral Agent to the Trustee for application in accordance with Section 7.10.~~

~~Subject to the provisions of Article 12 of this Indenture, the Trustee may direct, on behalf of the Holders of the Notes, the Collateral Agent to take all actions it deems necessary or appropriate in order to enforce any of the terms of any applicable collateral documents and to collect and receive any and all amounts payable by the Company in respect of the Notes.~~

~~Section 10.03.     Limitation on the Duty of Collateral Agent in Respect of Collateral.~~

~~The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the any collateral securing the Notes in its possession if such collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any such collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.~~

~~The Collateral Agent shall not be responsible for the existence, genuineness or value of any of collateral securing the Notes or for the validity, perfection, priority or enforceability of the liens or securities interests in any such collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence or willful misconduct on the part of the Collateral Agent, for the validity or sufficiency of any such collateral or any agreement or assignment contained therein, for the validity of the title of the Company to any such collateral, for insuring any such collateral or for the payment of taxes, insurance premiums or other related payments, charges, assessments or Liens upon the Pledged Collateral or otherwise as to the maintenance of any such collateral.~~

~~The Collateral Agent is authorized and directed to (i) enter into the Transaction Documents to which it is party, whether executed on or after the Closing, (ii) bind the Trustee and the Holders on the terms as set forth in the Transaction Documents, and (iii) perform and observe its obligations under the Transaction Documents.~~

~~Notwithstanding anything to the contrary contained herein, the Collateral Agent shall only act pursuant to the instructions of the requisite Holders with respect to the Transaction Documents and the Pledged Collateral.~~

~~Any corporation or association into which the Collateral Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Collateral Agent is a party, will be and become the successor to the Collateral Agent under this Agreement and the other Transaction Documents and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.~~

~~Article 11.     Collateral And Security~~

~~Section 11.01.     General.~~

~~The Notes shall be secured on a first-priority basis (subject to Permitted Liens) with Liens on the Pledged Collateral.~~

~~Section 11.02.     Security Documents.~~

~~(A)       In order to secure the Secured Obligations, (i) the Pledgor, on the Issue Date simultaneously with the execution and delivery of this Supplemental Indenture, entered into Pledge Agreement granting the Collateral Agent a Lien, subject only to Permitted Liens, on the Pledged Collateral and (ii) the Company agrees that it will take all such action as shall be reasonably required to ensure that the Secured Obligations will at all times be secured by a Lien, subject only to Permitted Liens, on the Pledged Collateral, except as otherwise permitted by the terms of this Indenture.~~

~~(B)       Each Holder of Notes, by its acceptance of a Note, is deemed to have consented and agreed to the terms of the Pledge Agreement, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, to have authorized and directed the Collateral Agent to enter into the Pledge Agreement, and to have authorized and empowered the Collateral Agent to bind the Holders of Notes as set forth in the Pledge Agreement and to perform its obligations and exercise its rights and powers thereunder, including entering into amendments permitted by the terms of the Indenture or the Pledge Agreement.~~

~~(C)       Notwithstanding anything to the contrary set forth in this Indenture or in any other Pledge Agreement, neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness or value of any of the Pledged Collateral, or for the creation, validity, perfection, priority or enforceability of the Liens in any of the Pledged Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Pledged Collateral or any agreement or assignment contained therein, for the validity of the title of the Pledgor to the Pledged Collateral, for insuring the Pledged Collateral or for the payment of taxes, charges, assessments or Liens upon the Pledged Collateral or otherwise as to the maintenance of the Pledged Collateral.~~

~~(D)       The Trustee shall have no obligation to give, execute, deliver, file, record, authorize or obtain any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect or validate the security interest granted to the Collateral Agent pursuant to the this Indenture or the Pledge Agreement or (ii) enable the Collateral Agent to exercise and enforce its rights under this Indenture or the Pledge Agreement with respect to such pledge and security interest. In addition, the Trustee shall have no responsibility or liability (i) in connection with the acts or omissions of the Company in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created in the Pledged Collateral or the perfection and priority of such security interest.~~

~~Section 11.03.     TIA Compliance.~~

~~(A)       Promptly after the execution and delivery of this Supplemental Indenture, the Issuer shall furnish to the Trustee and Collateral Agent an Opinion of Counsel that complies with TIA Section 314(b)(1).~~

~~(B)       The Issuer shall furnish to the Trustee and the Collateral Agent promptly after December 31 of each year, beginning with December 31, 2022, but not later than March 31 of each such year, an Opinion of Counsel which complies with Section 314(b)(2) of the TIA.~~

~~Section 11.04.     Possession, Use and Release of Pledged Collateral.~~

~~(A)       Each Holder, by accepting a Note, consents and agrees to the provisions of the Pledge Agreement and this Indenture governing the possession, use and release of Pledged Collateral. Each Holder, by accepting a Note, consents and agrees that Pledged Collateral may, and, as applicable, shall, be released or substituted in accordance with the terms of this Supplemental Indenture and the Pledge Agreement.~~

~~(B)       The Collateral Agent’s Liens upon the Pledged Collateral shall automatically be released in whole, upon payment in full and discharge of all outstanding Secured Obligations or in accordance with the final paragraph of Section 8.01.~~

~~(C)       In addition to the foregoing, Liens on Pledged Collateral securing the Notes will be entitled to be released under the following circumstances:~~

~~(1)       with the consent of the Holders in accordance with Section 8.02 of this Supplemental Indenture; or~~

~~(2)       if the Pledged Collateral is sold, transferred or otherwise disposed of by the Pledgor to the Issuer or a Wholly Owned Subsidiary in a transaction permitted by this Indenture; provided that such transferee shall promptly deliver to the Collateral Agent a fully executed pledge agreement substantially in the form of the Pledge Agreement with respect to the Pledged Collateral.~~

~~(D)       The Collateral Agent shall execute and deliver all such authorizations and other instruments and take such actions (and the Holders will be deemed to have consented to and authorized the Collateral Agent to execute and deliver any such authorization or instrument and take any such action) as shall reasonably be required by the Collateral Agent to evidence, confirm and effectuate any release of Pledged Collateral provided for in Section 11.04(B) and (C).~~

~~(E)       The Trustee and the Collateral Agent shall be entitled to receive an Opinion of Counsel and Officers’ Certificate in connection with any release of Liens evidencing compliance with the terms of this Indenture and the Pledge Agreement.~~

~~(F)       The fair value of the Pledged Collateral released from the Liens created by this Indenture and the Pledge Agreement pursuant to the terms of this Section 11.04 shall not be considered in determining whether the aggregate fair value of the Pledged Collateral released from the Liens created by this Indenture and the Pledge Agreement in any calendar year exceeds the 10% threshold specified in Section 3.14(d)(1) of the TIA and shall be deemed not to impair the security under this Indenture in contravention of the provisions hereof.~~

~~Section 11.05.     Suits to Protect Pledged Collateral.~~

~~Subject to Sections 12.01 and 12.02 of this Indenture and the provisions of the Pledge Agreement, the Trustee or Collateral Agent may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, and shall at the direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes, take all actions it deems necessary or appropriate in order to enforce any of the terms of the Pledge Agreement and collect and receive any and all amounts payable in respect of the Secured Obligations. Subject to the provisions of the Pledge Agreement, each of the Trustee and Collateral Agent shall have power, exercisable in its sole discretion and without the consent of the Holders, or at the direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes, to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Pledged Collateral by any acts which may be unlawful or in violation of the Pledge Agreement or the Indenture, and such suits and proceedings as the Trustee or Collateral Agent may deem necessary to protect its interests and the interests of the Trustee or Collateral Agent and the Holders in the Pledged Collateral.~~

~~Section 11.06.     Powers Exercisable by Receiver, Trustee or Collateral Agent.~~

~~In case the Pledged Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XI and the Pledge Agreement upon the Issuer with respect to the release, sale or other disposition of such property may be exercised by such receiver, trustee or the Collateral Agent, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or of any Officer or Officers of the Issuer required by the provisions of this Article XI.~~

~~Section 11.07.     Determinations Relating to Pledged Collateral.~~

~~In the event (i) the Trustee or Collateral Agent shall receive any written request from the Issuer under the Pledge Agreement for consent or approval with respect to any matter or thing relating to the Pledged Collateral or the Issuer’s obligations with respect thereto, (ii) there shall be required from the Trustee or Collateral Agent under the provisions of the Pledge Agreement any performance or the delivery of any instrument or (iii) a Responsible Officer of the Trustee and an Officer of the Collateral Agent shall receive written notice of any nonperformance by the Issuer of any covenant or any breach of any representation or warranty of the Issuer set forth in the Pledge Agreement, and, in the case of clause (i), (ii) or (iii) above, the Trustee or Collateral Agent reasonably believes that the Trustee’s or Collateral Agent’s response or action is not otherwise specifically contemplated hereunder or under the Pledge Agreement, then, in each such event, the Trustee or Collateral Agent shall, within 30 Business Days, advise the Holders, in writing and at the Issuer’s expense, of the matter or thing as to which consent has been requested or the performance or instrument required to be delivered or the nonperformance or breach of which it has received written notice. The Holders of not less than a majority in aggregate principal amount of the then outstanding Notes pursuant to Section 7.05 of this Supplemental Indenture shall have the exclusive authority to direct the response of the Trustee or the Collateral Agent, as the case may be, to any of the circumstances contemplated in clauses (i), (ii) and (iii) above.~~

~~Section 11.08.      Certificates of the Issuer.~~

~~So long as this Indenture is required to be qualified under the TIA, the Issuer shall comply (or cause compliance) with Section 313(b) of the TIA, relating to reports, and Section 314(d) of the TIA, relating to the release of property from the Lien of the Indenture and the Pledge Agreement and relating to the substitution therefor of any property to be subjected to the Lien of the Indenture and the Pledge Agreement. Any certificate or opinion required by Section 314(d) of the TIA may be made by an Officer of the Issuer, as applicable, except in cases where Section 314(d) of the TIA requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected by the Issuer. Notwithstanding anything to the contrary in this Section 11.08, the Issuer will not be required to comply with all or any portion of Section 314(d) of the TIA if it reasonably determines that under the terms of Section 314(d) of the TIA or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to any release or series of releases of Pledged Collateral.~~

~~Section 11.09.~~Article 10.     [RESERVED]

Article 11.     [RESERVED]

~~Section 11.10.     Purchaser Protected.~~

~~No purchaser or grantee of any property or rights purporting to be released herefrom in accordance with the Pledge Agreement shall be bound to ascertain the authority of the Trustee or Collateral Agent to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by the Indenture to be sold or otherwise disposed of by the Issuer be under any obligation to ascertain or inquire into the authority of the Issuer to make such sale or other disposition.~~

Article 12.     TRUSTEE

Section 12.01.     DUTIES OF TRUSTEE.

(A)       If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(B)       Except during the continuance of an Event of Default:

(i)       The Trustee need perform only those duties that are specifically set forth in this Indenture and no others.

(ii)       In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon Officer’s Certificates or Opinions of Counsel furnished to the Trustee and conforming to the requirements of this Indenture;

however, in the case of any such Officer’s Certificates or Opinions of Counsel which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such Officer’s Certificates and Opinions of Counsel to determine whether or not they conform to the form requirements of this Indenture.

(C)       The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)       This paragraph does not limit the effect of Section 12.01(B).

(ii)       The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(iii)       The Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it with respect to the Notes in good faith in accordance with the direction of the Holders of a majority in principal amount of the outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with respect to the Notes in accordance with Section 7.05 of this Indenture.

(iv)       Every provision of this Indenture that in any way relates to the Trustee is subject to this Section 12.01 and Section 12.02.

(v)       The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity reasonably satisfactory to it, in its sole discretion, against the costs, expenses and liabilities that might be incurred by it in performing such duty or exercising such right or power.

(vi)       The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(vii)       No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties, or in the exercise of any of its rights or powers, if adequate indemnity against such risk is not assured to the Trustee to its satisfaction.

(viii)       The Paying Agent, the Registrar, the Conversion Agent and any authenticating agent shall be entitled to the protections and immunities as are set forth in clauses (v), (vi) and (vii) of this Section 12.01(C), Section 12.02 and Section 12.07, each with respect to the Trustee.

Section 12.02.     RIGHTS OF TRUSTEE.

(A)       The Trustee may conclusively rely on and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(B)       Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(C)       The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care. No Depositary shall be deemed an agent of the Trustee and the Trustee shall not be responsible for any act or omission by any Depositary.

(D)       The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers, provided that the Trustee’s conduct does not constitute willful misconduct or negligence.

(E)       The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder without willful misconduct or negligence, and in reliance thereon.

(F)       The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders of the Notes unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(G)       The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(H)       The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture and states that it is a notice of Default or Event of Default.

(I)       The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty and, with respect to such permissive rights, the Trustee shall not be answerable for other than its negligence or willful misconduct.

(J)       In no event shall the Trustee be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(K)       The Trustee shall be entitled to request and receive written instructions from the Company or the Holders and shall have no responsibility or liability for any losses or damages of any nature that may arise from any action taken or not taken by the Trustee in accordance with the written direction of the Company or the Holders.

(L)       The Trustee is not responsible for monitoring the performance of other persons or for the failure of others to perform their duties.

(M)       Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the Holder of any Note, shall be conclusive and binding upon future Holders of Notes, and upon Notes executed and delivered in exchange therefor or in place thereof.

(N)       The Trustee shall not be required to give any bond or surety in respect to the execution of trusts and powers under this Indenture.

Section 12.03.     INDIVIDUAL RIGHTS OF TRUSTEE.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or an Affiliate of the Company with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. The Trustee is also subject to Sections 12.10 and 12.11 of this Indenture.

Section 12.04.     TRUSTEE’S DISCLAIMER.

The Trustee makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Securities, and it shall not be responsible for any statement in the Notes other than its authentication.

Section 12.05.     [RESERVED].

Section 12.06.     REPORTS BY TRUSTEE TO HOLDERS.

Within 60 days after each anniversary of the date of this Indenture, the Trustee shall transmit by mail to all Holders, as their names and addresses appear on the register kept by the Registrar, a brief report dated as of such anniversary date, in accordance with, and to the extent required under, TIA § 313.

A copy of each report at the time of its mailing to the Holders of any Series shall be filed with the SEC and each national securities exchange on which the Notes are listed. The Company shall promptly notify the Trustee in writing when the Notes are listed on any national securities exchange.

Section 12.07.     COMPENSATION AND INDEMNITY.

The Company shall pay to the Trustee from time to time compensation for its services as the Company and the Trustee shall from time to time agree upon in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall pay or reimburse the Trustee upon request for all reasonable out-of-pocket disbursements, expenses and advances incurred or made by it in accordance with the provisions of this Indenture. Such expenses shall include the reasonable compensation and expenses of the Trustee’s agents and counsel.

The Company shall indemnify each of the Trustee and any predecessor Trustee and each of their respective officers, directors, employees, shareholders, attorneys-in-fact and agents for, and hold it harmless against, any claim, action, suit or proceeding at law or in equity, damage, demand, expense (including but not limited to reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel), loss, expenses, fees or charges (including taxes (other than taxes based upon the income of the Trustee)) or liability incurred by them without negligence or willful misconduct on its part, arising out of or in connection with the acceptance or administration of this trust and their rights or duties hereunder including the costs and expenses of defending themselves against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder (including enforcement of this indemnity). The Trustee shall notify the Company promptly of any third party claim for which it may seek indemnity. The Company shall defend such claim and the Trustee shall cooperate in the defense. The Trustee may have one separate counsel (plus local counsel, if applicable) and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. This indemnification shall apply to officers, directors, employees, shareholders and agents of the Trustee.

The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee or by any officer, director, employee, shareholder or agent of the Trustee through willful misconduct or negligence.

To secure the Company’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of and interest on the Notes.

When the Trustee incurs expenses or renders services after an Event of Default specified in Sections 7.01(A)(x) and 7.01(A)(xi) of this Indenture occurs, the expenses and the compensation for the services are intended to constitute administrative expenses for purposes of priority under any Bankruptcy Law.

The Company’s obligations under this Section 12.07 of this Indenture and any Lien arising hereunder shall survive the resignation or removal of the Trustee, the repayment of the Securities, the discharge of the Company’s obligations pursuant to Article 12 of this Indenture and any rejection or termination of this Indenture under any Bankruptcy Law.

Section 12.08.     REPLACEMENT OF TRUSTEE.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign with respect to the Notes by so notifying the Company at least 30 days prior to the date of the proposed resignation. The Holders of a majority in principal amount of the Notes may remove the Trustee with respect to that Series by so notifying the Trustee and the Company at least 30 days prior to the requested date of removal. The Company may remove the Trustee with respect to the Notes if:

(a)       the Trustee fails to comply with Section 12.10 of this Indenture;

(b)       the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)       a Custodian or public officer takes charge of the Trustee or its property; or

(d)       the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee with respect to the Notes does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least a majority in principal amount of the Notes may, at the sole expense of the Company, petition any court of competent jurisdiction for the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after that, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee subject to the Lien provided for in Section 12.07 of this Indenture, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee with respect to the Notes for which it is acting as Trustee under this Indenture. A successor Trustee shall mail a notice of its succession to each Holder of each such Series. Notwithstanding replacement of the Trustee pursuant to this Section 12.08 of this Indenture, the Company’s obligations under Section 12.07 of this Indenture hereof shall continue for the benefit of the retiring Trustee with respect to expenses and liabilities incurred by it for actions taken or omitted to be taken in accordance with its rights, powers and duties under this Indenture prior to such replacement.

Section 12.09.     SUCCESSOR TRUSTEE BY MERGER, ETC.

If the Trustee consolidates with, merges or converts into, or sells or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee, subject to Section 12.10 of this Indenture.

Section 12.10.     ~~Successor~~ELIGIBILITY OF TRUSTEE ~~by Merger, Etc.~~

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee shall always have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA § 310(b).

Section 12.11.     PREFERENTIAL COLLECTION OF CLAIMS AGAINST COMPANY.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

Article 13.     MISCELLANEOUS

Section 13.01.     NOTICES.

Any notice or communication by the Company or the Trustee to the other will be deemed to have been duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), electronic transmission or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery, or to the other’s address, which initially is as follows:

If to the Company:

Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, TX 77002

Attention: Graham A. McArthur, Treasurer

with a copy (which will not constitute notice) to:

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

Attention: John A. Elofson, Esq.

and

Kirkland & Ellis LLP

609 Main Street, Houston, TX 77002

Attention: Rachael L. Lichman

If to the Trustee:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: Tellurian Inc. Notes Administrator

~~If to the Collateral Agent:~~

~~Tech Opportunities LLC~~

~~c/o Hudson Bay Capital Management LP~~

~~28 Havemeyer Place, 2nd Floor~~

~~Greenwich, CT 06830~~

~~Attention: Eric Helenek~~

The Company~~,~~ or the Trustee ~~or the Collateral Agent~~, by notice to the other, may designate additional or different addresses (including electronic addresses) for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: (A) at the time delivered by hand, if personally delivered; (B) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; (C) when receipt acknowledged, if transmitted by electronic transmission or other similar means of unsecured electronic communication; and (D) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

All notices or communications required to be made to a Holder pursuant to the Indenture must be made in writing and will be deemed to be duly sent or given in writing if mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to its address shown on the Register. The failure to send a notice or communication to a Holder, or any defect in such notice or communication, will not affect its sufficiency with respect to any other Holder.

If a notice or communication is mailed or sent in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.

Notwithstanding anything to the contrary in the Indenture~~,~~ or the Notes ~~or the Pledge Agreement~~, (A) whenever any provision of the Indenture~~,~~ or the Notes ~~or the Pledge Agreement~~ requires a party to send notice to another party, no such notice need be sent if the sending party and the recipient are the same Person acting in different capacities; and (B) whenever any provision of the Indenture~~,~~ or the Notes ~~or the Pledge Agreement~~ requires a party to send notice to more than one receiving party, and each receiving party is the same Person acting in different capacities, then only one such notice need be sent to such Person.

Section 13.02.     DELIVERY OF OFFICER’S CERTIFICATE AND OPINION OF COUNSEL AS TO CONDITIONS PRECEDENT.

Upon any request or application by the Company to the Trustee ~~or the Collateral Agent, as applicable~~ to take any action under the Transaction Documents (other than, with respect to (B) below, the initial authentication of Notes under the Indenture), the Company will furnish to the Trustee ~~or the Collateral Agent~~:

(A)       an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee that complies with Section 13.03 and states that, in the opinion of the signatory thereto, all conditions precedent and covenants, if any, provided for in the Indenture and any other applicable Transaction Document relating to such action have been satisfied; and

(B)       an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee that complies with Section 13.03 and states that, in the opinion of such counsel, all such conditions precedent and covenants, if any, have been satisfied.

Section 13.03.     STATEMENTS REQUIRED IN OFFICER’S CERTIFICATE AND OPINION OF COUNSEL.

Each Officer’s Certificate (other than an Officer’s Certificate pursuant to Section 3.03) or Opinion of Counsel with respect to compliance with a covenant or condition provided for in the Indenture and any other applicable Transaction Document will include:

(A)       a statement that the signatory thereto has read such covenant or condition;

(B)       a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained therein are based;

(C)       a statement that, in the opinion of such signatory, he, she or it has made such examination or investigation as is necessary to enable him, her or it to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(D)       a statement as to whether, in the opinion of such signatory, such covenant or condition has been satisfied.

Section 13.04.     RULES BY THE TRUSTEE, THE REGISTRAR AND THE PAYING AGENT.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.05.       NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS.

No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the Indenture or the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation, provided that this Section 13.05 shall not limit any such person’s liability for fraud or willful misconduct. By accepting any Note, each Holder waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

Section 13.06.     GOVERNING LAW; WAIVER OF JURY TRIAL.

THE INDENTURE AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE INDENTURE OR THE NOTES, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE TRUSTEE AND THE HOLDERS, BY THEIR ACCEPTANCE OF THE NOTES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED BY THE INDENTURE OR THE NOTES.

Section 13.07.     SUBMISSION TO JURISDICTION.

Any legal suit, action or proceeding arising out of or based upon the Indenture or the transactions contemplated by the Indenture may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in Section 13.01 will be effective service of process for any such suit, action or proceeding brought in any such court. Each of the Company, the Trustee and each Holder (by its acceptance of any Note) irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Section 13.08.     NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS.

Neither the Indenture nor the Notes may be used to interpret any other indenture, note, loan or debt agreement of the Company or its Subsidiaries or of any other Person, and no such indenture, note, loan or debt agreement may be used to interpret the Indenture or the Notes.

Section 13.09.     SUCCESSORS.

All agreements of the Company in the Indenture and the Notes will bind its successors. All agreements of the Trustee in the Indenture will bind its successors.

Section 13.10.     FORCE MAJEURE.

The Trustee~~, the Collateral Agent~~  and each Note Agent will not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility under the Indenture or the Notes by reason of any occurrence beyond its control (including any act or provision of any present or future law or regulation or governmental authority, act of God or war, civil or military unrest, local or national disturbance or disaster, act of terrorism, disease, earthquake, fire, flood, sabotage, epidemic, pandemic, quarantine, riot, labor dispute, accidents, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service, malware or ransomware attack or unavailability of the Federal Reserve Bank wire or other wire or communication facility).

Section 13.11.     U.S.A. PATRIOT ACT.

The Company acknowledges that, in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions, in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The Company agrees to provide the Trustee and with such information as it may request to enable the Trustee to comply with the U.S.A. PATRIOT Act.

Section 13.12.     CALCULATIONS.

The Company will be responsible for making all calculations called for under the Indenture or the Notes, including determinations of the Last Reported Sale Price, the Daily VWAP and the accrued interest on the Notes and the Conversion Rate.

The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of its calculations to the Trustee and the Conversion Agent, and each of the Trustee and the Conversion Agent may rely conclusively on the accuracy of the Company’s calculations without independent verification.

For the avoidance of doubt, neither the Trustee nor the Conversion Agent will have any responsibility to make any calculations called for under the Indenture, nor will the Trustee or the Conversion Agent be charged with knowledge of or have any duties to monitor the ~~S~~stock ~~P~~price. The Trustee and the Conversion Agent may rely conclusively on the calculations and information provided to them by the Company as to the Daily VWAP and the Last Reported Sale Price and any other calculations made pursuant to the Indenture.

Section 13.13.     SEVERABILITY.

If any provision of the Indenture or the Notes is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of the Indenture or the Notes will not in any way be affected or impaired thereby.

Section 13.14.     COUNTERPARTS.

This Supplemental Indenture may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. Each party hereto accepts the foregoing and any document received in accordance with this Section 13.14 shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this agreement.

The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the each of the parties hereto, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The Trustee will be entitled to assume, without liability, the authenticity of any signature that is presented to it in compliance with the preceding sentence, provided, that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to reasonable procedures approved by the Trustee.

Each of the parties hereto represents and warrants to the other parties that it has the corporate capacity and authority to execute this Supplemental Indenture through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

Section 13.15.     TABLE OF CONTENTS, HEADINGS, ETC.

The table of contents and the headings of the Articles and Sections of the Indenture have been inserted for convenience of reference only, are not to be considered a part of the Indenture and will in no way modify or restrict any of the terms or provisions of the Indenture.

Section 13.16.     WITHHOLDING TAXES.

Each Holder of a Note agrees, and each beneficial owner of an interest in a Note, by its acquisition of such interest, is deemed to agree, that if the Company or other applicable withholding agent determines that such Holder or beneficial owner is deemed to have received a distribution of property for U.S. federal income tax purposes as a result of an adjustment or the non-occurrence of an adjustment to the Conversion Rate, and, as a result, the Company or withholding agent is required to make or pay withholding taxes (including backup withholding) on behalf of such Holder or beneficial owner, then the Company or such withholding agent, as applicable, may make such withholding by deducting from, or may set off such payments against, any payment on any Note or any Common Stock of such Holder or beneficial owner, or any proceeds of any sale, exchange or other disposition of such Note (including the conversion, repurchase or retirement of such Note) or such Common Stock by, or other funds or assets of, such Holder or beneficial owner.

Section 13.17.      TRUST INDENTURE ACT CONTROLS.

If any provision of the Indenture limits, qualifies or conflicts with another provision that is required to be included in the Indenture by the Trust Indenture Act, then required provision of the Trust Indenture Act will control.

Section 13.18.     GLOBAL SECURITIES.

Notwithstanding anything contained the Base Indenture, the Notes may not be issued in the form of Global Securities.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused this Supplemental Indenture to be duly executed as of the date first written above.

Tellurian inc.

By:
Name:
Title:

Wilmington trust, national association, as trustee

By:
Name:
Title:

~~Tech Opportunities LLC, as the Collateral Agent~~

~~By:~~
~~Name:~~
~~Title:~~

[Signature Page to ~~First~~Third Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

TELLURIAN INC.

6.00% Senior ~~Secured~~ Convertible Note due 2025

CUSIP No.: [ ]	Certificate No. [ ]

ISIN No.:          [       ]

Tellurian Inc., a Delaware corporation, for value received, promises to pay to [   ], or its registered assigns, one hundred twenty percent (120%) of the principal sum of [   ] dollars ($[   ]) on May 1, 2025 and to pay interest on the outstanding stated principal amount thereo~~n~~f, as provided in the Indenture referred to below, until the principal and all accrued and unpaid interest are paid or duly provided for.

Interest Payment Dates:	February 1, May 1, August 1 and November 1 of each year, commencing on [date].

Regular Record Dates:	January 15, April 15, July 15 and October 15.

Additional provisions of this Note are set forth on the other side of this Note.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

A-1

IN WITNESS WHEREOF, Tellurian Inc. has caused this instrument to be duly executed as of the date set forth below.

Tellurian inc.

Date:	By:

Name:
Title:

A-2

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Wilmington Trust, National Association, as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.

Date:	By:
Authorized Signatory

A-3

TELLURIAN INC.

6.00% Senior ~~Secured~~ Convertible Note due 2025

This Note is one of a duly authorized issue of notes of Tellurian Inc., a Delaware corporation (the “Company”), designated as its 6.00% Senior ~~Secured~~ Convertible Notes due 2025 (the “Notes”), all issued or to be issued pursuant to an indenture (the “Base Indenture”), dated as of June ~~[ • ]~~3, 2022, between the Company and Wilmington Trust, National Association, as trustee, and a ~~first~~third supplemental indenture, among the Company~~,~~ and Wilmington Trust, National Association, as trustee~~, and Tech Opportunities LLC, as collateral agent~~ (as the same may be amended from time to time, the “Supplemental Indenture,” and the Base Indenture, as amended by the Supplemental Indenture, and as the same may be further amended or supplemented from time to time with respect to the Notes, the “Indenture”), dated as of ~~June~~ [ • ], 2022. Capitalized terms used in this Note without definition have the respective meanings ascribed to them in the Indenture.

The Indenture sets forth the rights and obligations of the Company, the Trustee, ~~the Collateral Agent~~ and the Holders and the terms of the Notes. Notwithstanding anything to the contrary in this Note, to the extent that any provision of this Note conflicts with the provisions of the Indenture, the provisions of the Indenture will control.

1.       Interest. This Note will accrue interest at a rate and in the manner set forth in Section 2.05 of the Supplemental Indenture. Stated Interest on this Note will begin to accrue from, and including, [date].

2.       Maturity. This Note will mature on May 1, 2025, unless earlier repurchased, redeemed or converted.

3.       Method of Payment. Cash amounts due on this Note will be paid in the manner set forth in Section 2.04 of the Supplemental Indenture.

4.       Persons Deemed Owners. The Holder of this Note will be treated as the owner of this Note for all purposes.

5.       Denominations; Transfers and Exchanges. All Notes will be in registered form, without coupons, in principal amounts equal to any Authorized Denominations. Subject to the terms of the Indenture, the Holder of this Note may transfer or exchange this Note by presenting it to the Registrar and delivering any required documentation or other materials.

6.       Right of Holders to Require the Company to Repurchase Notes upon a Fundamental Change. Subject to the other terms of the Indenture, if a Fundamental Change occurs, then each Holder will have the right to require the Company to repurchase such Holder’s Notes (or any portion thereof in an Authorized Denomination) for cash in the manner, and subject to the terms, set forth in Section 4.02 of the Supplemental Indenture.

7.       Right of the Holder to Redeem the Notes; Redemption at Option of the Company. Subject to the other terms of the Indenture, each of the Company and the Holder will have the right to redeem the Notes for cash in the manner, and subject to the terms, set forth in Section 4.03 of the Indenture.

A-4

8.       Conversion. ~~Each of the Company and the~~The Holder will have the right to convert this Note into Conversion Consideration in the manner, and subject to the terms, set forth in Article 5 of the Supplemental Indenture.

9.       When the Company May Merge, Etc. Article 6 of the Supplemental Indenture places limited restrictions on the Company’s ability to be a party to a Business Combination Event.

10.       Defaults and Remedies. If an Event of Default occurs, then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding may (and, in certain circumstances, will automatically) become due and payable in the manner, and subject to the terms, set forth in Article 7 of the Supplemental Indenture.

11.       Amendments, Supplements and Waivers. The Company and the Trustee may amend or supplement the Indenture or the Notes or waive compliance with any provision of the Supplemental Indenture or the Notes in the manner, and subject to the terms, set forth in Article 8 of the Supplemental Indenture.

           ~~Collateral. The obligations of the Company under the Indenture and this Note are secured by the Collateral, as set forth in the Pledge Agreement. The Collateral may be released in certain circumstances set forth in Section 8.01 of the Supplemental Indenture.~~

12.       [Reserved].

~~12.~~13.       No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the Indenture or the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any Note, each Holder waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

~~13.~~14.       Authentication. No Note will be valid until it is authenticated by the Trustee. A Note will be deemed to be duly authenticated only when an authorized signatory of the Trustee (or a duly appointed authenticating agent) manually signs the certificate of authentication of such Note.

~~14.~~15.       Abbreviations. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).

~~15.~~16.       Governing Law. THIS NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

A-5

* * *

To request a copy of the Indenture, which the Company will provide to any Holder at no charge, please send a written request to the following address:

Tellurian Inc.

1201 Louisiana Street, Suite 31000

Houston, TX 77002

Attention: Legal Department

A-6

ASSIGNMENT FORM

TELLURIAN INC.

6.00% Senior ~~Secured~~ Convertible Notes due 2025

Subject to the terms of the Indenture, the undersigned Holder of the within Note assigns to:

Name:

Address:

Social security or tax identification number:

the within Note and all rights thereunder irrevocably appoints:

as agent to transfer the within Note on the books of the Company. The agent may substitute another to act for him/her.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

A-7

EXHIBIT B

[RESERVED]

B-1

EXHIBIT C

FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE

TELLURIAN INC.

6.00% Senior ~~Secured~~ Convertible Notes due 2025

Subject to the terms of the Indenture, by executing and delivering this Fundamental Change Repurchase Notice, the undersigned Holder of the Note identified below is exercising its Fundamental Change Repurchase Right with respect to (check one):

☐	the entire principal amount of

☐	$ * aggregate principal amount of

the Note identified by CUSIP No.                       and Certificate No.                      .

The undersigned acknowledges that this Notice, duly endorsed for transfer, must be delivered to the Paying Agent before the Fundamental Change Repurchase Price will be paid.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

* Must be an Authorized Denomination.

C-1

EXHIBIT D

[RESERVED]

D-1

EXHIBIT E

~~FORM OF COMPANY CONVERSION NOTICE~~

[RESERVED]

~~TELLURIAN INC.~~

~~6.00% Senior Secured Convertible Notes due 2025~~

~~Subject to the terms of the Indenture, by executing and delivering this Conversion Notice, the Company hereby notifies the Holder of the Note (with a copy to the Trustee) of the entire principal amount of the Notes identified by CUSIP No.                       and Certificate No.                       .By delivering this Company Conversion Notice, the Company hereby represents and warrants that the Equity Conditions are satisfied as of the date hereof. The Company acknowledges that if the Conversion Date of a Note to be converted is after a Regular Record Date and before the next Interest Payment Date, then the Holder of such Note shall be entitled to an amount of cash equal to the interest that would have accrued on such Note to, but excluding, such Interest Payment Date.~~

 	 	 	~~Tellurian Inc.~~
~~Date:~~	 	 	~~By:~~	
 	 	 	 	~~Name:~~
 	 	 	 	~~Title:~~

E-1

EXHIBIT F

FORM OF HOLDER CONVERSION NOTICE

TELLURIAN INC.

6.00% Senior ~~Secured~~ Convertible Notes due 2025

Subject to the terms of the Indenture, by executing and delivering this Holder Conversion Notice, the Holder hereby notifies the Company of the Holder’s election to convert (check one):

☐       the entire principal amount of

☐       $                     * aggregate principal amount of

☐       the entire Acceleration Amount due under

☐       $                     † aggregate principal amount constituting a portion of the Acceleration Amount due under

the Note identified by CUSIP No.                       and Certificate No.                      .

Holder contact information:

Contact Name:

Contact Address:

Contact Email:

Contact Telephone:

By delivering this Holder Conversion Notice, the undersigned Holder hereby represents and warrants that (i) such Holder together with their other Attribution Parties will not collectively beneficially own in the aggregate in excess of the Maximum Percentage of the number of shares of Common Stock outstanding immediately after giving effect to the conversion provided for in this Holder Conversion Notice and (ii) Section 5.09(B) has been complied with.

The undersigned acknowledges that this Notice, duly endorsed for transfer, must be delivered to the Conversion Agent before any Conversion Consideration will be delivered.

Delivery Instructions:

Unless the Holder directs otherwise below, the Holder hereby requests that the Conversion Consideration (which includes shares of Common Stock in connection with the conversion of the Note and cash in respect of any accrued and unpaid interest on the Note) be delivered to the Holder as follows: (i) the shares of Common Stock in connection with the conversion of the Note shall be credited to the Holder’s (or its designee’s) account at the Depository Trust Company (DTC) through the Transfer Agent’s Deposit/Withdrawal At Custodian (DWAC) system; and (ii) any cash with respect to any accrued but unpaid interest on the Note shall be wired to the Holder, in each case as set forth below.

*	Must be an Authorized Denomination.
†	Must be an Authorized Denomination.

F-1

DTC Account Information for Delivery of Common Stock in Connection with Conversion of Note:

Holder Name:

DTC Participant Name and Number:

DTC Participant Phone Number and Contact Email:

Account Name:

Account Number:

Wire Instructions for Delivery of Cash in Respect of Accrued and Unpaid Interest on Note:

Holder Name:

Bank:

Bank:

ABA:

Swift:

Account Number:

Account Name:

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

F-2

EXHIBIT G

FORM OF NOTICE OF ACCEPTANCE OF OPTIONAL REDEMPTION

TELLURIAN INC.

6.00% Senior Secured Convertible Notes due 2025

Subject to the terms of the Indenture, by executing and delivering this Notice of Acceptance of Optional Redemption, the undersigned Holder of the Note identified below accepts the Company’s offer of an Optional Redemption with respect to

☐       the entire principal amount of

☐       $                     ‡ aggregate principal amount of

the Note identified by CUSIP No.                       and Certificate No.                      .

The undersigned acknowledges that this Notice, duly endorsed for transfer, must be delivered to the Paying Agent within fifteen (15) Business Days of the date of the applicable Optional Redemption Notice.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature Guarantee Medallion Program

By:
Authorized Signatory

‡	Must be an Authorized Denomination.

G-1

Exhibit C

TRANSACTION AGREEMENT AND CONSENT

September [●], 2022

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: Tellurian Inc. Notes Administrator

Tech Opportunities LLC

c/o Hudson Bay Capital Management LP

28 Havemeyer Place, 2nd Floor

Greenwich, Connecticut 06830

Attention: Eric Helenek

Tellurian Inc.
1201 Louisiana Street, Suite 3100
Houston, Texas 77002
Attention: Graham A. McArthur, Treasurer

Ladies and Gentlemen:

Reference is hereby made to (a) the Indenture, dated as of June 3, 2022 (the “Base Indenture”), by and between Tellurian Inc., a Delaware corporation (the “Company”), and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by (i) the First Supplemental Indenture, dated as of June 3, 2022 (the “First Supplemental Indenture”), by and among the Company, the Trustee, and Tech Opportunities LLC, as collateral agent (the “Collateral Agent”), and (ii) the Second Supplemental Indenture, dated as of July 18, 2022 (the “Second Supplemental Indenture” and the Base Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), by and between the Company and the Trustee and (b) the Company’s $500,000,000 aggregate principal amount of 6.00% Senior Secured Convertible Notes due 2025 (the “Notes”) issued and outstanding thereunder. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture, unless indicated otherwise.

The Company has informed Tech Opportunities LLC, the sole beneficial holder of the Notes (the “Holder”), the Trustee, and the Collateral Agent that: (a) substantially concurrently with the Company’s execution and delivery of this Transaction Agreement and Consent, the Company is entering into an underwriting agreement with respect to the sale of units consisting of $1,000 principal amount of 11.25% Senior Secured Notes due 2027 and 75 Warrants of the Company on the terms set forth in the prospectus supplement filed by the Company on August 29, 2022, as supplemented and amended by the free writing prospectus filed by the Company on September [●], 2022 (the “Offering”); (b) the Company intends to consummate the Offering on or about September [●], 2022 (the “Offering Closing”); and (c) substantially concurrently with and subject to the Offering Closing, the Company will exchange with the Holder, pursuant to Section 3(a)(9) of the U.S. Securities Act of 1933, as amended, $250,000,000 of the aggregate principal amount of the Holder's currently outstanding Note, for a payment of $250,000,000, which payment will be accompanied by all accrued and unpaid interest thereon and a $50,000,000 exchange premium, and the $[●] aggregate consideration in respect thereof will be paid directly by the Company to the Holder with (i) $[●] of cash by wire transfer of immediately available funds or other means approved by the Holder and (ii) [●] Freely Tradable shares (the “Shares”) of common stock of the Company (the “Conditional Partial Exchange”) (it being understood that the term “Freely Tradable” in this sentence shall have the meaning ascribed to it in the Indenture, except for the replacement of “upon conversion of a Note” with “in connection with the Conditional Partial Exchange”). The Offering Closing and the Conditional Partial Exchange are referred to herein collectively as the “Condition Transactions”. In connection with the Condition Transactions, the Company has requested that the Holder, the Trustee, and the Collateral Agent enter into this Transaction Agreement and Consent to evidence their agreement and consent to the matters set forth herein. The Company covenants and agrees that the indenture governing the senior secured notes to be issued in the Offering will conform in all material respects to the terms set forth in the most recent publicly disclosed “Description of Notes” included in the offering materials for the Offering.

Accordingly, pursuant to Section 8.02(A) and Section 11.04(C)(1) of the Indenture, the Holder hereby irrevocably: (a) accepts the offer contemplated by and the terms and conditions of the Conditional Partial Exchange, for all purposes of the First Supplemental Indenture, and waives any notice, minimum redemption amount, acceptance, and other similar conditions and requirements set forth in the First Supplemental Indenture that would otherwise apply to (or prohibit or restrict) the Conditional Partial Exchange; (b) agrees that, substantially concurrently with the consummation of the Condition Transactions: (i) the Company may and the Trustee shall enter into the Third Supplemental Indenture attached hereto as Annex A (the “Third Supplemental Indenture”) in order to effectuate the amendments to the Indenture and the Notes contained therein (and, in accordance with Sections 8.06, 13.02 and 13.03 of the First Supplemental Indenture, the Trustee hereby irrevocably agrees to enter into the Third Supplemental Indenture substantially concurrently with (A) the consummation of the Condition Transactions and (B) its receipt of the Officer’s Certificate and Opinion of Counsel contemplated by Section 8.06 of the First Supplemental Indenture) and (ii) the Pledged Collateral shall be automatically and irrevocably released from the Liens created by the Pledge Agreement, the Pledge Agreement shall be automatically and irrevocably terminated and of no further force and effect, and all rights to the Pledged Collateral shall revert to the Pledgor, in each case, without any further action by any party (the “Pledged Collateral Release”); and (c) agrees that the Collateral Agent shall be irrevocably authorized and directed to take the actions contemplated by the immediately following paragraph.

Upon the occurrence of the Pledged Collateral Release, the Collateral Agent hereby agrees: (a) to promptly deliver to the Pledgor (or its designee) any of the Pledged Collateral (including, without limitation, any certificated securities) in the possession of the Collateral Agent; (b) that the Pledgor (or its designee) shall be automatically and irrevocably authorized (without any further action by any party) to file of record the UCC-3 financing statement termination attached hereto as Annex B and any other UCC-3 financing statements that may be necessary to terminate any financing statements filed of record to perfect any security interests granted by the Pledgor to the Collateral Agent on the Pledged Collateral to secure any of the Secured Obligations; and (c) at the request and sole expense of the Company or the Pledgor, to promptly execute and deliver to the Company and the Pledgor all such authorizations, documents, and other instruments and take such other actions that the Company or the Pledgor may reasonably request to effect or evidence the Pledged Collateral Release.

The Holder hereby (a) represents and warrants to the Company, the Trustee, and the Collateral Agent that as of the date hereof it is the holder of all of the Notes and directs the Trustee and Collateral Agent to enter into this Transaction Agreement and Consent and (b) makes the representations, warranties, acknowledgments, and agreements set forth in Annex C attached hereto and agrees that it shall be deemed to make such representations, warranties, acknowledgments, and agreements on the date on which the Holder receives any Shares pursuant to the Conditional Partial Exchange (such date, the “Closing Date”). The Company hereby makes the representations and warranties set forth in Annex D attached hereto and agrees that it shall be deemed to make such representations and warranties on the Closing Date. The Trustee and the Collateral Agent shall be entitled to conclusively rely on this Transaction Agreement and Consent and shall have no liability for its actions taken in connection herewith.

The Company hereby agrees that on the Closing Date the Company shall pay all reasonable and documented out-of-pocket expenses and costs of the Holder (including, without limitation, the reasonable and documented attorney fees and expenses of counsel for the Holder) in connection with the preparation, negotiation, execution and approval of this Transaction Agreement and Consent and the transactions contemplated hereby.

THIS TRANSACTION AGREEMENT AND CONSENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THEREOF THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Transaction Agreement and Consent to be duly executed and delivered as of the date first set forth above.

TELLURIAN INC.

By:
Name:
Title:

[Signature Page –Transaction Agreement and Consent]

TECH OPPORTUNITIES LLC,
as the Holder

By:
Name:
Title:

[Signature Page –Transaction Agreement and Consent]

Acknowledged and agreed to as of the date first above written:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

TECH OPPORTUNITIES LLC,
as Collateral Agent

By:
Name:
Title:

[Signature Page –Transaction Agreement and Consent]

Annex A

Form of Third Supplemental Indenture

See attached

Annex B

Form of UCC-3 Financing Statement Termination

See attached

Annex C

Representations, Warranties, and Acknowledgements of the Holder

1.	The Holder represents and warrants to the Company that, as of the date of this Transaction Agreement and Consent and as of the Closing Date:

(a)            Organization; Authority. The Holder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to conduct its business as currently conducted and enter into and to consummate the transactions contemplated by this Transaction Agreement and Consent and otherwise to carry out its obligations hereunder.

(b)            Validity; Enforcement. This Transaction Agreement and Consent has been duly and validly authorized, executed and delivered on behalf of the Holder and shall constitute the legal, valid and binding obligations of the Holder enforceable against the Holder in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c)            No Conflicts. The execution, delivery and performance by the Holder of this Transaction Agreement and Consent and the consummation by the Holder of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Holder, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Holder is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Holder, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Holder to perform its obligations hereunder.

(d)            Investor Status. The Holder is either a “qualified institutional buyer” or an “institution” that is an “accredited investor” for purposes of Rule 163B(c) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “1933 Act”).

Annex D

Representations and Warranties of the Company

1.	The Company represents and warrants to the Holder that, as of the date of this Transaction Agreement and Consent and as of the Closing Date:

(a)            As used herein, the “knowledge of the Company,” “the Company’s knowledge,” the “knowledge of any Subsidiary of the Company,” “the Subsidiary’s knowledge,” or any other similar knowledge qualification, means the actual knowledge of Octávio Simões, Kian Granmayeh, Daniel Belhumeur, Khaled Sharafeldin, Charif Souki and John Howie.

(b)            Disclosure. No event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur with respect to the Company, any of its Subsidiaries (as defined below) or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-3 filed with the United States Securities and Exchange Commission (the “SEC”) relating to an issuance and sale by the Company of any shares of Common Stock (as defined below) and which has not been publicly announced.

“Subsidiaries” means any Person in which the Company, directly or indirectly, (I) owns a majority of the outstanding capital stock or holds any equity or similar interest of such Person or (II) controls or operates the business, operations and administration of such Person, and each of the foregoing, is individually referred to herein as a “Subsidiary.”

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any Governmental Entity (as defined below) or any department or agency thereof.

“Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.

(c)            Organization and Qualification. Each of the Company and each of its Subsidiaries are entities duly organized and validly existing and in good standing (if a good standing concept exists in such jurisdiction) under the laws of the jurisdiction in which they are formed, and have the requisite organizational power and authority to own their properties and to carry on their business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing (if a good standing concept exists in such jurisdiction) in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect (as defined below). Other than the Persons (as defined below) set forth on Schedule 1(c), the Company has no significant Subsidiaries within the meaning of Rule 1-02(w) of Regulation S-X.

“Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (ii) the transactions contemplated by this Transaction Agreement and Consent or any other agreements or instruments to be entered into in connection herewith, taken as a whole, or (iii) the authority or ability of the Company or any of its Subsidiaries to perform any of their respective obligations hereunder.

(d)            Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Transaction Agreement and Consent and to issue the Shares in accordance with the terms hereof. The execution and delivery of this Transaction Agreement and Consent and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the reservation for issuance and issuance of the Shares) have been duly authorized by the Company’s Board of Directors (the “Board of Directors”), and (other than (i) any filings as may be required by any state securities agencies and (ii) a Supplemental Listing Application with the NYSE American (the “Principal Market”) (collectively, the “Required Filings”)) no further filing, consent or authorization is required by the Company or the Board of Directors or its stockholders. This Transaction Agreement and Consent has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution that may be limited by federal or state securities law.

(e)            No Conflicts. The execution, delivery and performance by the Company of this Transaction Agreement and Consent and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the reservation for issuance and issuance of the Shares) will not (i) result in a violation of the Certificate of Incorporation (as defined below), Bylaws (as defined below), certificate of formation, memorandum of association, articles of association, bylaws or other organizational documents of the Company or any of its Subsidiaries, or any capital stock or other securities of the Company or any of its Subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) assuming the accuracy of the representations and warranties in Annex C, result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations and the rules and regulations of the Principal Market and including all applicable foreign, federal and state laws, rules and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, assuming, with respect to clauses (ii) and (iii) above, the making of the Required Filings and except in the case of clauses (ii) and (iii) above, for such breaches, violations or conflicts as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(f)            Financial Statements. During the one (1) year prior to the date of this Transaction Agreement and Consent and the Closing Date, the Company has timely filed all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the SEC (other than Section 16 ownership filings) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (reports filed in compliance with the time period specified in Rule 12b-25 promulgated under the 1934 Act shall be considered timely for this purpose) (all of the foregoing filed prior to the date of this Transaction Agreement and Consent and incorporated in the registration statement on Form S-3ASR (Commission File No. 333-235793) (as amended, and including any replacement thereof, the “Registration Statement”) filed by the Company with the SEC pursuant to the 1933 Act, as such Registration Statement may be amended and supplemented from time to time, and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Company has delivered or has made available to the Holder or its representatives true, correct and complete copies of each of the SEC Documents not available on the EDGAR system. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not anticipated to be material as of the date hereof, individually or in the aggregate) in accordance with GAAP. The Company is not currently contemplating to amend or restate any of the financial statements (including, without limitation, any notes or any letter of the independent accountants of the Company with respect thereto) included in the SEC Documents (the “Financial Statements”), nor is the Company currently aware of facts or circumstances which would require the Company to amend or restate any of the Financial Statements, in each case, in order for any of the Financials Statements to be in material compliance with GAAP and the rules and regulations of the SEC. The Company has not been informed by its independent auditors that they recommend that the Company amend or restate any of the Financial Statements or that there is any need for the Company to amend or restate any of the Financial Statements.

(g)            Absence of Certain Changes. Since the date of the Company’s most recent audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”), except as disclosed in a subsequent SEC Document filed prior to the date of this Transaction Agreement and Consent, there has been no development in the business, assets, liabilities, properties, operations (including results thereof), or condition (financial or otherwise) of the Company or any of its Subsidiaries that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since the date of the Company’s audited financial statements contained in the Annual Report, except as disclosed in a subsequent SEC Document filed prior to the date of this Transaction Agreement and Consent or as set forth on Schedule 1(g), neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, outside of the ordinary course of business, (iii) made any capital expenditures, individually or in the aggregate, outside of the ordinary course of business or (iv) made any revaluation of any of their respective assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets other than in the ordinary course of business.

(h)            Insolvency. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company or any of its Subsidiaries have any knowledge of any pending or threatened, or reason to believe that any of their respective creditors intend to initiate, involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Company and its Subsidiaries, on a consolidated basis, are not as of the date of this Transaction Agreement and Consent and as of the Closing Date, and after giving effect to the transactions contemplated hereby to occur on the Closing Date, will not be, Insolvent (as defined below).

“Insolvent” means, with respect to the Company and its Subsidiaries, on a consolidated basis, (a) the present fair saleable value of the Company’s and its Subsidiaries’ assets is less than the amount required to pay the Company’s and its Subsidiaries’ total Indebtedness (as defined below), (b) the Company and its Subsidiaries are unable to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (c) the Company and its Subsidiaries intend to incur or believe that they will incur debts that would be beyond their ability to pay as such debts mature.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP excluding any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the date of this Transaction Agreement and Consent) (other than trade payables entered into in the ordinary course of business consistent with past practice), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any preemptive or similar rights, mortgages, defects, claims, liens, pledges, charges, taxes, rights of first refusal, encumbrances, security interests and other encumbrances (collectively, “Liens”) upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (g) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) above (excluding in each case minimum volume commitments entered into in the ordinary course of business).

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(i)            Equity Capitalization.

(i)            Authorized and Outstanding Capital Stock. As of the date hereof and as of the Closing Date, the authorized capital stock of the Company consists of (A) 800,000,000 shares of the Company’s common stock, par value $0.01 per share (together with any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock, the “Common Stock”), of which [564,856,629] are issued and outstanding as of the date hereof and [●] shares are reserved for issuance pursuant to Convertible Securities (as defined below) (other than the Company securities set forth on Schedule 1(i)(i) and the Series C Preferred Stock (as defined below)) exercisable or exchangeable for, or convertible into, shares of Common Stock and (B) 100,000,000 shares of preferred stock, par value $0.01 per share, of which 8,000,000 shares are designated as Series C convertible preferred stock (the “Series C Preferred Stock”), of which 6,123,782 shares of Series C Preferred Stock are issued and outstanding. No shares of Common Stock are held in the treasury of the Company.

“Convertible Securities” means any capital stock or other security of the Company or any of its Subsidiaries that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock (including, without limitation, Common Stock) or other security of the Company (including, without limitation, any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities) or any of its Subsidiaries.

(ii)            Valid Issuance; Available Shares; Affiliates. All of the outstanding shares of Common Stock are duly authorized and have been validly issued and are fully paid and nonassessable. Schedule 1(i)(ii) sets forth the number of shares of Common Stock that are (A) reserved for issuance pursuant to Convertible Securities (other than the Company securities set forth on Schedule 1(i)(i)) as of the date hereof and as of the Closing Date and (B) that are, as of the date hereof, owned by Persons who are “affiliates” (as defined in Rule 405 of the 1933 Act and calculated based on the assumption that only officers, directors and holders of at least 10% of the Company’s issued and outstanding Common Stock are “affiliates” without conceding that any such Persons are “affiliates” for purposes of federal securities laws) of the Company or any of its Subsidiaries. To the Company’s knowledge, as of the date hereof, except as disclosed in the SEC Documents, no Person owns 10% or more of the Company’s issued and outstanding shares of Common Stock (calculated based on the assumption that all Convertible Securities, whether or not presently exercisable or convertible, have been fully exercised or converted (as the case may be) taking account of any limitations on exercise or conversion (including “blockers”) contained therein without conceding that such identified Person is a 10% stockholder for purposes of federal securities laws).

(iii)            Existing Securities; Obligations. Except as set forth on Schedule 1(i)(iii): (A) none of the Company’s or any Subsidiary’s shares, interests or capital stock is subject to preemptive rights or any other similar rights or Liens suffered or permitted by the Company or any Subsidiary; (B) other than awards to employees, directors, and consultants of the Company under equity incentive plans adopted by the Board of Directors of the Company and as described in the SEC Documents, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares, interests or capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of the Company or any of its Subsidiaries; (C) except as described in the SEC Documents, there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act; (D) except as described in the Notes and the Indenture, there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (E) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares; and (F) neither the Company nor any of its Subsidiaries has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement, other than stock appreciation rights or “phantom stock” awards that may be issuable under the Company’s incentive compensation plans.

(iv)            Organizational Documents. The Company has made available to the Holder true, correct and complete copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof and the Closing Date (the “Certificate of Incorporation”), and the Company’s bylaws, as amended and as in effect on the date hereof and the Closing Date (the “Bylaws”).

(j)            Litigation. There is no material action, suit, arbitration, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, other Governmental Entity, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the Common Stock, or any of the Company’s or its Subsidiaries’ officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such. To the knowledge of the Company, no director, officer or employee of the Company or any of its Subsidiaries has willfully violated 18 U.S.C. § 1519 or engaged in spoliation in reasonable anticipation of litigation. Without limitation of the foregoing, to the knowledge of the Company, there is not pending, contemplated or anticipated, any inquiry or investigation by the SEC involving the Company, any of its Subsidiaries or any current director or officer of the Company or any of its Subsidiaries. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the 1933 Act or the 1934 Act. Neither the Company nor any of its Subsidiaries is subject to any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that names the Company or any of its Subsidiaries and, to the Company’s knowledge, neither the Company nor any of its Subsidiaries is subject to any other order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that would reasonably be expected to have a Material Adverse Effect.

(k)            Environmental Laws.

(i)            The Company and its Subsidiaries (a) are in compliance with any and all Environmental Laws (as defined below), (b) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (c) are in compliance with all terms and conditions of any such permit, license or approval, except, in each of the foregoing clauses (a), (b) and (c), where the failure to so comply or to have such permits, licenses or other approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The representations and warranties set forth in this Section 1(k) are the Company’s sole and exclusive representations and warranties regarding environmental matters.

The term “Environmental Laws” means all applicable federal, state, local or foreign laws or regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous materials, substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(ii)            No Hazardous Materials:

(A)            to the Company’s knowledge, have been disposed of or otherwise released from any real property (other than the interests in natural gas and oil properties leased or owned by them), facilities or other interests in real property owned or held under lease by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole (the “Real Property”) of the Company or any of its Subsidiaries in material violation of any Environmental Laws; or

(B)            to the Company’s knowledge, are present on, over, beneath, in or upon any Real Property or any portion thereof in quantities that would constitute a material violation of any Environmental Laws or in quantities, a manner or location that would reasonably be expected to require remedial action pursuant to any Environmental Laws. No prior use by the Company or any of its Subsidiaries of any Real Property has occurred that violates any Environmental Laws, which violation would have a Material Adverse Effect on the business of the Company or any of its Subsidiaries.

(iii)            To the Company’s knowledge, neither the Company nor any of its Subsidiaries knows of any other person who or entity which has stored, treated, recycled, disposed of or otherwise located on any Real Property any Hazardous Materials, including, without limitation, such substances as asbestos and polychlorinated biphenyls, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(iv)            To the knowledge of the Company, none of the Real Property is on any federal or state “Superfund” list or Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) list or any state environmental agency list of sites under consideration for CERCLIS, nor subject to any environmental related Liens.

(v)            Neither the Company nor its Subsidiaries is subject to any pending or, to the knowledge of the Company and its Subsidiaries, threatened claim or proceeding under any Environmental Laws, except for any claims or proceeding that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)            Issuance of Securities. The issuance of the Shares is duly authorized and, when issued and delivered in accordance with the terms hereof, the Shares shall be validly issued, fully paid and non-assessable, free from all Liens with respect to the issuance thereof.

(m)            Consents. The Company is not required to obtain any consent from, authorization or order of, or make any filing or registration with (other than the Required Filings and such consents, authorizations, filings or registrations the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), any Governmental Entity or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by the Transaction Agreement and Consent, in each case, in accordance with the terms hereof. To the Company’s knowledge, other than the Required Filings, all consents, authorizations, orders, filings and registrations which the Company or any Subsidiary is required to obtain pursuant to the preceding sentence have been or will be obtained or effected on or prior to the Closing Date, and neither the Company nor any of its Subsidiaries are aware of any facts or circumstances which are reasonably likely to prevent the Company or any of its Subsidiaries from obtaining or effecting any of the registration, application or filings contemplated by the Transaction Agreement and Consent. The Company is not in violation of the requirements of the Principal Market and, except with respect to future changes in the market price of the shares of Common Stock, has no knowledge of any facts or circumstances which could reasonably lead to delisting or suspension of the Common Stock.

(n)            Acknowledgment Regarding Holder’s Acquisition of the Shares. The Company acknowledges and agrees that the Holder is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Agreement and Consent and the transactions contemplated hereby and that no Holder is (i) an officer or director of the Company or any of its Subsidiaries, (ii) an “affiliate” (as defined in Rule 144) of the Company or any of its Subsidiaries or (iii) to its knowledge, a “beneficial owner” (as defined for purposes of Rule 13d-3 of the 1934 Act) of more than 4.99% of the shares of any voting class of the Company’s Common Stock. The Company further acknowledges that the Holder is not acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Agreement and Consent and the transactions contemplated hereby, and any advice given by the Holder or any of its representatives or agents in connection with the Transaction Agreement and Consent and the transactions contemplated hereby is merely incidental to the Holder’s acquisition of the Shares. The Company further represents to the Holder that the Company’s decision to enter into the Transaction Agreement and Consent has been based solely on the independent evaluation by the Company and its representatives. Neither the Company nor any of its Subsidiaries has paid or given, directly or indirectly any commission or other remuneration for soliciting the exchange of the securities in the Conditional Partial Exchange. The Company further acknowledges and agrees that the Holder has not paid any cash consideration or given any other consideration other than as set forth herein in connection with the transactions contemplated by this Transaction Agreement and Consent.

(o)            Indebtedness and Other Contracts. Except as set forth on Schedule 1(o), neither the Company nor any of its Subsidiaries (i) has any material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound; (ii) has any Liens securing any obligations in any amount filed against the Company or with respect to any of their respective assets (other than customary Liens on operated assets by the Company or its Subsidiaries in favor of Tellurian Production Holdings LLC or its Subsidiaries); or (iii) is in violation of any term of, or in default under, any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. The Company further represents that neither the Company nor its Subsidiaries is in violation of any term, or in breach of or default under, the Notes or the Indenture. Neither the Company nor any of its Subsidiaries have any liabilities or obligations required to be disclosed in the SEC Documents which are not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company’s or its Subsidiaries’ respective businesses consistent with past practices and which, individually or in the aggregate, do not or would not reasonably be expected to have a Material Adverse Effect.

(p)            Acknowledgement Regarding Holder’s Trading Activity. It is understood and acknowledged by the Company that (i) the Holder has not been asked by the Company or any of its Subsidiaries to agree, nor has the Holder agreed with the Company or any of its Subsidiaries, to desist, following the entry into the Transaction Agreement and Consent, from effecting any transactions in or with respect to (including, without limitation, purchasing or selling, long and/or short) any securities of the Company, or “derivative” securities based on securities issued by the Company or to hold any of the Shares for any specified term; (ii) the Holder, and counterparties in “derivative” transactions to which any the Holder is a party, directly or indirectly, presently may have a “short” position in the Common Stock which was established prior to (but not after) the Holder’s knowledge of the transactions contemplated by the Transaction Agreement and Consent; and (iii) the Holder shall not be deemed to have any affiliation with or control over any arm’s length counterparty in any “derivative” transaction. The Company further understands and acknowledges that following the entry into the Transaction Agreement and Consent, the Holder may engage in hedging and/or trading activities (including, without limitation, the location and/or reservation of borrowable shares of Common Stock) at various times during the period that the Shares are outstanding, and such hedging and/or trading activities (including, without limitation, the location and/or reservation of borrowable shares of Common Stock), if any, can reduce the value of the existing stockholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement, the Notes or this Transaction Agreement and Consent or any of the documents executed in connection herewith.

(q)            No Additional Agreements. The Company does not have any agreement or understanding with the Holder with respect to the transactions contemplated by the Transaction Agreement and Consent other than as specified in the Transaction Agreement and Consent.

(r)            Material Non-Public Information. The Company confirms that neither it nor any other Person acting on its behalf has provided the Holder or its counsel with any information that constitutes or would reasonably be expected to constitute material, non-public information concerning the Company or any of its Subsidiaries, other than the existence of the transactions contemplated by this Transaction Agreement and Consent and that following the filing of the Company’s Form 8-K on September 12, 2022, publicly disclosing the transactions contemplated by this Transaction Agreement and Consent, the Holder is not in possession of any material, non-public information concerning the Company or any of its Subsidiaries. The Company understands and confirms that the Holder has relied on and will rely on the foregoing representations in effecting transactions in securities of the Company. The Company acknowledges and agrees that the Holder does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Annex C.